UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

21st Century Insurance Group
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
21st Century Insurance Group (the “Company”) common stock, par value $0.001 per share (“Common Stock”)
	(2)	Aggregate number of securities to which transaction applies: 41,688,468*

* Pursuant to the Agreement and Plan of Merger, dated as of May 15, 2007, among the Company, American International Group, Inc. (“AIG”), and AIG TW Corp. (“Merger Sub”), as amended pursuant to Amendment No. 1 to Agreement and Plan of Merger, dated as of June 8, 2007, among the Company, AIG and Merger Sub, providing for the merger of Merger Sub with and into the Company (the “Merger”), shares of Common Stock (i) owned by AIG, Merger Sub or any other direct or indirect wholly owned subsidiary of AIG (except for shares held by any mutual fund advised or managed by any of AIG, Merger Sub or any other direct or indirect wholly owned subsidiary of AIG) at the effective time of the merger will remain outstanding and no consideration will be received therefor and (ii) owned by the Company or any direct or indirect wholly owned subsidiary of the Company (other than shares held on behalf of third parties) at the effective time of the Merger are to be cancelled without any consideration payable therefor. Accordingly, the aggregate number of securities to which the transaction applies excludes the anticipated number of such shares.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction, for purposes only of calculating the filing fee, is $811,083,026, which is the sum of (a) the product of (i) the 34,657,198 shares of Common Stock that are proposed to be converted into the right to receive the merger consideration, multiplied by (ii) the merger consideration of $22.00 per share of Common Stock, plus (b) the product of (i) 6,934,391, the number of shares of Common Stock underlying certain options to purchase such shares at a per-share exercise price of less than $22.00, multiplied by (ii) the amount by which the per-share merger consideration of $22.00 exceeds the $15.1952 per share weighted average exercise price of such options, plus (c) the product of (i) 96,879, the number of certain shares of restricted Common Stock multiplied by (ii) the per-share merger consideration of $22.00. The filing fee equals the proposed maximum aggregate value of the transaction multiplied by .0000307.

	(4)	Proposed maximum aggregate value of transaction: $811,083,026

	(5)	Total fee paid: $24,900.25

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

21ST CENTURY INSURANCE GROUP
6301 OWENSMOUTH AVENUE
WOODLAND HILLS, CALIFORNIA 91367

                   , 2007

To the stockholders of 21st Century Insurance Group:

You are cordially invited to attend a special meeting of the stockholders of 21st Century Insurance Group (the “Company”) to be held on                 , 2007 at 10:00 a.m., local time, at the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California  91367.

At the special meeting, you will be asked to consider and vote upon a proposal to approve a merger agreement among the Company, American International Group, Inc. (“AIG”), and AIG TW Corp. (“Merger Sub”).

The merger agreement provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger.

If the merger is completed, each share of Company common stock outstanding at the effective time of the merger (other than any shares held by AIG, Merger Sub or any other direct or indirect wholly owned subsidiary of AIG (except for shares held by any mutual fund advised or managed by any of AIG, Merger Sub or any direct or indirect wholly owned subsidiary of AIG), shares owned by the Company or any other direct or indirect wholly owned subsidiary of the Company (except for shares held on behalf of third parties), shares subject to certain Company benefit plans and shares owned by stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) will be cancelled and converted into the right to receive $22.00 in cash, without interest. As a result of the merger, the Company will be wholly owned by AIG.

To evaluate the proposed acquisition by AIG of all of the outstanding shares of our common stock not already owned by them, our board of directors formed a special committee consisting of John B. De Nault III, Carlene M. Ellis, Dr. R. Scott Foster and Keith W. Renken (the “Special Committee”). In its evaluation of the merger and the merger agreement, the Special Committee considered the opinion of its financial advisor, Lehman Brothers Inc. (“Lehman Brothers”), to the effect that, as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the cash consideration of $22.00 per share to be offered to stockholders of the Company (other than AIG and its subsidiaries) in the merger was fair, from a financial point of view, to such stockholders. The Lehman Brothers fairness opinion is attached as Annex B to the enclosed proxy statement. Our board of directors, acting on the recommendation of the Special Committee, has unanimously approved a resolution adopting the merger agreement.

Both the Special Committee and our board of directors have determined that the merger and the merger agreement are advisable, fair to and in the best interests of our stockholders (other than AIG and its subsidiaries). Therefore, acting on the recommendation of the Special Committee, our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

The merger cannot occur unless the merger agreement is approved by the affirmative vote of at least a majority of the votes entitled to be cast by the holders of our common stock. AIG has agreed to vote, or cause to be voted, all shares of Company common stock owned by AIG and its subsidiaries, in favor of  the proposal to adopt and approve the merger agreement.

Regardless of the number of shares you own, your vote is very important. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card or complete your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares). You retain the right to revoke the proxy at any time before it is actually voted by giving notice in writing to the Secretary of the Company, by giving notice in open meeting at the special meeting or by submitting a duly executed proxy bearing a later date. If you have instructed a broker, nominee, fiduciary or other custodian to vote your shares, you must follow directions received from the broker, nominee, fiduciary or other custodian to change or revoke your voting instructions. The failure to vote will have the same effect as a vote against the merger agreement. If you do not vote in favor of approval of the merger agreement and you fulfill other procedural requirements which are summarized in the accompanying proxy statement, Delaware law entitles you to a judicial appraisal of the fair value of your shares.

The enclosed proxy statement provides you with detailed information about the proposed merger, the merger agreement and the special meeting. We urge you to read the entire document carefully, including information incorporated by reference and included in annexes.

Michael J. Cassanego
Secretary

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of this transaction or the adequacy or accuracy of the disclosure in the enclosed proxy statement. Any representation to the contrary is a criminal offense.

The enclosed proxy statement is dated            , 2007 and is first being mailed to stockholders on or about               , 2007.

21ST CENTURY INSURANCE GROUP
6301 OWENSMOUTH AVENUE
WOODLAND HILLS, CALIFORNIA 91367

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD                     , 2007

To the stockholders of 21st Century Insurance Group:

We will hold a special meeting of stockholders of 21st Century Insurance Group (the “Company”) on            , 2007 at 10:00 a.m., local time, at the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California  91367. The purpose of the meeting is:

1.     to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of May 15, 2007, among the Company, American International Group, Inc. (“AIG”), and AIG TW Corp. (“Merger Sub”), as amended pursuant to Amendment No. 1 to Agreement and Plan of Merger, dated as of June 8, 2007, among the Company, AIG and Merger Sub; and

2.     to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

We have described the merger agreement and the related merger in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the merger agreement and the amendment thereto are attached as Annex A and Annex D, respectively to the proxy statement. The record date to determine who is entitled to vote at the special meeting is             , 2007. Only holders of Company common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.

Your vote is important.   To make sure your shares are represented at the special meeting, you should, as soon as possible, complete, sign, date and return the enclosed proxy card or complete your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet (or, if your shares are held in “street name,” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares). You retain the right to revoke the proxy at any time before it is actually voted by giving notice in writing to the Secretary of the Company, by giving notice in open meeting at the special meeting or by submitting a duly executed proxy bearing a later date. If you have instructed a broker, nominee, fiduciary or other custodian to vote your shares, you must follow directions received from the broker, nominee, fiduciary or other custodian to change or revoke your voting instructions. The failure to vote will have the same effect as a vote against the merger agreement. If you do not vote in favor of approval of the merger agreement and you fulfill other procedural requirements which are summarized in the accompanying proxy statement, Delaware law entitles you to a judicial appraisal of the fair value of your shares.

By Order of the Board of Directors,

Michael J. Cassanego
Secretary

Woodland Hills, California
                   , 2007

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy in the accompanying self-addressed postage pre-paid envelope (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares) as soon as possible.

i

ii

SUMMARY TERM SHEET

You are being asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 15, 2007, among 21st Century Insurance Group (the “Company”), American International Group, Inc. (“AIG”), and AIG TW Corp. (“Merger Sub”), as amended pursuant to Amendment No. 1 to Agreement and Plan of Merger, dated as of June 8, 2007, among the Company, AIG and Merger Sub, which is referred to in this proxy statement as the merger agreement. The merger agreement provides for the merger of Merger Sub with and into the Company. The Company would be the surviving corporation in the merger, and, immediately following the merger, AIG and its subsidiaries would have direct or indirect ownership of all of the outstanding capital stock of the Company. This summary term sheet briefly describes the most material terms of the proposed merger and may not contain all of the information that is important to you. The Company urges you to read carefully the entire proxy statement, including the information incorporated by reference and the annexes. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under “WHERE YOU CAN FIND MORE INFORMATION,” beginning on page105. Each item in this summary term sheet includes a page reference directing you to a more complete description of that item.

Parties Involved in the Proposed Transaction (page 16)

•       21st Century Insurance Group.   Founded in 1958, the Company is a Delaware corporation engaged in the business of providing direct-to-consumer personal auto insurance through its subsidiaries. With $1.4 billion of revenue in 2006, the Company insures over 1.5 million vehicles in 18 states, including California, Florida, New Jersey, Texas and the Company’s newest market, New York. The Company is executing a multi-year geographic expansion strategy. As a result, the Company now operates in markets that total approximately 66% of the U.S. private passenger automobile market. The Company increased the percentage of the U.S. private passenger automobile market in which it operates, up from approximately 18% in 2003. Customers can purchase insurance, service their policy or report a claim at www.21st.com or by phone with our licensed insurance professionals at 1-800-211-SAVE, 24 hours a day, 365 days a year. Service is offered in English and Spanish, both on the phone and on the web. 21st Century Insurance Company, 21st Century Casualty Company and 21st Century Insurance Company of the Southwest, all wholly owned subsidiaries of the Company, are rated A+ by A. M. Best, Fitch Ratings and Standard & Poor’s. Since July 27, 1998, AIG and its related entities have owned a controlling equity interest in the Company.

•       American International Group, Inc.   AIG is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG’s primary activities include both general insurance and life insurance & retirement services operations. AIG’s subsidiaries serve commercial, institutional and individual customers through an extensive worldwide property-casualty and life insurance network. Other significant activities include financial services and asset management. As a result of the merger, AIG and its subsidiaries will collectively acquire 100% ownership of the Company.

•       AIG TW Corp.   Merger Sub, a newly formed Delaware corporation and a wholly owned subsidiary of AIG, has been organized by AIG for the sole purpose of facilitating the merger. Merger Sub’s corporate existence will terminate upon consummation of the merger.

The Special Meeting (page 14)

•       Matters to be Considered (page 14).   At the special meeting, stockholders will consider and vote upon a proposal to adopt and approve the merger agreement.

•       Date, Time, Place (page 14).   The special meeting will be held on                 , 2007 at 10:00 a.m., local time, at the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California 91367.

•       Record Date and Quorum (page 14).   The Company has fixed                   , 2007 as the record date for the special meeting. Only holders of record of the Company’s common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. The presence at the special meeting, in person or by proxy, of the holders of a majority of shares of common stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.

•       Required Vote and Voting Rights (pages 15 and 14).   Stockholder adoption and approval of the merger agreement requires the affirmative vote of at least a majority of the votes entitled to be cast at the special meeting. Each share of the Company’s common stock is entitled to one vote. AIG has agreed to vote, or cause to be voted, all shares of Company common stock owned by AIG and its subsidiaries, in favor of the proposal to adopt and approve the merger agreement. This agreement by AIG ensures that the merger agreement will be adopted and approved by the holders of a majority of the votes entitled to be cast by the holders of the Company’s common stock, as required by Delaware law. A failure to vote your shares of Company common stock or an abstention from voting will have the same effect as a vote against the merger.

•       How Shares are Voted (page 15).   You may vote by attending the special meeting and voting in person by ballot, by completing the enclosed proxy card and then signing, dating and returning it in the self-addressed postage pre-paid envelope provided or by completing your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name,” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

•       Revocation of Proxies (page 15).   You may revoke your proxy at any time before it is actually voted by giving notice in writing to the Secretary of the Company, by giving notice in open meeting at the special meeting or by submitting a duly executed proxy bearing a later date. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.

Structure of the Transaction (page 17)

The proposed transaction is a merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger.

The Merger.   Following the satisfaction or waiver of other conditions to the merger, the following will occur in connection with the merger:

•       all shares of the Company’s common stock that are held by the Company or any other direct or indirect wholly owned subsidiary of the Company (except for shares held on behalf of third parties) will be cancelled and retired without any consideration payable therefor;

•       all shares of the Company’s common stock that are held by AIG, Merger Sub or any other direct or indirect wholly owned subsidiary of AIG (except for shares held by any mutual fund advised or managed by any of AIG, Merger Sub or any other direct or indirect wholly owned subsidiary of AIG) will remain outstanding and receive no consideration therefor;

•       each outstanding vested stock option (including those options that will vest on or before the first anniversary of the effective time of the merger) at the effective time of the merger issued under a Company stock option plan will be cancelled and each holder thereof will receive from the Company, on the closing date, an amount in cash equal to the product of (1) the excess, if any, of the per-share merger consideration of $22.00 over the per-share exercise price of such stock option, multiplied by (2) the number of shares subject to such stock option, less applicable taxes required to be withheld with respect to such payment;

•       each stock option that is scheduled to vest following the first anniversary of the effective time will be terminated and, as soon as practicable following the effective time, each holder thereof will receive from AIG restricted stock units of AIG’s common stock with a value (as reasonably determined in good faith by AIG) equal to the product of (1) the number of shares subject to such options multiplied by (2) the excess of the per-share merger consideration over the exercise price per share under such Company option;

•       each compensatory right of any kind, contingent or accrued, to acquire or receive shares or benefits measured by the value of shares, and each award of any kind consisting of shares that may be held, awarded, outstanding, payable or reserved for issuance under Company stock plans or benefit plans (other than stock options) (the “Company Awards”) that have vested or will vest on or before the first anniversary of the effective time of the merger will be cancelled and each holder thereof will receive from AIG an amount of cash equal to the product of (1) the number of shares actually or nominally subject to such Company Award immediately prior to the effective time multiplied by (2) the per-share merger consideration of $22.00, less applicable taxes required to be withheld with respect to such payment;

•       each Company Award that is scheduled to vest following the first anniversary of the effective time will be terminated and, as soon as practicable following the effective time, each holder thereof will receive from AIG restricted stock units of AIG’s common stock with a value (as reasonably determined in good faith by AIG) equal to the product of (1) the number of shares actually or nominally subject to such Company Awards multiplied by (2) the per-share merger consideration of $22.00;

•       each other share of Company common stock issued and outstanding immediately before the effective time of the merger (other than any share as to which a dissenting stockholder has perfected and not withdrawn appraisal rights under Delaware law) will be converted into the right to receive $22.00 in cash without interest;

•       each share of Merger Sub common stock will be converted into a specified number of shares of common stock of the Company, as the surviving corporation in the merger; and

•       each share of Company common stock the holders of which perfect their appraisal rights and strictly follow certain procedures in the manner prescribed by Section 262 of the General Corporation Law of the State of Delaware, or DGCL, will be cancelled and the holders of such shares will be entitled to receive payment of the fair value as determined pursuant to court appraisal proceedings of their shares in cash from the Company, as the surviving corporation of the merger.

Purpose and Reasons for the Merger (page 19)

The Company’s purpose in undertaking the merger is to allow its stockholders (other than AIG and its subsidiaries) to realize the value of their investment in the Company in cash at a price that represents a 32.6% premium to the market price of Company common stock before the public announcement of the initial proposal by AIG to acquire 100% ownership of the Company.

AIG’s and Merger Sub’s purpose for engaging in the merger is to increase AIG’s and its subsidiaries’ ownership of Company common stock from their current position of approximately 60.7% of the outstanding shares to 100%. Upon completion of the merger, the Company would become a privately held company wholly owned by AIG and its subsidiaries.

Certain Effects of the Merger (page 56)

Among other results of the merger, the stockholders of the Company (other than AIG and its subsidiaries) will no longer have any interest in, and will no longer be stockholders of, the Company and will not participate in any future earnings or growth of the Company, and AIG will own, directly or indirectly, all of the outstanding shares of the Company. Following the merger, Company common stock will no longer be publicly traded, and the Company will no longer file periodic reports with the Securities and Exchange Commission (“SEC”).

The Company’s Position as to the Fairness of the Merger; Recommendations of the Special Committee and the Board of Directors (pages 38 and 31)

Because certain members of the Company’s board of directors have actual or potential conflicts of interest in evaluating the merger, the board of directors appointed a Special Committee of independent directors, consisting of John B. De Nault III, Carlene M. Ellis, Dr. R. Scott Foster and Keith W. Renken (the “Special Committee”), to evaluate the merger and the merger agreement and make a recommendation to the board of directors with respect to the merger agreement.

Both the Special Committee and the board of directors of the Company, after careful consideration of numerous factors, have determined that the merger agreement and the merger are advisable, fair to and in the best interests of the Company’s stockholders (other than AIG and its subsidiaries).

Acting on the recommendation of the Special Committee, the board of directors has unanimously adopted a resolution approving the merger agreement and approved the merger. The board of directors, based in part on the recommendation of the Special Committee, recommends that the Company’s stockholders vote for the approval of the merger agreement.

Opinion of Financial Advisor to the Special Committee (page 40)

Lehman Brothers has delivered an opinion to the Special Committee to the effect that, based on and subject to the assumptions, limitations and qualifications set forth in the opinion, as of the date of the opinion, from a financial point of view, the consideration to be offered to the stockholders of the Company (other than AIG and its subsidiaries) in the merger is fair to such stockholders. The full text of Lehman Brothers’ written opinion is included in this proxy statement as Annex B. You should read the opinion carefully in its entirety.

As compensation for its services in connection with the merger, the Company agreed to pay Lehman Brothers a retainer of $200,000 and an opinion fee of $1 million upon the delivery of Lehman Brothers’ opinion. Additional compensation of $2,800,000 will be payable upon completion of the merger. In addition, the Company has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by the Special Committee and the rendering of the Lehman Brothers opinion.

Position of AIG and Merger Sub as to the Fairness of the Merger (page 36)

AIG and Merger Sub believe that the merger is substantively and procedurally fair to the stockholders of the Company (other than AIG and its subsidiaries). In arriving at their position as to the fairness of the merger, AIG and Merger Sub considered the factors discussed in the section entitled “SPECIAL FACTORS—Position of AIG as to the Fairness of the Merger to the Company’s Stockholders (other than AIG and its subsidiaries).’’

Interests of Certain Persons in the Merger (page 58)

In considering the recommendation of the board of directors, you should be aware that certain of the Company’s executive officers and directors and AIG and its subsidiaries have interests in the transaction that are different from, or are in addition to, the interests of the Company’s stockholders (other than AIG and its subsidiaries) generally. The Special Committee and the board of directors were aware of these potential or actual conflicts of interest and considered them along with other matters when they determined to recommend the merger. These interests, which are discussed in detail in the section entitled “SPECIAL FACTORS—Interests of Certain Persons in the Merger,” include the following:

•       certain members of the Company’s board of directors are affiliated with AIG and have actual or potential conflicts of interest in evaluating the merger;

•       Bruce Marlow is the Company’s President, Chief Executive Officer and Vice-Chairman, and a member of the board of directors. Upon consummation of the merger, it is anticipated that Mr. Marlow will continue in the position of President of the combined entity of the Company and the profit center of AIG’s subsidiaries called AIG Direct. At the request of AIG, Mr. Marlow has entered into a new employment agreement with the Company and AIG, which will be effective upon the consummation of the merger. The employment agreement supersedes both Mr. Marlow’s current retention agreement with the Company, as well as the Company’s 1998 Executive Severance Plan. Mr. Marlow’s employment agreement has a term through December 31, 2009, and provides for an annual base salary of not less than $950,000 and a target annual bonus of 100% of base salary. In addition, if Mr. Marlow remains employed for one year after the consummation of the merger or is otherwise terminated under certain circumstances within three years, he will receive retention and/or severance payments;

•       each member of management and the board of directors who holds a vested stock option (including those that will vest on or before the first anniversary of the effective time of the merger) at the effective time of the merger that was issued under a Company stock option plan will have the right to receive cash in respect of such stock option in an amount equal to the product of (1) the excess, if any, of the per-share merger consideration of $22.00 over the per-share exercise price of such stock option, multiplied by (2) the number of shares subject to such stock option, less applicable taxes required to be withheld with respect to such payment;

•       each member of management and the board of directors who holds a stock option scheduled to vest following the first anniversary of the effective time of the merger shall receive from AIG restricted stock units of AIG’s common stock with a value (as reasonably determined in good faith by AIG) equal to the product of (1) the number of shares subject to such option multiplied by (2) the excess, if any, of the per-share merger consideration of $22.00 over the exercise price per share under such Company option;

•       each member of management and the board of directors who holds a vested Company Award (including those that will vest on or before the first anniversary of the effective time of the merger) at the effective time of the merger issued under a Company Award plan will have the right to receive cash in respect of such Company Award in an amount equal to the product of (1) the number of shares actually or nominally subject to such Company Award immediately prior to the effective time multiplied by (2) the per-share merger consideration of $22.00, less applicable taxes required to be withheld with respect to such payment;

•       each member of management and the board of directors who holds a Company Award that is scheduled to vest following the first anniversary of the effective time of the merger shall receive from AIG restricted stock units of AIG’s common stock with a value (as reasonably determined in good faith by AIG) equal to the product of (1) the number of shares actually or nominally subject to such Company Awards multiplied by (2) the per-share merger consideration of $22.00;

•       in connection with the merger agreement, the Company has entered into retention and severance agreements with the following officers of the Company: Richard A. Andre; Michael J. Cassanego; Chong Ha; Marlis S. Kerby; Allen Lew; John M. Lorentz; Michael T. Ray; Caren L. Silvestri; Dean E. Stark; Anthony W. Tomich; and Jesus C. Zaragoza. The retention and severance agreements are effective upon the effective time of the merger and provide that, among other things, (i) each executive shall be entitled to receive a cash retention payment if the executive remains employed by the Company on the first anniversary of the effective time of the merger, (ii) if the executive is terminated without cause or terminates his employment for good reason before the third anniversary of the effective time of the merger, the executive will be entitled to receive a cash severance payment, as well as specified health and insurance benefits, and (iii) the executive agrees not to compete with the Company or solicit any Company employees for employment during the period the executive is employed with the Company and for a twelve-month period thereafter;

•       the merger agreement provides that the merger shall be treated as a “change in control” for purposes of the Company’s Supplemental Executive Retirement Plan (the “SERP”) and benefits under the SERP will cease to accrue as of the effective time of the Merger. Participants in the SERP who were actively employed by the Company as of the date of the merger will have the opportunity prior to the effective time of the Merger to make an election to have their benefits under the SERP be paid out to them in cash on January 4, 2008;

•       the merger agreement provides that following the merger indemnification and insurance arrangements will be maintained for the persons serving as the Company’s directors and officers; and

•       each member of the Special Committee received a fee of $1,500 for each Special Committee meeting attended in connection with the proposed merger. Such fees amounted to up to $6,000 per meeting and $237,000 in the aggregate, without regard to whether the Special Committee ultimately recommended approval of the merger agreement or whether the merger is consummated. The members of the Special Committee will also be reimbursed for their reasonable out-of-pocket travel and other expenses in connection with their service on the Special Committee.

No Solicitation of Transactions (page 78)

The merger agreement contains restrictions on the Company’s ability to (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any acquisition proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any confidential or non-public information to any person relating to, any acquisition proposal (except solely to provide written notice of the existence of these provisions), or (iii) otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

The Company may, however, if specified conditions are satisfied and the board of directors or Special Committee, as the case may be, determines in good faith after consultation with outside legal counsel that the failure to take such action would reasonably be expected to result in a violation of the directors’ fiduciary duties under applicable law, engage in negotiations or discussions with, and provide information about the Company to, any third party that makes an unsolicited bona fide written acquisition proposal that the board of directors or the Special Committee in good faith determines constitutes a superior proposal or is reasonably likely to result in a superior proposal. The board of directors or Special Committee may also withhold, withdraw or modify its recommendation of the merger agreement at any time prior to the time the Company requisite vote is obtained if it determines in good faith, after consultation with legal and financial advisors, that the failure to do so would reasonably be expected to result in a violation of the directors’ fiduciary duties under applicable laws.

Conditions to Completion of the Merger (page 82)

The obligations of the Company and/or AIG to complete the merger are subject to the satisfaction or waiver of various conditions specified in the merger agreement, including conditions relating to, among other things:

•       approval of the merger agreement by the Company’s stockholders;

•       the absence of any court or governmental entity enacting, issuing, promulgating, enforcing or entering any law that is in effect which restrains, enjoins or otherwise prohibits consummation of the merger;

•       obtaining necessary governmental consents and approvals for the transactions contemplated under the merger agreement;

•       the absence of any suit, action or proceeding in which a governmental entity is seeking an Adverse Condition (as defined in the merger agreement), or any law deemed applicable to the merger that is reasonably likely to result in an Adverse Condition;

•       performance by the parties of their obligations under the merger agreement; and

•       the accuracy of the parties’ representations and warranties under the merger agreement.

Termination of the Merger Agreement (page 84)

The merger agreement may be terminated at any time and for any reason prior to the effective time of the merger by mutual written consent of the Company (acting through the Special Committee, if then in existence) and AIG. Either the Company (acting through the Special Committee, if then in existence) or AIG may terminate the merger agreement at any time prior to the effective time of the merger if:

•       the merger is not consummated by November 30, 2007; provided, however, that if the Company or AIG determines that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the merger by any governmental entity, the termination date may be extended to a date not beyond February 29, 2008;

•       there is a failure to obtain approval of the merger agreement by the Company’s stockholders at the special meeting;

•       the board of directors of the Company (upon the recommendation of the Special Committee, if then in existence) or the Special Committee changes its recommendation of the transaction; or

•       any order or other governmental action prohibits the merger.

In addition, the Company (acting through the Special Committee, if then in existence) may terminate the merger agreement at any time prior to the effective time of the merger under specified circumstances relating to:

•       a breach of any representation, warranty, covenant or agreement made by AIG in the merger agreement which renders certain conditions to the completion of the merger incapable of being satisfied.

In addition, AIG may terminate the merger agreement at any time prior to the effective time of the merger under specified circumstances relating to:

•       a breach of any representation, warranty, covenant or agreement made by the Company in the merger agreement which renders certain conditions to the completion of the merger incapable of being satisfied.

In the event that the merger agreement is terminated by the Company or AIG as a result of a change in the board of directors’ or the Special Committee’s recommendation of the merger agreement, then the Company is required to pay AIG a termination fee of $24,300,000 no later than two (2) days after the date of such termination.

Litigation Related to the Merger (page 63)

Edward Bronstein v. 21st Century Insurance Group, et al. and Francis A. Sliwinski v. 21st Century Insurance Group, et al. allege that the Company, its directors and AIG have breached, or will breach, fiduciary duties as a result of AIG’s January 24, 2007 merger proposal to acquire the remaining shares of Company stock which AIG does not own. Both actions were filed in the Los Angeles Superior Court in January 2007 and seek class action certification and equitable relief. The Bronstein and Sliwinski actions have been consolidated into a single action captioned In re 21st Century Shareholder Litigation.

On May 23, 2007, a third action, Paul Roberts v. 21st Century Insurance Group, et al. was filed in Los Angeles Superior Court. The Roberts action alleges that the Company, its directors and AIG are breaching fiduciary duties by entering into the merger agreement dated May 15, 2007 and completing the contemplated merger. The Roberts action seeks class certification and equitable relief. The parties have agreed that the Roberts action should be consolidated with In re 21st Century Shareholder Litigation, and a consolidation motion has been filed.

The Company believes that each of the actions is without merit.

Federal Income Tax Consequences (page 63)

The receipt of cash in exchange for Company common stock will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. In general, United States holders of Company common stock who receive cash in exchange for their shares pursuant to the merger (including any cash received in connection with the exercise of appraisal rights) will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the holder’s adjusted tax basis in the shares and the amount of cash received. If the United States holder holds Company common stock as a capital asset, any gain or loss should generally be a capital gain or loss. If the United States holder has held the shares for more than one (1) year, any gain or loss should generally be a long-term gain or loss. The deductibility of capital losses is subject to limitations. Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger. See “SPECIAL FACTORS—Federal Income Tax Consequences.”

Appraisal Rights (page 65)

If you do not vote in favor of approval of the merger agreement and you fulfill other procedural requirements, Delaware law entitles you to a judicial appraisal of the fair value of your shares. See “SPECIAL FACTORS—Appraisal Rights.”

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers, presented for your convenience only, briefly address some commonly asked questions about the merger. You should still carefully read the entire proxy statement, including the information incorporated by reference and the annexes.

Q:             Why am I receiving these materials?

A:               The board of directors is providing these proxy materials to give you information for use in determining how to vote on the merger agreement in connection with the special meeting.

Q:             When and where is the special meeting?

A:               The special meeting will be held on                , 2007 at 10:00 a.m., local time, at the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California  91367.

Q:             What am I being asked to vote upon?

A:               You are being asked to consider and vote upon a proposal to adopt and approve the merger agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger.

Q:             Who can vote on the proposal to adopt and approve the merger agreement?

A:               All holders of Company common stock at the close of business on               , 2007, the record date for the special meeting, may vote in person or by proxy on the proposal to adopt and approve the merger agreement at the special meeting.

Q:             What vote is required to approve the merger agreement?

A:               Stockholder approval of the merger agreement requires the affirmative vote of at least a majority of the votes entitled to be cast at the special meeting by holders of Company common stock.

Q:             What will happen in the merger?

A:               Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in the merger. Merger Sub was formed by AIG solely for the purpose of acquiring all of the outstanding shares of Company common stock not already owned by AIG or its subsidiaries. After the merger, the Company will become a wholly owned subsidiary of AIG.

Q:             What will I receive in the merger?

A:               You will receive $22.00 in cash, without interest, in exchange for each share of common stock owned by you at the effective time of the merger, unless either (1) you are AIG, Merger Sub or any direct or indirect wholly owned subsidiary of AIG or (2) you vote against approval of the merger agreement and perfect your appraisal rights under Delaware law.

Q:             What are the reasons for the merger?

A:               The Company’s purpose in undertaking the merger is to allow its stockholders (other than AIG and its subsidiaries) to realize the value of their investment in the Company in cash at a price that represents a 32.6% premium to the market price of Company common stock before the public announcement of the initial proposal by AIG to acquire 100% ownership of the Company.

AIG’s and Merger Sub’s purpose for engaging in the merger is to increase AIG’s and its subsidiaries’ ownership of Company common stock from their current position of approximately 60.7% of the Company’s outstanding shares to 100%. Upon completion of the merger, the Company would become a privately held company wholly owned by AIG and its subsidiaries.

Q:             What was the role of the Special Committee?

A:               Because certain directors of the Company have actual or potential conflicts of interest in evaluating the merger, the board of directors appointed a Special Committee of independent directors to review and evaluate the proposed merger.

Q:             What is the recommendation of the Special Committee?

A:               The Special Committee has determined that the merger and the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders (other than AIG and its subsidiaries) and recommended to the Company’s board of directors that the merger and the merger agreement be approved and adopted. In arriving at its conclusion, the Special Committee considered the opinion of Lehman Brothers, its independent financial advisor, that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth in the opinion, from a financial point of view, the consideration to be offered to the stockholders of the Company (other than AIG and its subsidiaries) in the merger is fair to such stockholders.

Q:             What is the recommendation of the board of directors?

A:               The board of directors, based in part on the recommendation of the Special Committee, unanimously recommends that the Company’s stockholders vote FOR the approval of the merger agreement. Both the Special Committee and the board of directors of the Company, after careful consideration of numerous factors, have determined that the merger agreement and the merger are advisable, fair to and in the best interests of the stockholders of the Company (other than AIG and its subsidiaries). See “SPECIAL FACTORS—Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement” on page 31.

Q:             What are the consequences of the merger to present members of management and the board of directors?

A:               Immediately following the merger it is expected that the Company’s existing members of management will continue as management of the surviving corporation. Like other stockholders, members of management and the board of directors will be entitled to receive $22.00 per share in cash for each of their shares of Company common stock. The directors of Merger Sub at the effective time of the merger will be the initial directors of the Company, as the surviving corporation, until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

Each member of management and the board of directors who holds a stock option or Company Award at the effective time of the merger that was issued under a Company stock option or benefit plan will have the right to receive a predetermined amount of cash or restricted stock units of AIG’s common stock, as applicable, in respect of such stock option or Company Award.

In connection with the merger agreement, the Company and AIG have entered into a new employment agreement with Bruce W. Marlow, the Company’s President, Chief Executive Officer and Vice-Chairman, and a member of the board of directors, which will be effective upon the closing of the merger. In addition, the Company has also entered into retention and severance agreements with certain of its executive officers, which will be effective upon the consummation of the merger.

For more information, see “SPECIAL FACTORS—Interests of Certain Persons in the Merger” on page 58.

Q:             Is the Merger subject to the satisfaction of any conditions?

A:               Yes. Before completion of the transactions contemplated by the merger agreement, a number of closing conditions must be satisfied or waived. These conditions are described in this proxy statement in the section entitled “THE MERGER AGREEMENT—Conditions to the Merger.” These conditions include, among others, no order being entered which prevents the consummation of the merger; the obtaining of necessary governmental consents and approvals for the transactions contemplated by the merger agreement; the accuracy of the parties’ representations and warranties under the merger agreement; and the approval and adoption of the merger agreement and the merger by the stockholders of the Company. If these conditions are not satisfied or waived, the merger will not be completed even if the Company’s stockholders vote to adopt the merger agreement.

Q:             When do you expect the merger to be completed?

A:               We are working toward completing the merger as quickly as possible after the special meeting. We hope to complete the merger during the third quarter of 2007, although there can be no assurance that we will be able to do so.

Q:             What are the U.S. federal income tax consequences of the merger to holders of Company common stock (other than AIG and its subsidiaries)?

A:               The receipt of cash in exchange for Company common stock will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. In general, United States holders of Company common stock who receive cash in exchange for their shares pursuant to the merger (including any cash received in connection with the exercise of appraisal rights) will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the holder’s adjusted tax basis in the shares and the amount of cash received. If the United States holder holds Company common stock as a capital asset, any gain or loss should generally be a capital gain or loss. If the United States holder has held the shares for more than one (1) year, any gain or loss should generally be a long-term gain or loss. The deductibility of capital losses is subject to limitations. Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger. See “SPECIAL FACTORS—Federal Income Tax Consequences.”

Q:             How do I vote my Company common stock?

A:               After carefully reading and considering the information contained in this proxy statement, and whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy in the accompanying self-addressed postage pre-paid envelope or complete your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares) as soon as possible. For more information on how to vote your shares, see the section entitled “THE SPECIAL MEETING—How Shares are Voted; Proxies; Revocation of Proxies” on page 15.

Q:             What happens if I do not return a proxy card?

A:               If you neither vote at the meeting nor grant your proxy as described in this proxy statement, your shares will not be voted, which will have the effect of voting against the approval of the merger agreement.

Q:             May I vote in person?

A:               Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

Q:             May I change my vote after I have mailed my signed proxy card?

A:               Yes. You may revoke your proxy at any time before it is actually voted by giving notice in writing to the Secretary of the Company, by giving notice in open meeting at the special meeting or by submitting a duly executed proxy bearing a later date. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.

Q:             If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:               Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have the effect of voting against adoption of the merger agreement.

Q:             What does it mean if I receive more than one set of materials?

A.                This means you own shares of Company common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker; or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:             If the merger is completed, how will I receive the cash for my shares?

A.                If the merger is completed, you will be contacted by the bank or trust company designated by AIG to act as paying agent in connection with the merger. The paying agent will provide instructions that will explain how to surrender stock certificates. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares are held for you in “street name” by a broker, nominee, custodian or other fiduciary, you will receive instructions from the broker, nominee, custodian or other fiduciary as to how to effect the surrender of your shares and receive cash for those shares.

Q:             Should I send in my stock certificates now?

A:               No. If the merger is completed, you will receive written instructions for exchanging your Company stock certificates for cash.

Q:             What rights do I have to seek appraisal of my shares?

A:               The Company’s stockholders (other than AIG and its subsidiaries) are entitled to exercise appraisal rights in connection with the merger. If you do not vote in favor of the merger and it is completed, you may seek payment of the fair value of your shares under Delaware law. To do so, however, you must strictly comply with all of the required procedures under Delaware law. See “THE MERGER AGREEMENT—Appraisal Rights” beginning on page 69.

Q:             Who can help answer my questions?

A:               If you would like additional copies, without charge, of this proxy statement, or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you may contact us in writing at 21st Century Insurance Group, 6301 Owensmouth Avenue, Woodland Hills, California, 91367, or by telephone at (818) 704-3700.

FORWARD-LOOKING STATEMENTS

Any statements in this proxy statement about future expectations, plans and prospects, including statements regarding consummation of the proposed merger, constitute forward-looking statements. In some cases, forward-looking statements may be identified by their incorporation of forward-looking terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “should” or “will” and other comparable expressions. Forward-looking statements are subject to risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the matters discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Forward-Looking Statements” in the Company’s most recent quarterly or annual report filed with the SEC, as well as factors relating to the proposed merger, including (i) diversion of management attention from the operations of the business as a result of preparations for the proposed merger and the defense of litigation in connection with the proposed merger and (ii) the cost of litigation and other transaction related expenses that are expected to be incurred regardless of whether the proposed merger is consummated. Stockholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are made only as of the date of this proxy statement, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, (i) update such information through a supplement to this proxy statement and (ii) amend the Transaction Statement on Schedule 13E-3 filed in connection with the merger, in each case, to the extent necessary.

THE SPECIAL MEETING

Date, Time and Place

The special meeting will be held on               , 2007 at 10:00 a.m., local time, at the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California 91367.

Matters to be Considered

At the special meeting, stockholders will be asked to:

•       consider and vote upon a proposal to adopt and approve the merger agreement; and

•       transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date; Voting Rights

The Company has fixed               , 2007 as the record date for the special meeting. Only holders of record of Company common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. As of the close of business on the record date, there were                shares of Company common stock issued and outstanding held by approximately                holders of record.

Quorum

The presence in person or by proxy of a majority of the votes entitled to be cast by the holders of Company common stock will constitute a quorum at the special meeting.

Any shares of Company common stock held in treasury by the Company or by any of its subsidiaries are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.

Shares represented by proxies reflecting abstentions and properly executed broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote arises when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.

Required Vote

Stockholder adoption and approval of the merger agreement requires the affirmative vote of at least a majority of the votes entitled to be cast at the special meeting by holders of Company common stock.

AIG and its subsidiaries have agreed to vote in favor of the merger agreement shares beneficially owned by them representing approximately 60.7% of the Company’s outstanding common stock entitled to vote at the meeting.

A failure to vote, a vote to abstain or a broker non-vote will have the same effect as a vote AGAINST the proposal to adopt and approve the merger agreement.

If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting (except for any proxies that have been revoked or withdrawn).

How Shares are Voted; Proxies; Revocation of Proxies

You may vote by attending the special meeting and voting in person by ballot, by completing the enclosed proxy card and then signing, dating and returning it in the postage pre-paid envelope provided or by completing your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

Shares represented by a properly executed proxy on the accompanying proxy card will be voted at the special meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions. If you submit a proxy by signing and returning a proxy card without giving voting instructions, the persons named as proxies on the proxy card will vote your shares FOR the approval of the merger agreement.

As of the date of this proxy statement, the Company does not expect a vote to be taken on any matters at the special meeting other than the proposal to adopt and approve the merger agreement. The accompanying proxy card gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other matters that properly come before the special meeting.

You may revoke your proxy at any time before it is actually voted by giving notice in writing to the Secretary of the Company, by giving notice in open meeting at the special meeting or by submitting a duly executed proxy bearing a later date. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.

Solicitation of Proxies

This proxy statement is being furnished in connection with the solicitation of proxies by the Company’s board of directors. The Company will bear the costs of soliciting proxies. These costs include the preparation, assembly and mailing of the proxy statement, the notice of the special meeting of stockholders and the enclosed proxy, as well as the cost of forwarding these materials to the beneficial owners of Company common stock. The Company’s directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by mail, e-mail or telephone, in person or via the Internet.

Appraisal Rights

Stockholders who do not vote in favor of approval of the merger agreement and who otherwise strictly comply with the procedures for perfecting appraisal rights under the applicable statutory provisions of Delaware law summarized elsewhere in this proxy statement may demand payment of the “fair value” of their shares in cash in connection with the consummation of the merger. See “SPECIAL FACTORS—Appraisal Rights.”

Adjournment

If the special meeting is adjourned to a different place, date or time, the Company need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless a new record date is or must be set for the adjourned meeting, or if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed.

Attending the Special Meeting

In order to attend the special meeting in person, you must be a stockholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of the Company. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment of the meeting.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION

21st Century Insurance Group
6301 Owensmouth Avenue
Woodland Hills, CA 91367
Telephone: 818-704-3700

Founded in 1958, the Company is a Delaware corporation engaged in the business of providing direct-to-consumer personal auto insurance through its subsidiaries. With $1.4 billion of revenue in 2006, the Company insures over 1.5 million vehicles in 18 states, including California, Florida, New Jersey, Texas and the Company’s newest market, New York. The Company is executing a multi-year geographic expansion strategy. As a result, the Company now operates in markets that total approximately 66% of the U.S. private passenger automobile market. The Company increased the percentage of the U.S. private passenger automobile market in which it operates, up from approximately 18% in 2003. Customers can purchase insurance, service their policy or report a claim at www.21st.com or by phone with our licensed insurance professionals at 1-800-211-SAVE, 24 hours a day, 365 days a year. Service is offered in English and Spanish, both on the phone and on the web. 21st Century Insurance Company, 21st Century Casualty Company and 21st Century Insurance Company of the Southwest, all wholly owned subsidiaries of the Company, are rated A+ by A. M. Best, Fitch Ratings and Standard & Poor’s. Since July 27, 1998, AIG and its related entities have owned a controlling equity interest in the Company.

Additional information about the Company is contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, its Form 10-K/A statement filed with the SEC on April 26, 2007, and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, each of which is incorporated in this proxy statement by reference. See “WHERE YOU CAN FIND MORE INFORMATION” on page 105.

American International Group, Inc.
70 Pine Street
New York, NY 10270
Telephone: 212-770-7000

AIG is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG’s primary activities include both general insurance and life insurance and retirement services operations. AIG and its subsidiaries serve commercial, institutional and individual customers through an extensive worldwide property-casualty and life insurance network. Other significant activities include financial services and asset management. As a result of the merger, AIG and its subsidiaries will collectively own 100% of the Company.

AIG TW Corp.
c/o American International Group, Inc.
70 Pine Street
New York, NY 10270
Telephone: 212-770-7000

Merger Sub, a newly formed Delaware corporation and a wholly owned subsidiary of AIG, has been organized by AIG for the sole purpose of facilitating the merger. Merger Sub’s corporate existence will terminate upon consummation of the merger.

SPECIAL FACTORS

Structure of the Transaction

The proposed transaction is a merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger.

The principal steps that will accomplish the merger are as follows:

The Merger.   Following the satisfaction or waiver of other conditions to the merger, the following will occur in connection with the merger:

•       all shares of Company common stock that are held by the Company or any other direct or indirect wholly owned subsidiary of the Company (except for shares held on behalf of third parties) will be cancelled and retired without any consideration payable therefor;

•       all shares of Company common stock that are held by AIG, Merger Sub or any other direct or indirect wholly owned subsidiary of AIG (except for shares held by any mutual fund advised or managed by AIG, Merger Sub or any other direct or indirect wholly owned subsidiary) will remain outstanding and receive no consideration therefor;

•       each outstanding vested stock option (including those options that will vest on or before the first anniversary of the effective time of the merger) at the effective time of the merger issued under a Company stock option plan will be cancelled and each holder thereof will receive from the Company, on the closing date, an amount in cash equal to the product of (1) the excess, if any, of the per-share merger consideration of $22.00 over the per-share exercise price of such stock option, multiplied by (2) the number of shares subject to such stock option, less applicable taxes required to be withheld with respect to such payment;

•       each stock option that is scheduled to vest following the first anniversary of the effective time will be terminated and, as soon as practicable following the effective time, each holder thereof will receive from AIG restricted stock units of AIG’s common stock with a value (as reasonably determined in good faith by AIG) equal to (1) the number of shares subject to the Company options multiplied by (2) the excess of the per-share merger consideration over the exercise price per share under such Company option;

•       each Company Award that has vested or will vest on or before the first anniversary of the effective time of the merger will be cancelled and each holder thereof will receive from AIG an amount of cash equal to the product of (1) the number of shares actually or nominally subject to such Company Award immediately prior to the effective time multiplied by (2) the per-share merger consideration of $22.00, less applicable taxes required to be withheld with respect to such payment;

•       each Company Award that is scheduled to vest beyond the first anniversary of the effective time will be terminated and, as soon as practicable following the effective time, each holder thereof will receive from AIG restricted stock units of AIG’s common stock with a value (as reasonably determined in good faith by AIG) equal to (1) the number of shares actually or nominally subject to such Company Awards multiplied by (2) the per-share merger consideration of $22.00;

•       each other share of Company common stock issued and outstanding immediately before the merger becomes effective (other than any share as to which a dissenting stockholder has perfected and not withdrawn appraisal rights under Delaware law) will be converted into the right to receive $22.00 in cash without interest;

•       each share of Merger Sub common stock will be converted into a specified number of shares of common stock of the Company, as the surviving corporation in the merger; and

•       each share of Company common stock the holders of which perfect their appraisal rights and strictly follow certain procedures in the manner prescribed by Section 262 of the General Corporation Law of the State of Delaware, or DGCL, will be cancelled and the holders of such shares will be entitled to receive payment of the fair value as determined pursuant to court appraisal proceedings of their shares in cash from the Company, as the surviving corporation of the merger.

See “THE MERGER AGREEMENT.” As a result of the merger:

•       the stockholders of the Company (other than AIG and its subsidiaries) will no longer have any interest in, and will no longer be stockholders of, the Company and will not participate in any future earnings or growth of the Company;

•       AIG will own, directly or indirectly, all of the outstanding shares of the Company;

•       shares of Company common stock will no longer be listed on the New York Stock Exchange, and price quotations with respect to sales of shares of Company common stock in the public market will no longer be available; and

•       the registration of Company common stock under the Securities Exchange Act of 1934, or Exchange Act, will be terminated, and the Company will cease filing reports with the SEC.

Board of Directors of the Company.   The board of directors of the Company after the completion of the merger will initially consist of the directors of Merger Sub at the effective time.

For additional details regarding the merger and interests of AIG in the transaction, see “SPECIAL FACTORS—Interests of Certain Persons in the Merger” and “THE MERGER AGREEMENT.”

Purpose and Reasons for the Merger

Purposes and Reasons for the Merger of the Company

The Company’s purpose in undertaking the merger is to allow its stockholders (other than AIG and its subsidiaries) to realize the value of their investment in the Company in cash at a price that represents a 32.6% premium to the market price of Company common stock before the public announcement of the initial proposal by AIG to acquire 100% ownership of the Company.

Purposes and Reasons for the Merger of AIG and Merger Sub

Under the SEC rules governing “going private” transactions, AIG and Merger Sub are deemed to be engaged in a “going private” transaction and therefore are required to express their reasons for the merger to the Company’s unaffiliated stockholders, as defined in Rule 13e-3 to the Exchange Act. AIG and Merger Sub are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

As part of its ordinary course operations, AIG continuously considers strategic opportunities and alternatives for its portfolio of businesses. As outlined in the amended Schedule 13D that AIG filed with the SEC on January 24, 2007, the proposal AIG made on that date marked a change in AIG’s intent with regard to its ownership position in the Company. For AIG and Merger Sub, the primary purpose for the merger is to increase AIG’s and its subsidiaries’ ownership of the Company common stock from their current position of approximately 60.7% of the outstanding shares to 100%. AIG and Merger Sub will achieve this purpose by way of the merger of Merger Sub with and into the Company, pursuant to which all of the shares of Company common stock not already owned by AIG and its subsidiaries will be cancelled in exchange for $22.00 per share in cash, so that the Company can be operated as a wholly owned and privately held company by AIG and its subsidiaries. AIG and Merger Sub believe that structuring the transaction in such manner will enable AIG to acquire all of the outstanding shares of the Company, and at the same time, represents an opportunity for the Company’s unaffiliated stockholders to monetize their investment at a full, compelling and fair cash value for their shares. AIG and its subsidiaries will benefit from any future earnings and growth of the Company after the merger, and they will bear the risk of their investment in the Company. The Company’s unaffiliated stockholders will not benefit from any future earnings and growth of the Company after the merger, and they will not bear the risk of investment in the Company. For federal income tax consequences of the transaction for the Company’s unaffiliated stockholders you should read the “Federal Income Tax Consequences” section of this proxy statement. Early in the process, AIG considered the potential for alternative transactions involving the Company, including a sale of or reduction of its controlling interest in the Company, but prior to making its initial public proposal, AIG dismissed all other alternatives except for the acquisition of the remaining shares of the Company not currently owned by it or by its subsidiaries. Other than with respect to the form of the transaction to be used and the form of the consideration to be used as described under “Special Factors—Background of the Merger”, AIG and Merger Sub did not consider other alternatives to acquire the remaining shares of the Company. AIG and Merger Sub believe that structuring the transaction as a merger is preferable to a tender offer structure because a merger allows for a prompt and orderly transfer of ownership of the shares in a single step, without uncertainty as to the probability of acquiring enough shares to execute a back-end short-form merger associated with a tender offer.

AIG knows the Company’s business well. AIG believes that by acquiring ownership of all of the outstanding stock of the Company it will have the opportunity to enhance the Company’s performance by combining AIG’s and the Company’s expertise and resources in the personal auto insurance industry.

AIG believes that the combination of AIG’s and the Company’s personal auto insurance businesses will create the scale and sophistication to enable both companies to continue to respond effectively to the marketplace. For instance, since the Company’s premium volume is almost the same as AIG Direct’s, the premium base over which fixed costs can be spread will effectively double. AIG also anticipates being able to consolidate the IT infrastructure and certain other functions common to each operation. Finally, AIG expects that the total capital allocated to a combined AIG Direct and Company business will be less than the sum of the capital required for the two businesses to operate independently. Due to the challenges associated with combining two businesses in any acquisition, AIG cannot determine the magnitude of these financial benefits, or the time frame in which it expects to generate them. While AIG has not yet developed specific plans or proposals in this regard, AIG has formed a transition team to develop an integration plan that AIG and the Company will implement once the merger is completed. AIG is fully committed to maximizing the long-term business potential and customer servicing capabilities of the combined platform.

In addition, AIG believes that, as a privately held entity, the Company will have the flexibility and ability to devote its efforts and resources and to focus on improving its business without the constraints and distractions caused by the public equity market’s valuation of the Company and regulatory burdens imposed by federal securities laws and regulations. AIG and Merger Sub believe that the merger, when completed, would serve the long-term interests of the Company and its policyholders.

Background of the Merger

As a result of the Northridge, California earthquake in January 1994, the Company’s financial position was negatively impacted. Therefore, the Company determined that it would be advisable to receive an infusion of capital in exchange for the issuance of additional equity in the Company. In December 1994, AIG and the Company (formerly known as 20th Century Industries) entered into an Investment and Strategic Alliance Agreement whereby AIG acquired beneficial ownership of 40.59% of the Company’s common stock through the acquisition of Series A Convertible Preferred Stock and Series A Warrants. Subsequently, in July 1998, through a combination of converting the Series A Preferred Stock, exercising the Series A Warrants, and open market purchases as well as privately negotiated transactions, AIG accumulated beneficial ownership of additional shares of Company common stock resulting in AIG owning a majority of the outstanding shares of Company common stock. Since that time, AIG has beneficially owned a majority of the outstanding shares of Company common stock.

In June 2006, AIG retained Sullivan & Cromwell LLP (“S&C”) as its legal advisor, to assist it in connection with a possible transaction involving the Company. Also in June 2006, AIG retained Banc of America Securities LLC (“BAS”) to act as its financial advisor in connection with a possible transaction with the Company. In July 2006, AIG retained J.P. Morgan Securities Inc. (“JPMorgan”, collectively with BAS “AIG’s Banking Representatives”) to act as its financial advisor in connection with a possible transaction with the Company.

On July 26, 2006, Robert M. Sandler, Chairman of the Company and an Executive Vice President of AIG, as a courtesy, began informing the Company’s independent directors of AIG’s potential interest in acquiring the outstanding shares of the Company not owned by AIG and its subsidiaries.

On July 27, 2006, Brian T. Schreiber, AIG’s Senior Vice President—Strategic Planning, contacted Bruce W. Marlow, the Company’s President and Chief Executive Officer, regarding AIG’s potential interest in acquiring the outstanding shares of Company common stock not owned by AIG and its subsidiaries. Mr. Schreiber sent Mr. Marlow the following letter outlining a preliminary data request to allow AIG to refine its analysis in furtherance of potentially putting forth a valuation proposal with respect to the Company, as well as a confidentiality agreement.

AMERICAN INTERNATIONAL GROUP, INC.
70 PINE STREET
NEW YORK, NEW YORK 10270

Brian T. Schreiber
Senior Vice President
Strategic Planning

July 27, 2006

Mr. Bruce Marlow
President and CEO
21st Century Insurance Group
6301 Owensmouth Avenue
11th Floor
Woodland Hills, CA 91367

Dear Bruce:

Per our conversation, I have attached a preliminary information request. The information requested will allow AIG to refine its analysis and, should it decide to proceed, to put forth a valuation proposal in which it has a high degree of confidence. We may request additional confirmatory information once a valuation proposal has been made.

Once the requested information has been provided we also would hope to arrange a limited number of brief conference calls with a smaller number of senior executives to discuss key issues. Bob Sandler, Steve Bensinger and Jeff Hayman may participate in internal AIG discussions in formulating our valuation proposal. We would hope to get back to you with a valuation proposal within two weeks following the conference calls.

I have also attached a proposed confidentiality agreement. I understand that you have or will inform the non-AIG directors that AIG is conducting the information review described above and that all such information would be subject to the terms of the confidentiality agreement.

Please call me after you have reviewed the attached information request and confidentiality agreement so that we can discuss process and any questions you may have.

Very truly yours,
/s/ Brian T. Schreiber

On August 9, 2006, an ad hoc committee of the Company’s independent board members, including John B. De Nault III, Carlene M. Ellis, Dr. R. Scott Foster, Phillip L. Isenberg and Keith W. Renken (the “ad hoc committee”) met at the Los Angeles office of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”) with representatives of the Company’s management and Skadden Arps. At the meeting, the ad hoc committee and Skadden Arps discussed the Company’s process for evaluating and responding to AIG’s potential interest in making a proposal for a transaction, including potentially forming a special committee of independent directors of the Company’s board of directors (the “Board”).

Between August 9, 2006 and August 17, 2006, Skadden Arps and S&C negotiated the terms of the confidentiality agreement.

During the weeks of August 14, 2006 and August 21, 2006, the ad hoc committee, the Company’s management and Skadden Arps engaged in pre-interviews with investment banking firms under consideration to provide financial advice to the ad hoc committee and eventually a special committee of the Board.

On August 17, 2006, the ad hoc committee and the Company’s management participated in a conference call with Skadden Arps regarding AIG’s proposed confidentiality agreement, which was effective as of the same day.

Following the execution of the confidentiality agreement, during late August and early September of 2006, the Company’s management responded to AIG’s initial data requests by sending summary materials regarding the Company’s business to AIG, including financial statements, expansion plans, expense breakdowns, tax information and information relating to legal and regulatory issues and litigation matters affecting the Company. During this time, AIG’s Banking Representatives and legal advisors held due diligence calls with Company representatives and advisors to discuss certain of AIG’s due diligence questions.

On September 11, 2006, the Company’s management provided its projections to AIG.

In mid- to late-September 2006, the ad hoc committee and Skadden Arps held numerous telephonic meetings to discuss AIG’s due diligence requests, the Company’s financial projections prepared by the Company’s management and the process of forming a special committee of the Board. Skadden Arps described the fiduciary duty standards applicable to a transaction in which AIG would purchase all of the outstanding shares not owned by it or its subsidiaries, as well as the independence standards for serving on a special committee formed to evaluate such a transaction.

On October 4, 2006, the Board held a meeting to establish a special committee of independent members of the Board (the “Special Committee”). The Special Committee was delegated authority to, among other things, (a) receive, review, evaluate and study the potential transaction with AIG; (b) disclose, or direct the officers of the Company to disclose, to AIG and its representatives subject to appropriate confidentiality arrangements, such confidential information as the Special Committee deems appropriate; (c) negotiate on behalf of the Company the terms and conditions of the potential transaction with AIG; (d) negotiate a definitive agreement, subject to Board approval, with respect to the potential transaction if the Special Committee determines such transaction is fair to and in the best interests of the Company and its stockholders other than AIG; (e) make a recommendation to the Board at the appropriate time as to whether the Special Committee finds that the potential transaction is fair to and in the best interests of the Company and its stockholders other than AIG; (f) select and retain legal counsel to assist the Special Committee and independent financial advisors to assist the Special Committee and the Board;  (g) if determined to be in the best interests of the Company, to recommend to the Board establishing severance and retention plans in connection with the potential transaction for the purposes of providing severance protections and retention incentives for selected key employees of the Company; and (h) select and retain such other independent professional advisors. However, the Special Committee was not authorized to solicit or encourage indications of interest from, initiate or engage in discussions or negotiations with, provide any information to, or enter into any arrangement, understanding or agreement with, any third party other than AIG. Notwithstanding, the Special Committee was entitled to consider and review alternative transactions (without taking actions described in the previous sentence) as part of its review and consideration of a potential transaction with AIG. The Special Committee is composed of Mr. John B. De Nault III, Dr. R. Scott Foster, Mr. Keith W. Renken and Ms. Carlene M. Ellis.

After the Board meeting on October 4, 2006, the Special Committee held its first official meeting and elected Mr. De Nault as Chairman. Skadden Arps provided the Special Committee with an additional overview of the directors’ fiduciary duties in connection with their role as members of the Special Committee, the independence standards utilized by Delaware courts and the variety of ways a purchase of the minority shares by AIG could proceed. Representatives of potential financial advisors made presentations to the Special Committee regarding their relevant experience. Following the presentations, the Special Committee determined to retain Lehman Brothers as its financial advisor. The Special Committee also determined to retain Skadden Arps as its independent legal counsel.

Between October 4, 2006 and October 20, 2006, Lehman Brothers met with the Company’s management and reviewed the financial projections prepared by the Company’s management, as well as AIG’s due diligence requests. In addition, Lehman Brothers held telephonic meetings with AIG’s Banking Representatives, during which AIG’s Banking Representatives expressed AIG’s desire to obtain additional due diligence materials related to the Company’s operations.

On October 20, 2006, the Special Committee held a telephonic meeting with representatives from the Company’s management, Lehman Brothers and Skadden Arps. Lehman Brothers provided the Special Committee with an update on AIG’s Banking Representatives’ detailed and extensive due diligence requests and the Special Committee agreed that the materials could be provided by management unless deemed to be competitively sensitive.

On October 27, 2006, the Special Committee held a telephonic meeting with members of the Company’s management, Lehman Brothers and Skadden Arps. The purpose of the meeting was to discuss with the Special Committee various methodologies for valuing the Company. Lehman Brothers discussed and reviewed with the Special Committee preliminary views on valuation based on the financial projections.

In late October and early to mid-November 2006, Lehman Brothers and AIG’s Banking Representatives held numerous discussions with respect to AIG’s due diligence requests and AIG’s view that the assumptions underlying management’s financial projections were too optimistic, and Lehman Brothers indicated that even though they had not quantified the expected synergies, such synergies would be, in the Company’s view, very significant. During this time, representatives from Skadden Arps and S&C also held discussions with respect to AIG’s due diligence requests.

On November 10, 2006, the Special Committee held a telephonic meeting with representatives from the Company’s management, Lehman Brothers and Skadden Arps. The Special Committee continued to review management’s financial projections with Lehman Brothers and the Company’s management. While in executive session without management, the Special Committee determined to recommend certain restricted stock grants and other retention programs for certain Company employees and also authorized Skadden Arps to contact S&C to discuss retention issues with respect to the Company’s then current management.

On November 15, 2006, the Special Committee (with Dr. Foster absent) held a telephonic meeting with representatives from the Company’s management, Lehman Brothers and Skadden Arps. Both Skadden Arps and Lehman Brothers provided the Special Committee with updates on their conversations with S&C and AIG’s Banking Representatives, respectively. In addition, the Special Committee also continued to discuss retention issues.

On November 27, 2006, representatives of Lehman Brothers met with AIG’s Banking Representatives to further discuss due diligence matters and valuation matters. The investment bankers engaged in lengthy discussions regarding the Company’s financial projections. AIG’s Banking Representatives reiterated AIG’s belief that the assumptions underlying such projections were too optimistic and that there was significant risk that such projections would not be realized. In addition, AIG’s Banking Representatives stated that AIG could not definitively estimate the synergies achievable from the transaction based on the information made available to AIG at that time; however, AIG believed that the Company’s synergy estimates were too high and that it would take several years after completion of a transaction to fully realize any synergies. AIG’s Banking Representatives also informed Lehman Brothers that AIG believed that the Company’s stock was then trading at a premium to the Company’s inherent value and recent trading prices, and that if a proposal were to be made by AIG, the proposed premium would be determined based on AIG’s view of the Company’s normalized stock price.

On November 28, 2006, the Special Committee held a telephonic meeting with representatives from the Company’s management, Lehman Brothers and Skadden Arps. Upon the advice and input of both Lehman Brothers and Skadden Arps, the Special Committee directed Lehman Brothers to inform AIG’s

Banking Representatives that AIG either needed to move forward with a proposal, discontinue its consideration of a possible proposal or consider selling its majority stake.

On December 1, 2006, the Special Committee held a telephonic meeting with representatives from the Company’s management, Lehman Brothers and Skadden to further discuss its views on valuation. In response to the Special Committee’s request, Lehman Brothers prepared materials to be used as a basis for discussion with AIG’s Banking Representatives to support a significant premium to the then current market price of $17.08. The Special Committee determined that a valuation range for the Company in the “mid to high 20’s” should be used in discussions with AIG’s Banking Representatives.

During the weeks of December 4, 2006 and December 11, 2006, at the Special Committee’s direction, Lehman Brothers met with AIG’s Banking Representatives to discuss valuation ranges for the Company. During these meetings, AIG’s Banking Representatives shared their views of significantly lower valuation ranges and continued to note that AIG believed that the assumptions underlying the Company’s financial projections were overly optimistic.

On December 8, 2006, AIG’s Banking Representatives met with Mr. Martin J. Sullivan, the chief executive officer of AIG, and other members of the management of AIG, to update them on the prior discussions with Lehman Brothers and to review a preliminary draft of the financial analysis which was subsequently provided to them on January 16, 2007.

On December 12, 2006, the Special Committee met with representatives from the Company’s management, Lehman Brothers and Skadden Arps. Lehman Brothers updated the Special Committee on its conversation with AIG’s Banking Representatives, including the AIG’s Banking Representative’s implied valuation ranges for the Company shares, which were in the high teens, and the fact that AIG’s Banking Representatives believed that the Company’s stock was then trading in excess of its inherent valuation. Both Lehman Brothers and Skadden Arps informed the Special Committee they had received indications from AIG that the gap between the implied valuation ranges of Lehman Brothers and AIG’s Banking Representatives needed to be narrowed or AIG would consider either launching a tender offer or discontinuing consideration of a possible proposal.

During December of 2006 and January of 2007, representatives of the Company, AIG, Skadden Arps and S&C held additional discussions with respect to executive retention issues.

From mid-December of 2006 through mid-January of 2007, representatives of Lehman Brothers continued to have discussions with AIG’s Banking Representatives regarding their respective implied valuation ranges. During this period, the discussions did not result in the narrowing of the gap between the respective implied valuation ranges of Lehman Brothers and AIG’s Banking Representatives.

On January 16, 2007, AIG’s Banking Representatives provided to AIG’s management financial analyses regarding a possible transaction with the Company.

On January 17, 2007, representatives of AIG’s management provided to the finance committee of the board of directors of AIG an update regarding a possible transaction with the Company. The finance committee authorized Mr. Sullivan to determine whether AIG would make a proposal to acquire the shares of common stock of the Company.

In light of the continuing gap between the respective implied valuation ranges presented on behalf of the Special Committee and those of AIG’s Banking Representatives and AIG’s views that the assumptions underlying the projections of the Company’s management were too optimistic and that the Company’s synergy estimates were too high, AIG determined on January 24, 2007 that there was no value in further discussions among the parties’ financial advisers at that time, and that AIG would publicly announce a merger proposal and then commence negotiations with the Special Committee and its advisers in the context of such announcement and market reaction thereto. Mr. Sullivan authorized a proposal from AIG to the board of directors of the Company for AIG to acquire all of the outstanding shares of common stock of the Company not owned by AIG or its subsidiaries, at $19.75 per share. In making this decision, AIG reaffirmed its view that it was interested only in acquiring the publicly held shares of the Company, and had no interest in selling its controlling stake in the Company.

On January 24, 2007, AIG sent the following proposal to the Board:

AMERICAN INTERNATIONAL GROUP, INC.
70 PINE STREET
NEW YORK, NEW YORK 10270

Martin J. Sullivan
President and
Chief Executive Officer

January 24, 2007

Board of Directors
21st Century Insurance Group
6301 Owensmouth Avenue
Woodland Hills, California 91367

Dear Board Members:

American International Group, Inc. (“AIG” or “we”) is pleased to propose to acquire for cash all of the outstanding shares of common stock, par value $0.001 (the “Shares”), of 21st Century Insurance Group (the “Company”) not owned by AIG and its subsidiaries at a purchase price of $19.75 per Share.

The proposed per Share price represents a 19.0% premium to today’s closing price and a 25.5% premium to the average closing price during the last twelve months. The proposed per Share price also represents a multiple of 19.6x the consensus estimates of the Company’s 2007 earnings per share (based on a current First Call estimate of $1.01 per share).

Through its subsidiaries American Home Assurance Company, Commerce and Industry Insurance Company, National Union Fire Insurance Company of Pittsburgh, Pa. and New Hampshire Insurance Company, AIG is the Company’s largest shareholder, owning approximately 61.9% of the outstanding Shares. This proposal would enable the Company’s public shareholders to monetize their investment at a full and fair value for their Shares. We therefore are confident that our proposal will be attractive to the Company’s public shareholders and that the Company’s combination with AIG would serve the best long-term interests of the Company and its policyholders.

The proposed transaction would be effected by means of a merger agreement with the intention for the Company to become a wholly owned subsidiary of AIG. Following completion of the merger, the Company would be able to devote its full energy and resources to building the business.

This proposal is subject to AIG’s satisfactory completion of due diligence, satisfaction of regulatory requirements and the approval by a special committee comprised of directors of the Company who are independent of AIG. AIG is interested only in acquiring the publicly held Shares of the Company, and has no interest in selling its controlling stake in the Company. Please be aware that in making this proposal, AIG reserves the right both to withdraw this proposal prior to the execution of a definitive merger agreement and to modify it in any way as a result of negotiations or for any reason at all, including proposing alternative acquisition structures.

Concurrent with sending this proposal to you, AIG is filing an amendment to its Schedule 13D, as required by the Securities Exchange Act of 1934, and plans to issue a press release. In connection with this proposal, AIG has engaged Banc of America Securities LLC and J.P. Morgan Securities Inc. as financial advisors and Sullivan & Cromwell LLP as legal advisor. We are happy to make them available to you to help expedite the transaction.

We look forward to working with you.

Very truly yours,
/s/ Martin J. Sullivan

Concurrent with the delivery of the proposal, AIG issued a press release highlighting the general terms of its proposal and on January 25, 2007, AIG filed an amendment to its Schedule 13D.

On January 25, 2007, the closing price of the common stock of the Company was $20.93. For the period between January 25 and May 14, inclusively, the volume weighted average price of the common stock of the Company was $21.06 and the intraday low and high prices for this period ranged between $20.53 and $21.86.

On January 25, 2007, the Special Committee held a telephonic meeting with representatives from the Company’s management, Lehman Brothers and Skadden Arps. The Special Committee discussed the AIG offer at length. Both Lehman Brothers and Skadden Arps informed the Special Committee of their discussions with S&C and AIG’s Banking Representatives, respectively. Management provided the Special Committee with an update with respect to the Company’s 2006 fourth quarter results as well as revised projections for the first two quarters of 2007. In light of the information provided by management with respect to the Company’s 2006 fourth quarter results and the projections for the first two quarters of 2007, the Special Committee directed management to update the financial projections for the remainder of the projected period.

Following the announcement of AIG’s proposal, on January 29, 2007, two putative class action lawsuits were filed by certain of the Company’s stockholders against the Company, its directors and AIG in the Delaware Court of Chancery. The complaints generally alleged that the Company’s directors and AIG had violated their fiduciary duties owed to the Company’s unaffiliated stockholders in connection with AIG’s proposal and sought, among other things, to enjoin the AIG proposal or, in the alternative, damages in an unspecified amount and rescission in the event a transaction occurred pursuant to the proposal, as more fully described under the heading entitled “SPECIAL FACTORS—Litigation Related to the Merger” beginning on page 63. During the following weeks, representatives of AIG and the Company cooperated in determining how to respond to the lawsuits.

On January 29, 2007, S&C sent additional AIG due diligence request lists to Skadden Arps.

On January 31, 2007, the Special Committee held a telephonic meeting with representatives from the Company’s management, Lehman Brothers and Skadden Arps. As requested by the Special Committee, management provided the Special Committee with information regarding 2006 preliminary results and a preliminary revision of its projections for 2007. Skadden Arps discussed alternate transaction structures with the Special Committee. Specifically, the Special Committee discussed the possibility of pursuing a stock-for-stock transaction instead of AIG’s proposed cash-for-stock transaction and agreed that a stock-for-stock transaction might be preferable to those minority stockholders who had a low tax basis in the Company’s stock and that other stockholders would likely be indifferent to a stock transaction given the liquidity of AIG’s stock.

On February 6, 2007, the Special Committee held a telephonic meeting with representatives of the Company’s management, Lehman Brothers and Skadden Arps regarding the financial projections. At the meeting, management and Lehman Brothers reviewed with the Special Committee the projections, which included a revision of the Company’s 2007 earnings projection from $1.16 per share to $0.91 per share and valuation views reflecting such updated projections. The revised projections reflected a decrease in premiums growth rates and higher combined ratios in certain years compared to the original projections provided by the Company’s management team. Following such review, the Special Committee engaged in a lengthy discussion of potential responses to AIG’s proposal and decided to respond to AIG with a counterproposal of $26.00 per share.

On February 8, 2007, Lehman Brothers met with AIG’s Banking Representatives to deliver the Company’s $26.00 per share counterproposal, the Company’s revised financial projections and the Company’s analysis of cost synergies resulting from the transaction. Subsequently, AIG’s Banking Representatives communicated to Lehman Brothers AIG’s rejection of the counterproposal. Upon the rejection of the proposal, Lehman Brothers communicated to AIG’s Banking Representatives that it expected AIG to indicate some flexibility above AIG’s proposed $19.75 price.

On February 9, 2007, the Special Committee held a telephonic meeting with representatives of the Company’s management, Lehman Brothers and Skadden Arps to receive a summary of the previous day’s discussions with AIG’s Banking Representatives. Lehman Brothers reported that AIG had rejected the $26.00 per share counterproposal. The Special Committee also discussed providing the Board with an update on the status of negotiations at the next regularly scheduled Board meeting.

On February 13, 2007, Lehman Brothers met with AIG’s Banking Representatives, who notified Lehman Brothers that AIG might have some flexibility above its proposed $19.75 per share price provided its due diligence findings were satisfactory.

On February 20 and February 21, 2007, the Board held its regularly scheduled meetings. At these meetings, Mr. De Nault provided an update with respect to the Special Committee’s progress in its negotiations with AIG.

During February and March of 2007, the Company provided certain due diligence materials to AIG and the respective representatives held telephonic meetings with respect to certain due diligence questions and issues.

On February 23, 2007, the Special Committee held a telephonic meeting with representatives from the Company’s management, Lehman Brothers and Skadden Arps. Skadden Arps provided an update to the Special Committee on a possible stock-for-stock transaction and it was agreed that continuing to pursue a stock-for-stock transaction would be in the best interests of the minority stockholders. In response to a request from AIG, the Special Committee also directed management to set up on-site information technology (“IT”) meetings and presentations for AIG the following week.

From February 27 to March 1, 2007, on-site IT due diligence meetings with AIG were conducted at the Company’s Woodland Hills office.

In late February 2007, representatives of Skadden Arps and S&C had several discussions regarding the structure of a potential stock-for-stock transaction.

On March 2, 2007, the Special Committee held a telephonic meeting with representatives of the Company’s management, Lehman Brothers and Skadden Arps. As previously disclosed to the Special Committee, during the meeting’s executive session without management and Lehman Brothers present, Mr. De Nault reiterated to the Special Committee that one of the trusts holding shares of Company common stock, of which he is a beneficiary, includes a provision which could result in the shifting of benefits thereunder away from Mr. De Nault if the shares of Company common stock held by the trust were sold for cash. Mr. De Nault informed the Special Committee that the number of shares held in the trust represented approximately 9% of the total number of shares of Company common stock beneficially owned by him, and that he did not believe such amount to be material to his net worth. The Special Committee discussed the issue at length with Skadden Arps without Mr. De Nault present, and determined that it did not constitute a material conflict of interest. The Special Committee also determined that Mr. De Nault’s input to the Special Committee was valuable and beneficial to the interests of the minority stockholders and that therefore Mr. De Nault should remain a member of the Special Committee. However, to avoid the appearance of the issue being a conflict, the Special Committee resolved that Mr. De Nault would become a non-voting member of the Special Committee, regardless of whether cash or stock was received in a potential transaction with AIG.

On March 5, 2007, the Special Committee held a meeting at Skadden Arps’ offices in San Francisco with representatives of the Company’s management, Lehman Brothers and Skadden Arps. Skadden Arps provided the Special Committee with an update on potential transaction structures and discussed making the approval of a proposed transaction subject to the approval of a majority of the Company’s outstanding shares other than those owned by AIG and its subsidiaries. After hearing from its advisors, the Special Committee determined that its demands for a significant premium to the current proposal could be somewhat lessened if AIG would consider a stock-for-stock transaction because low tax basis stockholders could achieve a tax-free exchange and all stockholders would have a continuing interest in the combined operations. Accordingly, the Special Committee directed Lehman Brothers to propose a counter-offer of approximately $24.00 per share, for a stock-for-stock transaction subject to a majority of the minority voting requirement condition.

On March 9, 2007, Lehman Brothers met with AIG’s Banking Representatives. Lehman Brothers and AIG’s Banking Representatives discussed the status of due diligence and AIG’s preliminary findings and observations with respect to these matters. AIG’s Banking Representatives also indicated that following a three-day long detailed review of the Company’s IT systems on-site, AIG had concluded that it would have to make a significant capital investment and incur significant on-going maintenance costs to integrate its existing platform with the Company’s. Accordingly, AIG’s Banking Representatives viewed the expected cost savings from the transaction to be less than those anticipated by the Company. In response to the Special Committee’s request for AIG to indicate some flexibility in price, AIG’s Banking Representatives communicated to Lehman Brothers that the magnitude of AIG’s flexibility had been impacted by the evaluation of the Company’s recent and projected performance and systems capabilities. AIG’s Banking Representatives indicated that they would recommend to AIG increasing AIG’s $19.75 proposal by approximately 5%. In addition, AIG’s Banking Representatives informed Lehman Brothers that AIG would not consider a stock transaction.

On March 16, 2007, S&C sent Skadden Arps a draft of AIG’s proposed merger agreement. Over the course of the next several weeks, Skadden Arps, the Special Committee and the Company’s management had numerous discussions regarding the terms and conditions of the proposed merger agreement.

On March 19, 2007, the Special Committee held a telephonic meeting with representatives of the Company’s management, Lehman Brothers and Skadden Arps. Skadden Arps reported to the Special Committee on its conversation with S&C, during which S&C informed Skadden Arps that AIG’s unwillingness to consider a stock-for-stock transaction was because such a transaction would be inconsistent with AIG’s March 1, 2007 public announcement of its expansion of its share repurchase program. Lehman Brothers reported to the Special Committee on its recent conversation with AIG’s Banking Representatives, during which AIG’s Banking Representatives informed Lehman Brothers of AIG’s view with respect to the expected cost savings from the transaction. Moreover, taking into consideration the softening auto industry market outlook and the Company’s recent earnings results, Lehman Brothers advised the Special Committee regarding a potential counter-offer proposal. The Special Committee engaged in a lengthy discussion of the issues and valuations presented and agreed to make to AIG a bifurcated proposal of $23.00 per share with AIG stock as consideration or $24.00 per share with cash as consideration, subject to a majority of the minority voting requirement condition and AIG’s agreement that the transaction would constitute a change of control for purposes of certain Company executive compensation arrangements.

On March 21, 2007, Lehman Brothers met with AIG’s Banking Representatives to communicate the bifurcated proposal by the Special Committee. The bankers discussed the proposal and potential IT synergies, and AIG’s Banking Representatives reiterated AIG’s refusal to include AIG stock as consideration.

On March 23, 2007, AIG’s Banking Representatives again reiterated to Lehman Brothers that AIG was not willing to consider a stock-for-stock transaction and asked Lehman Brothers to confirm that the Company’s proposal for a cash transaction was at $24.00 per share. During the same meeting, Lehman Brothers confirmed the $24.00 per share price for a cash transaction.

On March 28, 2007, AIG’s Banking Representatives shared the results of AIG’s IT due diligence with Lehman Brothers.

On March 30, 2007, AIG’s Banking Representatives provided a presentation to AIG’s management which was an updated version of the presentation made on January 16, 2007.

On April 5, 2007, Lehman Brothers had a telephonic meeting with AIG’s Banking Representatives. At this meeting, AIG’s Banking Representatives said they were prepared to recommend to AIG that it increase its proposed price to $21.25 in cash per share, with the merger agreement substantially in the form presented, with no majority of the minority condition and completion of bring-down diligence. AIG’s Banking Representatives also said they did not believe AIG had any additional flexibility with regard to the price offered. On April 4, 2007, the closing price of the common stock of the Company was $20.97.

On April 6, 2007, the Special Committee held a telephonic meeting with representatives of the Company’s management, Lehman Brothers and Skadden Arps. Lehman Brothers updated the Special Committee on its discussions with AIG’s Banking Representatives. The meeting participants discussed at length the proper response to the aforementioned discussion of a potential proposal by AIG of $21.25 in cash per share. To assist in preparing a response, the Special Committee asked management for an update on first quarter financial results of the Company for 2007.

On April 10, 2007, the Special Committee held a telephonic meeting with representatives of Lehman Brothers and Skadden Arps. Lehman Brothers updated the Special Committee on numerous conversations they had with AIG’s Banking Representatives and recommended that the Special Committee propose to AIG a transaction at $22.00 in cash per share without a majority of the minority voting requirement condition. The Special Committee engaged in a lengthy discussion of such a potential proposal, focusing on numerous factors, including AIG’s and the Company’s respective views regarding the synergies achievable from the transaction, the increasingly difficult conditions in the personal lines of the property and casualty business and the Company’s recent earnings results. The voting members of the Special Committee indicated that they would be in favor of a transaction at that price. However, Mr. De Nault indicated that he was uncertain whether he could support a $22.00 per share offer.

On April 12, 2007, Lehman Brothers informed AIG’s Banking Representatives that the three voting members of the Special Committee would be willing to support a transaction at $22.00 in cash per share.

On April 16, 2007, the Special Committee held a telephonic meeting with representatives of Lehman Brothers and Skadden Arps. Skadden Arps informed the Special Committee that S&C had indicated that AIG desired to approach Mr. Marlow to negotiate an agreement to retain Mr. Marlow as the chief executive of the surviving corporation in the event a transaction were to be consummated. Mr. De Nault expressed his willingness to support a $22.00 per share if arrangements with respect to the Company’s continued payment of dividends were included in the terms of the transaction. Finally, the Special Committee agreed that AIG should not engage in discussions with Mr. Marlow regarding his employment until the parties were closer to reaching an agreement with respect to a transaction.

Throughout the course of the next several weeks, Skadden Arps and S&C had numerous discussions and exchanged drafts of the merger agreement and the accompanying Company Disclosure Letter. During the course of such discussions, S&C notified Skadden Arps that AIG would not proceed with the transaction unless it had certainty with respect to Mr. Marlow’s future employment arrangements.

On April 20, 2007, the Special Committee held a telephonic meeting with representatives of Lehman Brothers and Skadden Arps. Skadden Arps updated the Special Committee on negotiations regarding the draft merger agreement. Skadden Arps also informed the Special Committee that AIG was making any transaction contingent upon having certainty with respect to Mr. Marlow’s future employment arrangements.

Also on April 20, 2007, Ms. Ellis and Mr. De Nault spoke with Mr. Marlow and provided him with an update on the merger agreement negotiations as well as AIG’s desire to reach agreement with Mr. Marlow regarding his future employment arrangements. Ms. Ellis and Mr. De Nault both expressed the Special Committee’s support for Mr. Marlow to engage in discussions with AIG, and the Special Committee subsequently formally requested that Mr. Marlow engage in discussions with AIG.

On April 27, 2007, Messrs. Sullivan, Robert M. Sandler, Executive Vice President—Domestic Personal Lines of AIG and Steven J. Bensinger, Executive Vice President and Chief Financial Officer of AIG, met with Mr. Marlow to discuss the terms of Mr. Marlow’s continued employment with the Company. During the course of the next few weeks, AIG and its representatives and Mr. Marlow and his representatives held additional discussions and negotiations with respect to the terms of Mr. Marlow’s continued employment with the Company following the merger. During this time, AIG and its representatives, and the Company and its representatives also negotiated the assumptions to be used in relation to change in control payouts to the officers of the Company who participated in the Company’s SERP.

On May 2, 2007, the Special Committee (with Dr. Foster absent) held a telephonic meeting with representatives of Lehman Brothers and Skadden Arps. Skadden Arps informed the Special Committee as to AIG’s requirement that in addition to Mr. Marlow’s employment agreement, AIG would require that other officers sign retention agreements and agree to forego any payments under the Company’s executive severance plan in exchange for the retention and severance benefits under such retention agreements and the right to elect an early payout of the SERP. Also at the meeting, the Special Committee discussed the current status of the draft merger agreement. The Special Committee felt that AIG’s proposed termination fee was too high and directed Skadden Arps to engage in further negotiations on this point. The Special Committee also discussed considering a proposal for certain arrangements with respect to the Company’s payment of dividends to provide additional value to the Company’s minority stockholders.

On May 4, 2007, AIG sent the Company a draft retention and severance agreement for the officers of the Company. During the course of the next few weeks AIG and its representatives, and the Company and its representatives, held additional discussions and negotiations with respect to the retention and severance agreements.

On May 9, 2007, the Special Committee (with Dr. Foster absent) held a telephonic meeting with representatives of Lehman Brothers and Skadden Arps. The Special Committee received updates from its advisors on the status of Mr. Marlow’s employment discussions and the arrangements with the Company’s other officers and the draft merger agreement. The Special Committee scheduled a meeting to consider the transaction for Monday, May 14, 2007, to be followed by a meeting of the full Board in the event that the Special Committee recommended and approved the merger agreement.

On May 12, 2007, Skadden Arps sent S&C a comprehensive proposal covering the open issues in the merger agreement, including a proposal for a per-share merger consideration of $22.00 in cash and a requirement for a minimum fixed amount with respect to the Company’s ongoing payment of dividends. AIG rejected the proposal with respect to the ongoing payment of dividends and consequently the comprehensive proposal from the Special Committee was withdrawn. Thereafter, Skadden Arps and S&C continued to negotiate on the open issues in the merger agreement.

Over the course of the next day, Skadden Arps and S&C held several telephonic meetings, exchanged drafts of the merger agreement and Company Disclosure Letter, and continued negotiations regarding the final unresolved terms of the merger agreement.

On May 14, 2007, Skadden Arps sent S&C a modified comprehensive proposal, again including a per share merger consideration of $22.00, but with a modified dividend proposal that would permit the Company to pay a pro rata dividend at closing for the time that accrues between the last record date for ordinary dividends and the closing date. S&C subsequently informed Skadden Arps that AIG found their proposal acceptable.

Later on May 14, 2007, the Special Committee held a telephonic meeting with representatives from the Company’s management, Lehman Brothers and Skadden Arps for the purpose of considering recommending the merger agreement for the Board’s approval and adoption. Skadden Arps presented the members of the Special Committee with an overview of the final terms of the merger agreement, as well as Mr. Marlow’s employment arrangements and the retention and severance agreements with certain other Company officers. Lehman Brothers gave a presentation with respect to the financial aspects of the proposed transaction and delivered its oral opinion, subsequently confirmed in writing, that as of that date and based on and subject to matters stated in such opinion, the proposed consideration was fair, from a financial point of view, to the Company’s stockholders (other than AIG and its subsidiaries). After considering the proposed price of $22.00 per share, the terms of the merger agreement and the various presentations of Lehman Brothers, including Lehman Brothers’ oral opinion, the voting members of the Special Committee unanimously approved a recommendation from the Special Committee to the Board that the merger agreement and the merger be approved and adopted and that the Board recommend that the Company’s stockholders approve the merger agreement.

Following the Special Committee’s determination to recommend approval and adoption of the merger agreement, the Board met to receive the recommendation of the Special Committee. Based on the recommendation of the Special Committee, the Board unanimously approved and adopted the merger, the merger agreement and the transactions contemplated by it.

On the night of May 14, 2007, the Company, AIG and Merger Sub executed the merger agreement, dated May 15, 2007, and on May 15, 2007, each issued press releases announcing the execution of the merger agreement.

On June 8, 2007, the Company, AIG and Merger Sub executed Amendment No. 1 to Agreement and Plan of Merger, dated as of June 8, 2007.

Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement

Both the Special Committee and the Board of the Company have determined that the merger agreement and the merger are advisable, fair to and in the best interests of the stockholders of the Company (other than AIG and its subsidiaries). The Special Committee (with Mr. De Nault not voting due to his status as a non-voting member of the Special Committee) has unanimously recommended that the board of directors:

•       approve and adopt the merger agreement;

•       approve the merger; and

•       recommend that the stockholders of the Company vote for the approval of the merger agreement.

After considering the recommendation of the Special Committee, the Board approved and adopted the merger agreement, approved the merger and resolved to recommend to the Company’s stockholders (other than AIG and its subsidiaries) that they vote for the adoption and approval of the merger agreement.

In reaching their determinations and making their recommendations, both the Special Committee and the Board relied on the Company’s management to provide financial information, projections and assumptions (based on the best information available to management at that time), as the starting point for their analyses.

In reaching its determination and making its recommendation, the Special Committee considered factors including:

•       the opinion delivered by Lehman Brothers on May 14, 2007 that, as of that date and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, from a financial point of view, the consideration to be offered to the stockholders of the Company (other than AIG and its subsidiaries) in the merger is fair to such stockholders;

•       the fact that the merger consideration of $22.00 per share in cash to be received by the Company’s stockholders (other than AIG and its subsidiaries) represented, at the time of the Special Committee’s determination, a 32.6% premium over the closing price of Company common stock on January 24, 2007, the last trading day before the public announcement of AIG’s initial proposal to acquire 100% ownership of the Company, and a 39.8% premium to the average closing price for the twelve months prior to January 24, 2007;

•       the Special Committee’s consideration of the various analyses undertaken by Lehman Brothers, each of which is described below under “SPECIAL FACTORS—Opinion of the Financial Advisor to the Special Committee;”

•       the Special Committee’s belief, based on the performance of Company common stock immediately following the initial January 24, 2007 announcement of the proposal by AIG to acquire 100% ownership of the Company at a price of $19.75 per share, absent any other operational announcement and absent a similar increase in the stock prices of the Company’s industry peers, that the increase in the market price of Company common stock following that announcement reflected primarily anticipation of a possible acquisition by AIG, rather than a perception of higher intrinsic value for Company common stock;

•       the Special Committee’s belief that the principal advantage of the Company continuing as a public company would be to allow public stockholders to continue to participate in any growth in the value of the Company’s equity, but that, under all of the relevant circumstances and in view of the historical results of operations, financial condition, assets, liabilities, business strategy and prospects of the Company, the nature of the industry in which the Company competes, and trading characteristics of companies with market capitalization similar in size to that of the Company, and in light of the proposed merger consideration of $22.00 per share, the value to stockholders that would be achieved by continuing as a public company was not likely to be as great as the merger consideration of $22.00 per share;

•       the active and direct role of the members of the Special Committee and their representatives in the negotiations with respect to the merger, and the consideration of the transaction by the Special Committee at numerous Special Committee meetings;

•       the negotiations that took place between the Special Committee and its representatives, on the one hand, and representatives of AIG, on the other hand, with respect to the increase in the merger consideration from the initial offer at $19.75 per share to $22.00 per share and the belief by the members of the Special Committee that $22.00 per share was the highest price that AIG would agree to pay to the Company’s stockholders (other than AIG and its subsidiaries);

•       the merger consideration of $22.00 per share in cash in relation to the then-current market price of Company common stock, the then-current value of the Company in a freely negotiated transaction and the future value of the Company as an independent entity;

•       the fact that, to date, no third party has come forward with an alternative transaction proposal;

•       the belief that no alternative bidder would be able to consummate an acquisition of the Company due to AIG’s position that it is unwilling to sell its shares of Company common stock, which shares represent a controlling interest in connection with any transaction involving the acquisition of the Company;

•       the terms of the merger agreement that permit the Company and the Special Committee to explore, under specified circumstances, an unsolicited acquisition proposal and, if the Special Committee determines (i) that an unsolicited acquisition proposal constitutes, or is reasonably likely to constitute a Superior Proposal and (ii) that the failure to take such action would reasonably be expected to result in a failure of the directors’ fiduciary duties under applicable law, permit the Board or the Special Committee to withhold, modify or withdraw its recommendation with respect to the merger agreement and the merger;

•       the Company’s right to terminate the merger agreement in the event that the Board or the Special Committee withholds, modifies or withdraws its recommendation with respect to the merger agreement and the merger subject to the payment of a termination fee; and

•       the availability to stockholders who vote against approval of the merger agreement of appraisal rights under Delaware law, which provide stockholders who dispute the fairness of the merger consideration with an opportunity to have a court determine the fair value of their shares.

The Special Committee believes that each of these factors supported its conclusion that the merger is advisable, fair to and in the best interests of the Company’s stockholders (other than AIG and its subsidiaries).

In evaluating the merger and related transactions, the Special Committee did not consider:

•       the net book value of the Company, because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical results; or

•       the liquidation value of the Company, because the Special Committee considered the Company as a viable, going concern business, and therefore did not consider the liquidation value as a relevant valuation methodology.

In addition, the Special Committee did not establish, and did not consider, a pre-merger going concern value for the equity of the Company and does not believe there is a single method of determining going concern value, although the Special Committee believes the analyses of Lehman Brothers in their totality may be reflective of going concern value.

The Special Committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by it, including the merger. These factors included:

•       the fact that, following the merger, the Company’s stockholders (other than AIG and its subsidiaries) will no longer participate in any future earnings of the Company or benefit from any increases in the Company’s value;

•       the fact that, because AIG has agreed to vote, or cause to be voted, approximately 61% of the voting power of Company common stock in favor of approving the merger, the proposed merger does not require the approval of any unaffiliated stockholders;

•       the fact that there may be disruptions to the Company’s operations following the announcement of the merger;

•       the fact that, while the Company expects the merger will be consummated, there can be no assurances that all conditions to the parties’ obligations to complete the merger agreement will be satisfied and, as a result, the merger may not be consummated;

•       the fact that restrictions on the conduct of the Company’s business prior to the consummation of the merger require the Company to conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent the Company from pursuing business opportunities that may arise pending completion of the merger; and

•       the fact that, for U.S. federal income tax purposes, the merger consideration will be taxable to the Company’s stockholders receiving the merger consideration.

This discussion of the information and factors considered by the Special Committee in reaching its conclusions and recommendation includes all of the material factors considered by the Special Committee, but is not intended to be exhaustive. In view of the wide variety of factors considered by the Special Committee in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, the Special Committee did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the Special Committee may have given different weight to different factors.

The Special Committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the Special Committee to represent effectively the interests of the Company’s stockholders (other than AIG and its subsidiaries). These procedural safeguards include the following:

•       the Special Committee’s active and intense negotiations, with the assistance of its advisors, with representatives of AIG regarding the merger consideration and the other terms of the merger and the merger agreement;

•       other than their receipt of Board and Special Committee fees, their indemnification and liability insurance rights under the merger agreement and their entitlement to receive cash, in respect of their Company stock options and Company Awards in connection with the merger, members of the Special Committee do not have an interest in the merger different from that of the Company’s stockholders (other than AIG and its subsidiaries);

•       the Special Committee retained and received the advice and assistance of Lehman Brothers as its financial advisor and Skadden Arps as its legal advisor, and requested and received from Lehman Brothers an opinion, delivered orally and confirmed in writing on May 14, 2007, with respect to the fairness from a financial point of view of the merger consideration to be offered to the Company’s stockholders (other than AIG and its subsidiaries);

•       the recognition by the Special Committee that it had no obligation to recommend the approval of the merger proposal or any other transaction;

•       the recognition by the Special Committee that the Board could consider and recommend superior proposals; and

•       the availability of appraisal rights under Delaware law for the Company’s stockholders who oppose the merger.

In light of the procedural safeguards described above, the Special Committee did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the Company’s stockholders (other than AIG and its subsidiaries) for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger agreement and the merger.

In reaching its determination that the merger agreement and the merger are advisable, fair to and in the best interests of the Company’s stockholders (other than AIG and its subsidiaries), the Board determined that the analysis of the Special Committee was reasonable and adopted the analysis of the Special Committee as to the fairness to the Company’s stockholders (other than AIG and its subsidiaries) of the merger consideration of $22.00 per share. In determining the reasonableness of the Special Committee’s analysis and adopting the Special Committee’s analysis, the Board considered and relied upon:

•       the process the Special Committee conducted in considering the merger;

•       the Special Committee’s having retained and received advice from its independent legal counsel, Skadden Arps;

•       the Special Committee’s having retained and received advice from its independent financial advisor, Lehman Brothers;

•       the Special Committee’s recommendation on May 14, 2007 that the Board determine that the merger agreement and the merger are advisable, fair to and in the best interests of the Company’s stockholders (other than AIG and it subsidiaries) and approve and adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger; and

•       the availability of appraisal rights under Delaware law for the Company’s stockholders who oppose the merger.

The Board also believes that sufficient procedural safeguards were present to ensure the fairness of the transaction and to permit the Special Committee to represent effectively the interests of the Company’s stockholders (other than AIG and its subsidiaries). The Board reached this conclusion based on, among other things:

•       the fact that the Special Committee consisted solely of independent directors who are not affiliated with AIG;

•       the selection and retention by the Special Committee of its own financial advisor and legal counsel;

•       the fact that the negotiations that had taken place between representatives of AIG, on the one hand, and the Special Committee and its representatives, on the other hand, were structured and conducted so as to preserve the independence of the Special Committee and promote the fairness of the transaction; and

•       the fact that the merger agreement and the merger were approved by the members of the Board who are not employees of the Company or affiliated with AIG.

In light of the procedural protections described above, the Board, including each of the non-employee directors, did not consider it necessary either to require a separate affirmative vote of a majority of the Company’s stockholders (other than AIG and its subsidiaries) or to retain an unaffiliated representative to act solely on behalf of the Company’s stockholders (other than AIG and its subsidiaries) for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger agreement and the merger.

In view of the wide variety of factors considered by the Board in evaluating the merger and the complexity of these matters, the Board did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the Board may have given different weight to different factors.

Based in part upon the recommendation of the Special Committee, the Board unanimously voted to approve and adopt the merger agreement and resolved to recommend that you vote FOR, the approval of the merger agreement.

If the merger is consummated, members of the Board will be entitled to receive an aggregate of approximately $67.7 million, consisting of merger consideration and cash in respect of Company stock options and Company Awards, respectively, approximately $48.2 million of which would be received by members of the Special Committee. See “SPECIAL FACTORS—Interests of Certain Persons in the Merger.”

Position of AIG and Merger Sub as to the Fairness of the Merger to 21st Century’s Stockholders (other than AIG and its subsidiaries)

Under the SEC rules governing “going private” transactions, AIG and Merger Sub are deemed to be engaged in a “going private” transaction and therefore are required to express their beliefs as to the substantive and procedural fairness of the merger to the Company’s unaffiliated stockholders. AIG and Merger Sub are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. AIG’s and Merger Sub’s views as to fairness of the proposed merger should not be construed as a recommendation to any stockholder of the Company as to how such stockholder should vote on the proposal to adopt and approve the merger agreement.

The Company’s unaffiliated stockholders were represented by the Special Committee, which negotiated the terms and conditions of the merger agreement on their behalf, with the assistance of the Special Committee’s independent financial and legal advisors. Accordingly, neither AIG nor Merger Sub undertook any independent evaluation of the fairness of the proposed merger or engaged a financial advisor for such purposes. AIG and Merger Sub did not participate in the deliberations of the Special Committee regarding, or receive advice from the Special Committee’s legal or financial advisors as to, the substantive and procedural fairness of the proposed merger. AIG and Merger Sub believe, however, that the proposed merger is substantively and procedurally fair to the stockholders of the Company (other than AIG and its subsidiaries) based on the following factors:

•       the merger consideration of $22.00 per share represents a premium of approximately 32.6% to the $16.59 closing price of Company common stock on the New York Stock Exchange on January 24, 2007, the last trading day before the public announcement of AIG’s proposal to acquire the publicly held shares of the Company, a 39.8% premium to the Company’s average closing price for the twelve months prior to January 24, 2007 and a 4.8% premium to the $21.00 closing price of the Company’s common stock on the New York Stock Exchange on May 14, 2007, the last trading day before the announcement of the merger agreement;

•       the merger will provide consideration to the Company’s stockholders entirely in cash, thus eliminating any uncertainty in valuing the merger consideration;

•       the fact that there are no non-customary requirements or conditions to the merger and that the merger is not conditioned on any financing being obtained by AIG, thus increasing the likelihood that the merger will be consummated and the consideration to be paid to the Company’s stockholders will be paid;

•       the merger agreement allows the Board or the Special Committee to withdraw or change its recommendation of the merger agreement, and to terminate the merger agreement in certain circumstances, subject, in certain cases, to a payment by the Company to AIG of $24.3 million as a termination fee (and given AIG’s current 60.7% interest in the Company, AIG will effectively be incurring 60.7% of this fee);

•       the fact that the Board established a Special Committee of independent directors, consisting solely of directors who are not officers, employees or controlling stockholders of the Company and are not affiliated with AIG or Merger Sub, to negotiate with AIG and Merger Sub;

•       the fact that the Special Committee, which was formed on October 4, 2006, was deliberative in its process, analyzing, evaluating and negotiating the terms of the proposed merger and the active and direct role of the members of the Special Committee and their representatives in the negotiations with respect to the merger, and the consideration of the transaction by the Special Committee at numerous Special Committee meetings;

•       the fact that neither AIG nor Merger Sub participated in or had any influence on the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•       the fact that the Board and Special Committee retained nationally recognized financial and legal advisors, each of which has extensive experience in transactions similar to the proposed merger;

•       the $22.00 per share merger consideration and other terms and conditions of the merger agreement resulted from extensive negotiations between the Special Committee and its advisors and AIG and Merger Sub and their advisors;

•       the voting members of the Special Committee unanimously determined that the merger agreement and the merger are advisable, fair to, and in the best interests of the Company and its stockholders;

•       the Board unanimously determined that the merger agreement and the merger are advisable, fair to, and in the best interests of the Company and its stockholders;

•       the fact that the Special Committee received an opinion from its financial advisor, to the effect that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth therein, the $22.00 in cash per share to be received by the holders of Company common stock is fair from a financial point of view to such stockholders, see “SPECIAL FACTORS—Opinion of the Financial Advisor to the Special Committee”;

•       stockholders who do not vote in favor of the merger agreement and who comply with certain procedural requirements will be entitled, upon completion of the merger, to exercise statutory appraisal rights under Delaware law, which allow stockholders to have the fair value of their shares determined by the Delaware Chancery Court and paid to them in cash;

•       the merger will provide liquidity, without the brokerage and other costs typically associated with market sales, for the Company’s public stockholders whose ability, absent the merger, to sell their shares of Company common stock is adversely affected by the limited trading volume and low public float of the shares.

•       that the principal advantage of the Company continuing as a public company would be to allow public stockholders to continue to participate in any growth in the value of the Company’s equity, but that, under all of the relevant circumstances and in view of the historical results of operations, financial condition, assets, liabilities, business strategy and prospects of the Company, the nature of the industry in which the Company competes, and trading characteristics of companies with market capitalization similar in size to that of the Company, and in light of the proposed merger consideration of $22.00 per share, the value to stockholders that would be achieved by continuing as a public company was not likely to be as great as the merger consideration of $22.00 per share;

•       the merger consideration of $22.00 per share in cash in relation to the then-current market price of Company common stock, the then-current value of the Company in a freely negotiated transaction and the future value of the Company as an independent entity;

•       the belief that no alternative bidder would likely be able to consummate an acquisition of the Company due to AIG’s position that it is unwilling to sell its shares of Company common stock, which shares represent a controlling interest, in connection with any transaction involving the acquisition of the Company;

•  that the Special Committee had no obligation to recommend the approval of the merger proposal or any other transaction; and

•       that the Board could consider and recommend superior proposals.

The board of directors and the Special Committee did not (i) retain an unaffiliated representative (other than the Special Committee and its legal and financial advisors) to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the merger agreement, or (ii) structure the transaction to require approval of at least a majority of unaffiliated stockholders. AIG and Merger Sub believe, however, that taking into account the factors listed above, as well as the fact that the agreement between AIG, Merger Sub and the Company resulted from arms-length negotiations between the Company and its advisors and AIG and Merger Sub and their advisors, the absence of these two safeguards did not diminish the fairness of the process undertaken by the Board and the Special Committee. Although AIG’s Banking Representatives generally assisted AIG and Merger Sub in connection with the merger and, in particular, performed certain financial analyses relating to the proposed transaction as described under “SPECIAL FACTORS—Summary of BAS and JPMorgan presentations to AIG”, AIG did not request, and BAS and JPMorgan did not provide (i) any opinion to AIG or any other person in connection with the merger as to the fairness of the merger consideration to AIG, the Company or any other person, or (ii) any other valuation of the Company for the purpose of assessing the fairness of the merger consideration to AIG, the Company or any other person.

AIG and Merger Sub did not consider the liquidation value of the Company because they considered the Company to be a viable, going concern and therefore did not consider liquidation value to be a relevant valuation method. Further, AIG and Merger Sub did not consider net book value, which is an accounting concept, as a factor because they believe that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. AIG and Merger Sub note, however, that the $22.00 per share cash merger consideration is more than 208% of the Company’s net book value as of March 31, 2007. In addition, AIG and Merger Sub did not consider firm offers made by unaffiliated persons during the last two years, as no such offers were made during the last two years. Furthermore, because none of AIG or its subsidiaries including Merger Sub has purchased any Company stock during the last two years (except for any purchases executed by mutual funds that are managed or advised by subsidiaries of AIG on behalf of their clients), AIG or Merger Sub did not consider the prices paid by them in their acquisition of the Company stock under the merger agreement.

The foregoing discussion of the information and factors considered and given weight by AIG and Merger Sub in connection with the fairness of the merger is not intended to be exhaustive but is believed to include all material factors considered by AIG and Merger Sub. AIG and Merger Sub did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their conclusions as to the fairness of the proposed merger. Rather, the fairness determinations were made after consideration of all of the foregoing factors as a whole.

The Company’s Position as to the Fairness of the Merger to the Company’s Stockholders (other than AIG and its subsidiaries)

The Board believes that the merger agreement and the merger are fair to and in the best interests of the Company’s stockholders (other than AIG and its subsidiaries) for all of the reasons set forth above under “SPECIAL FACTORS—Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement.” With a view to conducting a fair process with respect to the negotiation and consideration of the merger, the Board established a Special Committee, consisting of four independent directors of the Company. None of the members of the Special Committee is an officer or employee of the Company, and none will be a stockholder, director, officer or employee of the Company following the merger. With respect to the fairness of the transaction price in connection with the merger, the Board has noted that AIG indicated, following extensive negotiations with the Special Committee and its representatives, that the merger consideration of $22.00 in cash per share was the highest price that AIG would be willing to pay.

In reaching these conclusions, the Board considered it significant that the Special Committee retained its own financial and legal advisors who have extensive experience with transactions similar to the merger and who assisted the Special Committee in evaluating the merger and in negotiating with AIG and its advisors.

Lehman Brothers was retained as financial advisor to the Special Committee and, in connection with the Special Committee’s May 14, 2007 meeting, was asked by the Special Committee to render an opinion as to the fairness, from a financial point of view, of the merger consideration to be offered to the stockholders of the Company (other than AIG and its subsidiaries). Lehman Brothers delivered to the Special Committee its opinion that, as of May 14, 2007 and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, from a financial point of view, the consideration to be offered to the stockholders of the Company (other than AIG and its subsidiaries) in the merger is fair to such stockholders.

The Board, based in part on the recommendation of the Special Committee, unanimously recommends that the Company’s stockholders vote FOR the approval of the merger agreement. The recommendation of the Board was made after consideration of all the material factors, both positive and negative, as described above.

Financial Projections

In connection with AIG’s review of the Company and in the course of the negotiations between the Special Committee and AIG described in “SPECIAL FACTORS—Background of the Merger,” the Company provided AIG with non-public business and financial information. The non-public information included projections of the Company’s future operating performance. Such projections also were provided to Lehman Brothers in its capacity as financial advisor to the Special Committee. The information set forth below has been excerpted from the materials provided to AIG and Lehman Brothers, and does not give effect to the transactions contemplated by the merger agreement.

The Company does not, as a matter of course, publicly disclose projections of future revenues or earnings. However, as requested, senior management did provide financial forecasts to AIG, the Special Committee and its financial advisor, Lehman Brothers. The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to AIG in connection with its due diligence investigation of the Company. The projections were not prepared with a view to compliance with the published guidelines of the SEC regarding projections, nor were they prepared in accordance with generally accepted accounting principles or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. The projections included in this proxy statement have not been prepared by, and are not the responsibility of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, who has neither examined nor compiled the projections, and accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect to the projections. The audit report incorporated by reference into this proxy statement related to the Company’s historical financial information does not extend to the projections and should not be read to do so. In compiling the projections, the Company’s management took into account historical performance, combined with projections regarding development activities. The projections were developed in a manner consistent with management’s historical development of budgets and long-range operating projections and were not developed for public disclosure. Although the projections were presented with numerical specificity, the projections reflect numerous assumptions and estimates as to future events made by the Company’s management that management believed were reasonable at the time the projections were prepared. Failure to achieve any such assumptions would impact the accuracy of the projections. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of management, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. See “FORWARD-LOOKING STATEMENTS” on page 14.

The Company does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even if any or all of the assumptions underlying the projections are shown to be in error. A summary of the projections is set forth below:

	Management Projections
	2007	2008	2009	2010	2011
	($ in millions)
Direct Premiums Written	$1420.2	$1633.5	$1830.0	$2049.5	$2295.2
Net Income	$78.8	$85.3	$104.7	$115.5	$141.5

The material assumptions made by the Company in developing these projections are as follows:

	Key Management Projections’ Assumptions
	2007	2008	2009	2010	2011
Direct Premiums Written Growth(1)	8%	15%	12%	12%	12%
Loss and Loss Adjustment Expenses Ratio	73.5%	75.0%	74.8%	75.0%	75.0%
Expense Ratio	22.5%	21.0%	20.2%	20.0%	19.0%

(1)          Expressed as a percentage change over the prior year.

Opinion of the Financial Advisor to the Special Committee

On October 4, 2006, Lehman Brothers was engaged by the Special Committee to act as its financial advisor in connection with a potential acquisition by AIG of the remaining shares of Company common stock not already owned by AIG or its subsidiaries. On May 14, 2007, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to the Special Committee that as of such date and, based upon and subject to the matters stated in its opinion, from a financial point of view, the merger consideration to be offered to the stockholders of the Company, other than AIG and its subsidiaries, in the merger was fair to such stockholders.

The full text of Lehman Brothers’ written opinion, dated May 14, 2007, is attached as Annex B to this proxy statement. Lehman Brothers provided its opinion for the information and assistance of the Special Committee in connection with its consideration of the merger. Lehman Brothers has not been requested to opine as to, and Lehman Brothers’ opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the merger. Lehman Brothers’ opinion is not a recommendation as to how any holder of Company common stock should vote with respect to the merger. Stockholders are encouraged to read Lehman Brothers’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering the opinion described above, Lehman Brothers reviewed and analyzed, among other things:

(1)   The merger agreement and the specific terms of the proposed merger;

(2)   Publicly available information concerning the Company that it believed to be relevant to its analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, Amended Annual Report on Form 10-K/A filed on April 26, 2007 for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007;

(3)   Financial and operating information with respect to the business, operations and prospects of the Company furnished to Lehman Brothers by the Company, including the financial projections of the Company and estimated cost savings and operating synergies expected to result from the merger (the “Expected Synergies”), in each case as prepared by the management of the Company;

(4)   Published estimates of independent research analysts with respect to the future financial performance of the Company;

(5)   A trading history of the common stock of the Company from May 10, 2006 to May 10, 2007 and a comparison of such trading history with those of other companies that Lehman Brothers deemed relevant;

(6)   A comparison of the historical financial results and present financial condition of the Company with those of other companies that Lehman Brothers deemed relevant;

(7)   A comparison of the financial terms of the merger transaction with the financial terms of certain other transactions that Lehman Brothers deemed relevant; and

(8)   Public statements made by AIG with respect to its ownership interest in the Company, including the information contained in Schedule 13D/A (including any exhibits thereto) filed by AIG on January 24, 2007. In its proposal to the Board, AIG stated that it was interested only in acquiring the publicly held shares of the Company, and that it had no interest in selling its controlling stake in the Company.

In addition, Lehman Brothers had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

The Lehman Brothers opinion states that Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. However, for the purpose of Lehman Brothers’ analysis, upon discussions with the Company’s management such financial projections were adjusted to reflect a more efficient usage of excess capital to align the Company’s practice with industry standards and the Company’s management has agreed with the appropriateness of the use of, and Lehman Brothers’ reliance upon, this concept in performing its analysis. In addition, upon the advice of the Company, Lehman Brothers assumed that the amounts and timing of the expected synergies were reasonable and that the expected synergies would be realized substantially in accordance with such estimates. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the respective assets or liabilities of the Company. Furthermore, Lehman Brothers are not actuaries and its services did not include actuarial determinations or evaluations by Lehman Brothers or an attempt to evaluate actuarial assumptions. In that regard, Lehman Brothers made no analyses of, and expressed no opinions as to, the adequacy of insurance reserves of the Company and relied upon information furnished to us by the Company as to the adequacy of such reserves. In addition, the Special Committee did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit any indications of interest from any third party with respect to the sale of all or a part of the Company. Lehman Brothers’ opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of May 14, 2007.

In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to the Company, but rather made its determination as to the fairness, from a financial point of view, of the merger consideration to be offered to the stockholders of the Company other than AIG and its subsidiaries on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. None of the Company, Lehman Brothers or any other person assumes responsibility if future results are materially different from those assumed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the Special Committee. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Comparable Company Analysis:

In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers reviewed and compared specific financial and market data relating to the Company with selected companies that Lehman Brothers, based on its experience with companies in the personal lines property & casualty insurance industry, deemed appropriate as comparables to the Company including: The Allstate Corporation, The Progressive Corporation, Safeco Corporation, Mercury General Corporation,  The Hanover Insurance Group, The Commerce Group, Inc., State Auto Financial Corporation and Horace Mann Educators Corporation.

The financial information compared included current stock price, market capitalization, price as a percentage of the previous 52 weeks’ high and low stock price, estimated earnings per share for 2007 and 2008, GAAP book value as of March 31, 2007, and estimated return on average equity for 2007. The credit statistics compared included the ratio of 2006 net premiums written to surplus and the ratio of long-term debt to book capitalization. In order to arrive at a public market reference range for the Company, Lehman Brothers derived multiples for the comparable companies, including price as a multiple of (i) estimated earnings for 2007 and 2008 in accordance with GAAP and (ii) GAAP book value. The market price information used in such analysis was as of May 10, 2007.  The earnings per share estimates used were based on estimates as of May 10, 2007 by Institutional Brokers Estimate System or I/B/E/S (“IBES”), a data service that monitors and publishes a compilation of earnings estimates regarding companies of interest to institutional investors produced by selected research analysts.

The following table presents the results of the financial analysis described above for the selected companies:

Price to:
	2007E EPS	2008 E EPS	Book Value
Mean	11.2x	11.5x	1.63x
Median	11.1x	11.6x	1.55x
Maximum	13.1x	13.3x	2.48x
Minimum	9.2x	9.3x	1.20x

Lehman Brothers then derived from this the ranges of these multiples deemed most meaningful for this analysis (which were 10.5x—13.1x 2007 estimated earnings and 10.5x—13.3x 2008 estimated earnings) and applied these multiples to the Company.  In addition, Lehman Brothers also applied a 30% control premium (the premium that Lehman Brothers believed to be the most appropriate in light of the Company’s stock price and financial performance and market conditions) to the ranges derived above. These calculations indicated a range of implied per share equity values for the Company of $14 to $18.  Lehman Brothers noted that the merger consideration of $22.00 per share was above the range of implied per share equity values for the Company based on the Comparable Company Analysis.

Lehman Brothers selected the comparable companies named above because their businesses and operating profiles are reasonably similar to those of the Company. However, because of the inherent differences between business, operations and prospects of the Company and the businesses, operations and prospects of the comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the Comparable Company Analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Company and the companies included in this analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between the Company and the companies included in the Comparable Company Analysis.

Comparable Transaction Analysis:

Using publicly available information, Lehman Brothers reviewed, analyzed and compared the purchase prices and financial multiples paid in select automobile insurance transactions since 1995 that Lehman Brothers, based on its experience, deemed relevant to arriving at its opinion. Lehman Brothers reviewed the following transactions:

Date Announced	Acquirer	Target
08/25/1995	Berkshire Hathaway, Inc.	GEICO Corporation
03/02/2007	Farmers Group, Inc.	Bristol West Holdings, Inc.
12/04/2006	Elara Holdings, Inc.	Direct General Corp.
07/29/2005	Sentry Insurance Group	Viking Insurance Holdings, Inc.
12/15/2003	Liberte Investors	US Auto Holdings Inc.
06/25/2003	AIG	GE US Auto & Home
05/22/2003	Palisades Group, LLC	High Point Group
03/26/2003	Nationwide Mutual Insurance Co.	Titan Insurance
05/31/2001	Safety Holdings Inc.	Thomas Black Corp.
12/27/1999	Prudential Financial, Inc.	Titan Insurance
07/12/1999	MetLife, Inc.	St. Paul Personal Lines
06/09/1999	The Allstate Corporation	CNA Personal Lines Business
01/11/1999	American Financial Group	Worldwide Insurance Group
01/26/1998	The Allstate Corporation	Pembridge Insurance Co.
10/16/1997	Hartford Financial Services Group	Omni Insurance Group
06/23/1997	General Motors Corp	Integon Corp.

The reasons for and the circumstances surrounding each of the transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company, and the businesses, operations, financial conditions and prospects of the companies included in the Comparable Transaction Analysis. Accordingly, Lehman Brothers believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the proposed merger. Lehman Brothers believed that the appropriate use of the Comparable Transaction Analysis required qualitative judgments concerning the differences between the characteristics of these transactions and the proposed merger which would affect the acquisition values of the acquired companies and the Company.

In order to arrive at a valuation range for the Company based on comparable transactions, Lehman Brothers derived multiples for the comparable transactions, including the price paid for the target companies as a multiple of (i) book value of the target companies, (ii) tangible book value of the target companies, (iii) latest twelve months (LTM) net income of the target companies, and (iv) estimated forward earnings for the target companies.

	Price / Book Value	Price / Tangible Book Value	Price / LTM Earnings	Price / Forward Earnings
Mean	2.26x	2.09x	15.9x	19.6x
Median	1.66x	2.24x	14.4x	17.1x

Lehman Brothers also noted that GEICO Corporation was the only true public direct auto franchise that had been acquired in the past twelve years. Moreover, GEICO Corporation was a minority buy-in of a direct auto company with an existing national franchise, and it was bought in at approximately 22x LTM earnings and 19x forward earnings.

Lehman Brothers selected the price to LTM earnings and price to forward earnings as being the most appropriate multiples and then derived the ranges of these multiples deemed most meaningful for this analysis (which were 20.0x-21.6x LTM earnings and 19.2x-20.0x forward earnings) and applied these multiples to the Company.

Based on these multiples, the implied per share equity value for the Company from this analysis was $19-$23.

Lehman Brothers noted that the merger consideration of $22.00 per share was within the upper end of the range of the implied share prices of $19 and $23 that resulted from the Comparable Transaction Analysis described above.

Minority Squeeze-Out Premiums Paid Analysis:

In order to assess the premium proposed to be paid by AIG in the merger, Lehman Brothers reviewed premiums paid by acquirers in selected minority squeeze-out transactions since 1998 where the acquirer owned at least 50% of the target before the transaction and the acquired entity equity value was at least $50 million. Lehman Brothers utilized the premiums paid based on Dealogic (a company that designs and develops information systems to address specific needs of the capital markets industry) calculations for the 1 day, 1 week and 1 month prior to the transaction. The following table summarizes the results of such calculations:

	Period Prior to Announcement
	One Day	One Week	One Month
Mean Premium	32.7%	33.9%	34.7%
Median Premium	28.4%	32.0%	29.3%
Maximum Premium	140.0%	109.1%	162.1%
Minimum Premium	-11.1%	-5.8%	-64.9%

8

Lehman Brothers selected a range based on the mean and median premiums and applied this range to the share price of the Company’s common stock for the same periods to calculate the implied per share equity value of the Company as follows:

	Period Prior to Announcement
Implied Price at	One Day	One Week	One Month
25% premium	$20.74	$20.96	$22.03
30% premium	$21.57	$21.80	$22.91
35% premium	$22.40	$22.64	$23.79

Based on the above, the implied per share equity value for the Company was $21 - $24.

Lehman Brothers noted that the merger consideration of $22.00 per share was within the range of the implied share prices of $21 and $24 that resulted from this analysis.

Discounted Cash Flow Analysis:

In order to estimate the present value of Company common stock, Lehman Brothers modeled a discounted cash flow analysis using the Company’s after-tax levered free cash flows for fiscal years 2007 through 2011.

A discounted cash flow is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Lehman Brothers performed a discounted cash flow analysis for the Company by adding (1) the present value of the Company’s projected after-tax levered free cash flows to (2) the present value of the “terminal value” of the Company. The “terminal value” refers to the value of all future cash flows from an asset at a particular point in time. Lehman Brothers created three valuation scenarios for the analysis:

•       The Management Case, based on management’s five-year projections;

•       The Industry Growth Case, based on the combined ratios from the management case, but utilizing an industry average growth rate of 6%;

•       The Extended Case, based on the management case for the first five years and for years six through ten, based on the combined ratios from the management case but gradually reducing the growth rate to the industry average of 6%.

Discounted cash flow analysis was modeled without the benefit of management’s estimates of potential synergies and expense savings that could be realized by AIG. In addition, Lehman Brothers separately calculated the value of potential synergies and expense savings that could be realized by AIG, which they subsequently added to the value of each of the above cases.

To determine terminal value, Lehman Brothers took into account several factors. The Management Case uses a terminal multiple range of 15x to 17x, to reflect the material premium to its peers the Company has historically traded at in the past.  The Industry Growth Case and Extended Case use terminal multiples within the peer group range (10x to 12x), albeit at the higher end of such range. This reflects growth rates closer to industry averages in the terminal year and the longer period utilized in the Extended Case places long term growth more in line with peers.  Lehman Brothers discounted the levered free cash flow streams and the estimated terminal value to a present value at a range of discount rates. For the Management Case, there is a material increase in anticipated earnings growth over the five-year projection period. As a result, Lehman Brothers chose to widen its discount rate range for this case by at the low end, 11% based on cost of capital analysis, and at the high end, 15% to reflect the increased return a buyer might require for the increased risk in achieving the higher growth projections. For both the Industry Growth Case and the Extended Case, Lehman Brothers used a discount rate range of 10% to 12%, reflecting lower volatility and risk associated with utilizing industry averages. The discount rates utilized in this analysis were chosen by Lehman Brothers based on its experience with the personal lines property & casualty insurance industry and also on an analysis of the weighted average cost of capital and cost of equity of the Company and other comparables. The table below shows the range of implied per share equity value for the Company.

Discounted Cash Flow Range
No Synergies	$14 - $22
50% Synergies	$17 - $25
100% Synergies	$19 - $28

Lehman Brothers noted that the merger consideration of $22.00 per share was at the top of the range of the implied share prices of $14 and $22 that resulted from the Discounted Cash Flow Analysis without synergies. Lehman Brothers also noted that the merger consideration of $22.00 per share was within the upper end of the range of the implied share prices of $17 and $25 that resulted from the Discounted Cash Flow Analysis with 50% synergies and within the range of the implied share prices of $19 and $28 that resulted from the 100% synergies Discounted Cash Flow.

Analysis at Various Prices:

For illustrative purposes for the consideration of the Special Committee, Lehman Brothers calculated the premium implied by the merger consideration of $22.00 per share over the market price per share of Company common stock at certain times. Lehman Brothers compared the merger consideration with the following trading prices for Company common stock:

•       The closing price of $16.59 on January 24, 2007 (the last trading day prior to the public announcement of AIG’s initial offer);

•       The average closing price of $16.77 for the one (1) week period prior to January 24, 2007;

•       The average closing price of $16.49 for the one (1) week period prior to January 24, 2007;

•       The average closing price of $17.81 for the one (1) month prior to January 24, 2007;

•       The average closing price of $17.06 for the one (1) month period prior to January 24, 2007;

•       The $19.75 initial offer made by AIG in its public announcement on January 24, 2007;

•       The 52-week high closing price (prior to the public announcement of AIG’s initial offer) of $17.95; and

•       The closing price of $21.00 on May 14, 2007 (the last trading day prior to the public announcement of AIG’s final offer).

Applying the final offer price of $22.00 per share, the results of Lehman Brothers’ calculations are reflected below:

Period Considered:	Premium based on $22.00 per share
January 24, 2007 Closing Price	32.6%
1 week ending	31.2%
1 week average	33.5%
1 month ending	23.5%
1 month average	29.0%
January 24, 2007 AIG Initial Offer Price	11.4%
52 week high	22.6%
May 14, 2007	4.8%

Lehman Brothers noted that the resulting premiums based on the merger consideration of $22.00 per share were within the range of premiums that resulted from the comparable analyses described above.

For illustrative purposes, Lehman Brothers also calculated the following transaction multiples implied by the merger consideration of $22.00 per share. Estimates of future results for the Company used by Lehman Brothers in this analysis were based on either Wall Street consensus estimates as provided by IBES, or forecasts prepared by the management of the Company.

•       Transaction value as a multiple of historical 2006 earnings per share

•       Transaction value as a multiple of estimated 2007 IBES median earnings per share

•       Transaction value as a multiple of estimated 2007 management earnings per share

•       Transaction value as a multiple of the book value of equity per share at March 31, 2007

•       The results of Lehman Brothers’ calculations are summarized in the following table:

Implied multiple based on $22.00 per share
Price/2006 EPS	19.3x
Price/2007E IBES EPS	23.2x
Price/2007E Management EPS	24.2x
Price/Book	2.08x

General:

The terms of the merger were determined through arms-length negotiations between the Special Committee with its advisors, and AIG and its advisors, and were unanimously approved by the voting members of the Special Committee and the Board. Lehman Brothers’ opinion does not address any other aspects of the merger transaction and does not constitute a recommendation to any stockholder as to how to vote or to take any other action with respect to the merger. Lehman Brothers’ opinion was one of the many factors taken into consideration by the voting members of the Special Committee in making its unanimous determination to approve the merger agreement. Lehman Brothers’ analyses summarized above should not be viewed as determinative of the opinion of the Special Committee with respect to the value of the Company or whether the Special Committee would have been willing to agree to a different price.

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Special Committee selected Lehman Brothers because of its expertise, reputation and familiarity with the personal lines property & casualty insurance industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

As compensation for its services in connection with the merger, the Company paid Lehman Brothers a retainer of $200,000 and an opinion fee of $1 million upon the delivery of the Lehman Brothers’ opinion. Additional compensation of $2,800,000 will be payable upon completion of the merger. In addition, the Company has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by the Special Committee and the rendering of the Lehman Brothers’ opinion. Lehman Brothers has performed investment banking services for the Company and AIG in the past, and expects to continue to provide such services in the future, and has received, and expects to receive, customary compensation for such services.

In the ordinary course of its business, Lehman Brothers actively trades in the debt and equity securities and loans, if any, of the Company and AIG for its own account and/or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities or loans.

Summary of BAS and JPMorgan presentations to AIG

In June 2006, AIG retained S&C as its legal advisor, to assist it in connection with a possible transaction involving the Company. Also in June 2006, AIG retained BAS to act as its financial advisor in connection with a possible transaction with the Company. In July 2006, AIG retained JPMorgan to act as its financial advisor in connection with a possible transaction with the Company. AIG selected BAS and JPMorgan to act as financial advisors because they are internationally recognized investment banking firms that are regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

On January 16, 2007, BAS and JPMorgan provided a presentation to the management of AIG. On January 17, 2007 AIG’s management provided an update to the finance committee of AIG’s board of directors regarding a possible transaction with the Company. On March 30, 2007, BAS and JPMorgan provided an updated version of their presentation to the management of AIG.

AIG did not request, and BAS and JPMorgan did not provide, (i) any opinion to AIG or any other person in connection with the merger as to the fairness of the merger consideration to AIG, the Company, the stockholders of the Company or any other person or (ii) any other valuation of the Company for the purpose of assessing the fairness of the merger consideration to AIG, the Company, the stockholders of the Company or any other person. BAS and JPMorgan each have established procedures for rendering a fairness opinion, including review of the fairness opinion and the underlying information, comparisons and analyses by a fairness committee composed of senior investment bankers with relevant expertise. Because BAS and JPMorgan were not requested to render a fairness opinion, it was not necessary to, and they did not, submit the information, comparisons and analyses described below to a fairness committee for review, nor did they follow all of the procedures that they ordinarily follow in connection with rendering a fairness opinion. Had BAS or JPMorgan been requested to provide an opinion or been requested to recommend or provide support for a fair or appropriate valuation of the Company’s securities and submitted the information, comparisons and analyses described below to their full fairness opinion process, including review by a fairness committee, the information, comparisons and analyses presented by BAS and JPMorgan following that process may have been different from those described below.

The following summary of the January 16, 2007 and March 30, 2007 presentations is included here only for informational purposes and to comply with disclosure requirements. The analyses described herein and the order in which they are presented and the results of the analyses do not represent relative importance or weight given to these analyses by BAS, JPMorgan, AIG, its management or the finance committee of AIG’s board of directors. The summary of the presentations set forth below is qualified in its entirety by reference to the full text of the presentation materials which are filed as Exhibits to the Company’s Schedule 13E-3 dated as of the date hereof and incorporated herein by reference to this document. Neither the presentation materials nor this summary constitutes a recommendation as to whether any stockholder of the Company should vote in favor of the merger or any other action that any stockholder of the Company should take or refrain from taking in connection with the merger.

In providing financial advice and preparing financial analysis, BAS and JPMorgan:

•       reviewed certain publicly available financial statements and other business and financial information of the Company;

•       reviewed certain internal financial statements and other financial and operating data concerning the Company;

•       reviewed certain financial forecasts relating to the Company prepared by the Company, including the modifications to those financial forecasts prepared by AIG;

•       discussed the Company’s past and current operations, financial condition and prospects with senior executives of AIG;

•       reviewed the reported prices and trading activity for Company common stock;

•       compared the Company’s financial performance and the prices and trading activity of Company common stock with that of certain other publicly traded companies that BAS and JPMorgan deemed relevant;

•       reviewed the premiums paid in selected cash minority buy-in transactions that BAS and JPMorgan deemed relevant; and

•       performed other analyses and considered other factors as BAS and JPMorgan deemed appropriate.

In preparing the presentation materials, BAS and JPMorgan assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information reviewed by it. With respect to the financial forecasts of the Company referenced above, BAS and JPMorgan assumed, at AIG’s direction, that such forecasts, as modified by AIG, were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company’s and AIG’s management as to the Company’s future financial performance before and after giving effect to the sensitivities reflected in such forecasts. Neither BAS nor JPMorgan made any independent valuation or appraisal of the Company’s assets or liabilities and neither of them prepared any such valuation or appraisals.

BAS’ and JPMorgan’s presentations were necessarily based on economic, market and other conditions as in effect on, and information made available to them as of, the date of such presentations. Accordingly, although subsequent developments may affect the information contained in the presentations, BAS and JPMorgan did not assume any obligation to update, revise or reaffirm the contents of the presentations.

The following represents a brief summary of the material financial analyses contained in the presentations prepared by BAS and JPMorgan for AIG’s management and the finance committee of AIG’s board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BAS and JPMorgan, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BAS and JPMorgan. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BAS and JPMorgan.

Discounted Cash Flow Analysis.

BAS and JPMorgan performed a discounted cash flow analysis of the Company to calculate the present value of the standalone unlevered (i) dividends that the Company could distribute during calendar years 2007 through 2011 and (ii) terminal value based on the net operating income that the Company could generate during calendar year 2012 utilizing two scenarios prepared by AIG and incorporating certain projections for the Company’s future performance prepared by the Company, as modified by AIG. The first scenario was used in the preparation of the January 16, 2007 presentation, and we refer to this scenario as the AIG base case. The second scenario was used in the preparation of the March 30, 2007 presentation, and we refer to this scenario as the revised AIG base case. Both the AIG base case and the revised AIG base case assumed that the Company would pay annual dividends equal to (a) the greater of (i) 10% of the policyholder’s surplus at the beginning of such year and (ii) 100% of the prior year’s net income, plus (b) an additional allowable special dividend of up to $100 million per year, to the extent the aggregate amount of distributions would not exceed an amount that would cause the ratio of net premiums written to statutory surplus to exceed 3.0x. The AIG base case takes into account the Company’s projections, provided to BAS and JPMorgan in September 2006, as modified by AIG and the revised AIG base case takes into account the Company’s projections, as revised downward by the Company and provided to BAS and JPMorgan in February 2007, as further modified by AIG. The Company’s projections are more fully described under Financial Projections. BAS and JPMorgan applied multiples ranging from 11.0x to 13.0x to the Company’s estimated 2012 GAAP net operating income, then subtracted the Company’s current debt from the product of that calculation to arrive at the estimated terminal values. The dividends and terminal values were then discounted to present value using discount rates ranging from 10.0% to 12.0%. The analysis indicated the following implied per share equity value reference ranges for the Company under the AIG base case and AIG revised base case scenarios, without taking into account any synergies anticipated by AIG to result from the merger:

Base Case	Revised Base Case
$15.68-$19.45	$14.64-$18.03

For both the AIG base case and the AIG revised base case, BAS and JPMorgan then applied the same discount rates and terminal value multiples to the anticipated after-tax synergies for each year in order to determine the present value of the synergies anticipated by AIG to result from the merger. One hundred percent of these anticipated synergy values were allocated across the total number of shares outstanding and added to the reference ranges described above to obtain the following implied per share equity value reference ranges for the Company under the AIG base case and AIG revised base case scenarios, taking into account assumed realization of all the synergies anticipated by AIG to result from the merger:

Base Case	Revised Base Case
$18.63-$23.09	$18.31-$22.55

For the January 16, 2007 presentation, BAS and JPMorgan also derived theoretical implied equity value multiples that would have been paid on the Company’s (i) last twelve months’ earnings per share, which we refer to as EPS, (ii) estimated 2006 EPS, (iii) estimated 2007 EPS, and (iv) book value per share at September 30, 2006, excluding accumulated other comprehensive income, which we refer to as AOCI at certain assumed per share transaction values, including at the $22.00 per share merger consideration. The results of this analysis for the eventual $22.00 per share merger consideration, as presented in the January 16, 2007 presentation, are as follows:

Implied Equity Value Multiples	Per Share Data	Base Case Multiples at assumed $22.00 per share merger consideration
LTM EPS	$1.22	18.0x
2006E EPS	$1.19	18.5x
2007E EPS	$1.01	21.8x
Book Value (at 9/30/06)	$10.55	2.09x

For the March 30, 2007 presentation, BAS and JPMorgan also derived theoretical implied equity value multiples that would have been paid on the Company’s (i) actual 2006 EPS, (ii) estimated 2007 EPS and (iii) book value per share at December 31, 2006, excluding AOCI, at certain assumed per share transaction values, including at the eventual $22.00 per share merger consideration. The results of this analysis for the $22.00 per share merger consideration, as presented in the March 30, 2007 presentation, are as follows:

Implied Equity Value Multiples	Per Share Data	Revised Base Case at assumed $22.00 per share merger consideration
2006 EPS	$1.12	19.6x
2007E EPS	$0.91	24.2x
Book Value (at 12/31/06)	$10.71	2.05x

Selected Publicly Traded Companies Analysis

BAS and JPMorgan reviewed selected publicly available financial and stock market information for AIG, the Company and the following seven publicly traded companies in the personal lines insurance business:

•       The Progressive Corporation

•       Mercury General Corporation

•       The Allstate Corporation

•       Safeco Corporation

•       The Hanover Insurance Group, Inc.

•       The Commerce Group, Inc.

•       State Auto Financial Corporation

BAS and JPMorgan reviewed, among other things, the market values of the Company and the selected publicly traded companies, (1) in the case of the January 16, 2007 presentation, based on closing stock prices on January 12, 2007, as a multiple of (a) estimated EPS for calendar years 2006 and 2007 and (b) book value per share (excluding AOCI) as of September 30, 2006 and (2) in the case of the March 30, 2007 presentation, based on closing stock prices on March 29, 2007, as a multiple of (a) estimated EPS for calendar years 2007 and 2008 and (b) book value per share (excluding AOCI) as of December 31, 2006. Estimated financial data of the selected publicly traded companies were based on publicly filed reports and publicly available equity research analyst estimates. Estimated financial data for the Company were based on publicly filed reports, the Company’s internal management estimates and First Call consensus estimates. For the January 16, 2007 presentation, this analysis indicated the following medians and ranges of multiples of share price to 2006 and 2007 estimated EPS and book value for the comparable companies:

	Price/2006E EPS	Price/2007E EPS	Price / 9/30/06 Book Value
Comparable Companies Range	8.4x-13.1x	9.3x-12.2x	1.20x-2.88x
Comparable Companies Median	11.1x	10.8x	1.77x

This analysis also indicated the following multiples of share price to 2006 and 2007 estimated EPS and book value for the Company and AIG:

Company	Price/2006E EPS	Price/2007E EPS	Price / 9/30/06 Book Value
21st Century	14.2x	16.7x	1.60x
AIG	12.1x	11.4x	2.07x

For the March 30, 2007 presentation, this analysis indicated the following medians and ranges of multiples of share price to calendar year 2007 and 2008 estimated EPS and book value for the comparable companies:

	Price/2007E EPS	Price/2008E EPS	Price / 12/31/06 Book Value
Comparable Companies Range	8.7x-12.3x	8.8x-12.5x	1.16x-2.61x
Comparable Companies Median	10.6x	10.9x	1.75x

This analysis also indicated the following multiples of share price to 2007 and 2008 estimated EPS and book value for the Company and AIG:

Company	Price/2007E EPS	Price/2008E EPS	Price / 12/31/06 Book Value
21st Century	23.3x	21.4x	1.98x
AIG	10.6x	9.8x	1.89x

Historical Stock Price Performance

BAS and JPMorgan reviewed the following historical volume weighted average prices, which we refer to as VWAP, and average daily trading volumes, which we refer to as ADTV, of Company common stock over 30-day, 60-day, 90-day, 180-day and 360-day time periods and the intraday high and low trading price during the twelve-month period ending March 29, 2007:

Period	Price	ADTV
March 29, 2007	$21.23	N/A
30-day VWAP	$21.05	194,574
60-day VWAP	$21.19	202,453
90-day VWAP	$20.06	237,668
180-day VWAP	$18.24	161,436
360-day VWAP	$16.66	134,813
LTM Intraday High	$21.86	N/A
LTM Intraday Low	$13.58	N/A

BAS and JPMorgan also reviewed the following volume of trading activity that occurred within $0.10 increments between January 25, 2007, the first trading day after AIG announced its proposal to acquire the publicly held shares of the Company, and March 29, 2007:

Price Range	Volume	Percentage of Trades
<$20.85	1,287,300	9.8%
$20.86-$20.95	1,640,900	12.5%
$20.96-$21.05	4,240,410	32.3%
$21.06-$21.15	2,257,700	17.2%
$21.16-$21.25	1,428,600	10.9%
$21.26-$21.35	836,600	6.4%
$21.36-$21.45	682,500	5.2%
>$21.46	748,037	5.7%

Premiums Paid Analysis

For purposes of the January 16, 2007 presentation, BAS and JPMorgan reviewed publicly available information for the premiums paid relative to the Company’s closing price on the trading day prior to announcement of (1) 69 selected minority buy-in transactions and (2) 15 selected minority buy-in transactions involving financial institutions, in each case announced since 1995 with transaction values in excess of $50 million. BAS and JPMorgan derived the median premiums paid in these transactions that were in excess of $50 million, $100 million, $200 million and $250 million respectively. A summary of the results of this analysis follows:

	All Minority Buy-in Transactions		Financial Institutions Minority Buy-in Transactions
Transaction Value	Median Premium	No. of Transactions	Median Premium	No. of Transactions
> than $50 million	23.9%	69	17.1%	15
> than $100 million	24.7%	48	19.4%	11
> than $200 million	24.7%	26	22.6%	8
> than $250 million	23.3%	20	24.5%	7

In addition, using assumed whole-dollar potential transaction values ranging from $18.00-$25.00 per share of Company common stock (including the eventual $22.00 per share merger consideration), BAS and JPMorgan derived theoretical implied premiums that would have been paid per share of Company common stock, at such assumed per share transaction values, to the Company’s (1) closing price on January 12, 2007, (2) closing price on July 26, 2006, (3) the 52-week high on January 3, 2007, (4) the 52-week low on June 23, 2006 and (5) the 180-day VWAP. The results of this analysis for the $22.00 per share merger consideration are as follows:

Date	Trading Price	Implied Premium Per Share (at assumed merger consideration amount of $22.00 per share)
1/12/07	$16.85	30.6%
7/26/06	$14.83	48.3%
52-week high on 1/3/07	$18.03	22.0%
52-week low on 6/23/06	$13.58	62.0%
180-day VWAP	$15.64	40.7%

Miscellaneous

The preparation of financial analyses is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. BAS and JPMorgan believe that the analyses summarized above must be considered as a whole. BAS and JPMorgan further believe that selecting portions of the analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BAS’s and JPMorgan’s analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was viewed as any more significant or was or should be given any greater weight than any other analysis.

In performing their analyses, BAS and JPMorgan considered industry performance, general business and economic conditions and other matters, many of which are beyond the Company’s and AIG’s control. The estimates of the future performance of the Company provided by the Company’s management, as modified by AIG, in or underlying BAS’s and JPMorgan’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by BAS’ and JPMorgan’s analyses. These analyses were prepared solely as part of the preparation of presentations to AIG’s management and for the finance committee of AIG’s board of directors. The analyses do not purport to be appraisals or to reflect the prices at which the Company might actually be sold. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BAS’s or JPMorgan’s view of the actual value of the Company.

The type and amount of consideration payable in the merger were determined through negotiations between the Company and AIG and were approved by the board of directors of the Company and the finance committee of AIG’s board of directors and not by any financial advisor. The decision to enter into the merger agreement was solely that of the Special Committee and board of directors of the Company and AIG’s management and the finance committee of AIG’s board of directors. As described above, BAS’ and JPMorgan’s analyses were only one of many factors considered by AIG’s management and the finance committee of AIG’s board of directors in their evaluation of the proposed merger and should not be viewed as determinative of the view of AIG’s management or the finance committee of AIG’s board of directors.

AIG has agreed to pay BAS a fee of $2,800,000, payable upon and concurrently with consummation of the merger. AIG has agreed to pay JPMorgan a fee of $1,800,000, payable upon and concurrently with consummation of the merger. In addition, AIG has agreed to reimburse BAS and JPMorgan for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify BAS and JPMorgan for certain liabilities that may arise out of its engagement by AIG.

BAS, JPMorgan or their respective affiliates in the past have provided, currently are providing and in the future may provide financial advisory and financing services to the Company, AIG and certain of their respective affiliates, and have received and in the future may receive fees for the rendering of these services. In particular, these services include, among other things, (a) BAS and/or its affiliates having acted or currently acting as (i) arranger, bookrunner and/or lender under certain credit facilities for AIG and certain of its affiliates, (ii) bookrunner or manager for various debt offerings by AIG and certain of its affiliates, (iii) manager for an equity offering by an affiliate of AIG and (b) JPMorgan having acted or currently acting as structuring advisor, manager and/or bookrunner for certain debt offerings by AIG and certain of its affiliates and as arranger and administrative agent for certain credit facilities for AIG and its affiliates. In addition, Banc of America Specialist, Inc., an affiliate of BAS, acts as a specialist for Company common stock on the New York Stock Exchange. In the ordinary course of BAS’ business and JPMorgan’s business, each of them and their respective affiliates may actively trade or hold securities or loans of AIG, the Company and certain of their respective affiliates for BAS’ or JPMorgan’s own account or for the accounts of customers, and accordingly BAS and JPMorgan may at any time hold long or short positions in these securities or loans.

Alternatives to the Merger

AIG chose the merger structure because it was the preferable means to acquire the entire equity interest in the Company and provide cash to the Company’s stockholders (other than AIG and its subsidiaries). AIG also considered a stock-for-stock transaction, but rejected this alternative as the issuance of new stock conflicted with the expansion of its share repurchase program. AIG also considered a tender offer transaction, but rejected that alternative because a merger allows for a prompt and orderly transfer of ownership of the shares in a single step, without uncertainty as to the probability of acquiring enough shares to execute a back-end short-form merger associated with a tender offer.

Certain Effects of the Merger

Conversion of Outstanding Company Common Stock and Stock Options

If the merger agreement is approved by the Company’s stockholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in the merger. After the merger, AIG will beneficially own all of the outstanding capital stock of the Company.

When the merger is completed, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than the shares owned by AIG, Merger Sub or any other direct or indirect wholly owned subsidiary of AIG (except for shares held by any mutual fund advised or managed by any of AIG, Merger Sub or any other direct or indirect wholly owned subsidiary of AIG), shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company (except for shares held on behalf of third parties), shares subject to Company Awards and shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) will be converted into the right to receive $22.00 in cash, without interest.

Each outstanding vested stock option (including those options that will vest on or before the first anniversary of the effective time of the merger) at the effective time of the merger issued under a Company stock option plan will be cancelled and each holder thereof will receive from the Company, on the closing date, an amount in cash equal to the product of (1) the excess, if any, of the per-share merger consideration of $22.00 over the per-share exercise price of such stock option, multiplied by (2) the number of shares subject to such stock option, less applicable taxes required to be withheld with respect to such payment. Each stock option that is scheduled to vest following the first anniversary of the effective time will be terminated and, as soon as practicable following the effective time, each holder thereof will receive from AIG restricted stock units of AIG’s common stock with a value (as reasonably determined in good faith by AIG) equal to the product of (1) the number of shares subject to such options times (2) the excess of the per-share merger consideration over the exercise price per share under such Company option.

Each Company Award that has vested or will vest within one year of the effective time of the merger will be cancelled and each holder thereof will receive from AIG an amount of cash equal to the product of (1) the number of shares actually or nominally subject to such Company Award immediately prior to the effective time, times (2) the per-share merger consideration of $22.00, less applicable taxes required to be withheld with respect to such payment. As soon as practicable following the effective time, each Company Award that is scheduled to vest following the first anniversary of the effective time will be terminated and will receive from AIG restricted stock units of AIG’s common stock with a value (as reasonably determined in good faith by AIG) equal to the product of (1) the number of shares actually or nominally subject to such Company Awards times (2) the per-share merger consideration of $22.00.

Effect on Ownership Structure of the Company

At the effective time of the merger, the Company’s current stockholders (other than AIG and its subsidiaries), will cease to have ownership interests in the Company or rights as Company stockholders. Therefore, the Company’s current stockholders (other than AIG and its subsidiaries) would not participate in any earnings or growth of the Company following the merger and would not benefit from any increase in the value of the Company following the merger.

Effect on Listing, Registration and Status of Company Common Stock

Company common stock is currently registered under the Exchange Act and is listed on the New York Stock Exchange under the symbol “TW.” As a result of the merger, the Company will be a privately held company, and there will be no public market for its common stock. After the merger, the common stock will cease to be listed on the New York Stock Exchange, and price quotations with respect to sales of shares of Company common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to the Company. After the effective time of the merger, the Company will also no longer be required to file periodic reports with the SEC.

Effect on Organization and Management of the Company

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation in the merger. It is expected that immediately following the effective time of the merger the officers of the Company immediately prior to the effective time of the merger will remain officers of the surviving corporation. The certificate of incorporation of the Company as in effect immediately prior to the effective time of the merger shall, from and after the effective time of the merger be the certificate of incorporation of the surviving corporation, until duly amended as provided therein or by applicable laws.

It is expected that, upon consummation of the merger, the operations of the Company will be conducted substantially as they currently are being conducted; however, the Company will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with being a public company. Management of AIG has advised the Company that it does not have any present plans or proposals that relate to, or would result in, an extraordinary corporate transaction following completion of the merger involving the Company’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. It is expected, however, that following the merger, the Company’s management will continuously evaluate and review the Company’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of the Company. AIG reserves the right to make any changes deemed appropriate in light of its evaluation and review or in light of future developments.

Beneficial and Detrimental Effects

A benefit of the merger to AIG is that the Company’s future earnings and growth will be solely for their benefit and not for the benefit of the Company’s other current stockholders. Detriments of the merger to AIG is the lack of liquidity for Company common stock following the merger, the risk that the Company will decrease in value following the merger, and the payment by the Company of approximately $            million in transaction costs and estimated fees and expenses related to the merger. See “SPECIAL FACTORS—Estimated Fees and Expenses of the Merger.”

The benefit of the merger to the Company’s stockholders (other than AIG and its subsidiaries) is the right to receive $22.00 per share for their shares of Company common stock and that they will not bear the risk of continuing their investment in the Company. The detriments of the merger to such stockholders are that they will cease to participate in the Company’s future earnings and growth, if any, and that the receipt of the payment for their shares in the merger will be a taxable event for federal income tax purposes. See “SPECIAL FACTORS—Federal Income Tax Consequences.”

Effect on AIG’s Interest in Net Book Value and Net Earnings

After consummation of the merger, AIG’s interests in the net book value and net earnings of the Company will be 100% based on its holdings of the Company’s outstanding capital stock and the Company’s stockholders (other than AIG and its subsidiaries) will no longer hold any direct or indirect equity interest in the Company and therefore will no longer own any interest in its net book value or net earnings. Thus, immediately after the merger, based on the Company’s unaudited March 31, 2007 financial statements, AIG’s 100% interest in the Company will be equal to approximately $929,274,000 in the surviving corporation’s net book value and $18,346,000 in the surviving corporation’s net earnings calculated based on the net earnings of the Company for the three (3) months ended March 31, 2007.

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors, you should be aware that certain of the Company’s executive officers and directors, and AIG and its subsidiaries have interests in the transaction that are different from, or are in addition to, the interests of the Company’s stockholders (other than AIG and its subsidiaries) generally. The Special Committee and the board of directors were aware of these potential or actual conflicts of interest and considered them along with other matters when they determined to recommend the merger. See “SPECIAL FACTORS—Background of the Merger.”

Company Directors

Certain members of the Company’s board of directors are affiliated with AIG and have actual or potential conflicts of interest in evaluating the merger.

Equity Ownership in the Company; Merger Consideration to be Received by Directors and Officers of the Company

The directors and executive officers of the Company will be entitled to receive $22.00 per share of Company common stock held by them upon the effective time of the merger.

Upon completion of the merger, in respect of vested options to acquire shares of Company common stock held by them (including those that will vest at the effective time of the merger by virtue of having been scheduled to vest on or before the first anniversary of the effective time of the merger), the directors and executive officers of the Company will be entitled to receive an amount in cash equal to (1) the excess, if any, of the per-share merger consideration of $22.00 over the applicable exercise price per share of Company common stock subject to such Company stock option, multiplied by (2) the number of shares of Company common stock subject to such Company stock option, less applicable taxes required to be withheld with regard to such payment. All Company options held by directors and executive officers that are scheduled to vest following the first anniversary of the effective time shall be terminated and be of no further effect. As soon as practicable following the effective time, AIG shall issue to the holder of any Company option in which the per-share merger consideration is greater than the exercise price per share under such Company option that is scheduled to vest following the first anniversary of the effective time restricted stock units of AIG’s common stock with a value (as reasonably determined in good faith by AIG) equal to the product of (1) the number of shares subject to the Company option multiplied by (2) the excess of the per-share merger consideration of $22.00 over the exercise price under such Company option. The restricted stock units’ value will be based on the market value of AIG’s common stock at the effective time of the merger and the restricted stock units will vest after three years and will otherwise be subject to such terms and conditions as are generally applicable to AIG’s restricted stock units.

Upon completion of the merger, in respect of vested Company Awards held by them, the directors and executive officers of the Company will be entitled to receive an amount in cash equal to the product of (1) the number of shares actually or nominally subject to such Company Award immediately prior to the effective time of the merger (including those that vest at the effective time by virtue of having been scheduled to vest on or before the first anniversary of the effective time) multiplied by (2) the per-share merger consideration, less applicable taxes required to be withheld with regard to such payment. Any Company Awards that are scheduled to vest after the first anniversary of the effective time shall be terminated and be of no further effect. As soon as is practicable following the effective time, AIG will issue to the holder of any Company Award that is scheduled to vest following the first anniversary of the effective time restricted stock units of AIG’s common stock with a value (as reasonably determined in good faith by AIG) equal to the product of (1) the number of shares actually or nominally subject to such Company Awards multiplied by (2) the per-share merger consideration of $22.00. The replacement restricted stock units’ value will be based on the market value of AIG’s common stock at the effective time of the merger and the restricted stock units will vest after three years and will otherwise be subject to such terms and conditions as are generally applicable to AIG’s restricted stock units.

The following table sets forth (i) the number of shares of Company common stock beneficially owned by each of our directors and executive officers as of the date of this proxy statement, (ii) the number of shares of Company common stock subject to vested options held by each of our directors and executive officers as of the date of this proxy statement, (iii) the number of Company Awards held by each of our directors and executive officers as of the date of this proxy statement, which will vest immediately prior to the consummation of the merger, (iv) the total cash consideration in respect of items (i) through (iii) to be received by each of our directors and executive officers upon completion of the merger, (v) the estimated value of the AIG restricted stock units to be received by each of our directors and executive officers upon completion of the merger, and (vi) the cash payment to be received by each executive officer that participates in the SERP on January 4, 2008 if the executive officer elects to have his or her benefits under the SERP paid out:

Name	Position	Number of Shares Beneficially Owned	Number of Options to be Cashed Out	Number of Company Awards to be Cashed Out	Total Cash Payments Upon Completion of the Merger(1)	Estimated Value of AIG RSUs to be Received Upon Completion of the Merger(1)	Payments Under Supplemental Executive Retirement Plan
Robert M. Sandler	Director	6,000	24,000	—	$274,628	—	—
Steven J. Bensinger	Director	0	4,000	—	$33,560	—	—
John B. DeNault III	Director	1,236,500	28,000	—	$27,372,548	—	—
Carlene M. Ellis	Director	10,000	12,000	—	$317,000	—	—
R. Scott Foster, M.D.	Director	909,454	28,000	—	$20,177,536	—	—
Roxani M. Gillespie	Director	4,500	28,000	—	$268,548	—	—
Jeffrey L. Hayman	Director	0	16,000	—	$137,240	—	—
Philip L. Isenberg	Director	0	12,000	—	$97,000	—	—
Bruce W. Marlow	Director; Chief Executive Officer	35,584	2,710,047	—	$18,645,666	$972,977	$5,567,230
Keith W. Renken	Director	7,000	20,000	—	$318,160	—	—
Thomas R. Tizzio	Director	0	4,000	—	$25,960	—	—
Richard A. Andre	Senior Vice President, Human Resources	7,050	454,965	—	$3,225,751	$162,162	$1,609,205
Michael J. Cassanego	Senior Vice President, General Counsel and Secretary	15,735	596,536	—	$4,480,578	$202,706	$1,636,421
Steven P. Erwin	Senior Vice President and Chief Financial Officer	15,000	150,000	—	$1,228,500	—	—
Marlis S. Kerby	Senior Vice President, Information Technology	0	148,023	—	$972,674	$143,244	$850,704
Allen Lew	Senior Vice President and Chief Actuary	0	184,308	—	$1,289,276	$143,244	$942,832
John M. Lorentz	Vice President, Finance	17,743	223,812	—	$1,897,680	$76,092	$647,932
Michael T. Ray	Senior Vice President, Customer Processes	9,350	220,686	—	$1,785,267	$183,784	$1,150,432
Caren L. Silvestri	Vice President, Customer Processes	11,615	180,699	—	$1,478,102	$60,798	$524,531
Dean E. Stark	Senior Vice President, Claims	16,804	539,032	—	$4,110,187	$183,784	$1,547,114
Anthony W. Tomich	Treasurer & Investor Relations Officer	820	21,666	1,293	$192,832	$85,060	—
Jesus C. Zaragoza	Vice President and Controller	4,332	24,950	6,313	$373,240	$140,000	—

(1)                 Before deduction of applicable withholding taxes.

For further information regarding the beneficial ownership of Company common stock by our directors and executive officers, see “Beneficial Ownership of Securities by Management” beginning on page 92.

Employment with the Surviving Corporation

It is expected that immediately following the effective time, the officers of the Company immediately prior to the effective time of the merger will remain officers of the surviving corporation. See “Retention and Severance Agreements with Executive Officers” and “New Employment Agreement with Bruce W. Marlow.”

New Employment Agreement with Bruce W. Marlow

Upon consummation of the merger, it is anticipated that Mr. Marlow, President, Chief Executive Officer and Vice-Chairman of the Company, will assume the position of President of the combined operations of the Company and the profit center of AIG’s subsidiaries called AIG Direct. At the request of AIG, Mr. Marlow has entered into a new employment agreement with the Company and AIG, which will be effective upon the effective time of the merger. The employment agreement supersedes both Mr. Marlow’s current retention agreement with the Company, as well as the Company’s 1998 Executive Severance Plan. Mr. Marlow’s employment agreement has a term through December 31, 2009, and provides for, among other things:

•       an annual base salary of $950,000 and a target annual bonus of 100% of base salary provided that the annual bonus received for the 2007 fiscal year will be no less than $950,000 if Mr. Marlow is employed by the Company as of December 31, 2007;

•       a retention bonus if Mr. Marlow remains employed through the first anniversary of the merger, to be computed as the greater of (i) $2,850,000 or (ii) 1.5 times the sum of his base salary in effect at such time and Mr. Marlow’s most recent annual bonus;

•       option grants with respect to AIG common stock with a value of $1,165,000 following effective time of the merger and in each of the 2008 and 2009 fiscal years;

•       a grant of 17,500 AIG performance units for the 2007-2008 performance period and to receive subsequent grants of 17,500 AIG performance units for each of the 2008-2009 and 2009-2010 performance periods;

•       a grant of 250 AIG senior partner units for the 2005-2007 performance period and to receive subsequent grants of 250 AIG senior partner units for each of the 2006-2008 and 2007-2009 performance periods;

•       an AIG restricted stock unit grant following the effective time of the merger with a value equal to the Company restricted stock and option grants held by Mr. Marlow which will be forfeited upon the merger in accordance with their existing terms;

•       upon termination of Mr. Marlow’s employment without “cause” or by Mr. Marlow for “good reason” (each as defined in the agreement), prior to the first anniversary of the merger, Mr. Marlow will be entitled to receive severance equal to the greater of (i) $5,700,000 or (ii) 3 times the sum of his base salary in effect at such time and Mr. Marlow’s last annual bonus. Upon termination of Mr. Marlow’s employment without cause or by Mr. Marlow for good reason, between the first anniversary of the merger and December 31, 2009, Mr. Marlow will be entitled to receive severance equal to the greater of (i) $2,850,000 or (ii) 1.5 times the sum of his base salary in effect at such time and Mr. Marlow’s last annual bonus. Mr. Marlow is also entitled to 36 months of benefit continuation upon the terms specified in the agreement.

Payment of any severance benefits is conditioned upon a release of claims by Mr. Marlow. Under the employment agreement, Mr. Marlow has agreed to a 12 month post-termination non-competition covenant as well as non-solicitation, confidentiality and non-disparagement covenants.

Retention and Severance Agreements with Officers

In connection with the merger agreement, the Company has entered into retention and severance agreements with the following officers of the Company: Richard A. Andre; Michael J. Cassanego; Chong Ha; Marlis S. Kerby; Allen Lew; John M. Lorentz; Michael T. Ray; Caren L. Silvestri; Dean E. Stark; Anthony W. Tomich; and Jesus C. Zaragoza. The retention and severance agreements are effective upon the closing of the merger and provide for, among other things:

•       a retention payment to the executive if the executive remains employed by the Company on the first anniversary of the effective time of the merger; and

•       payment of severance or any unpaid retention, as applicable, if the executive is terminated without cause or terminates his employment for good reason before the third anniversary of the effective time of the merger.

Payment of any severance benefits is conditioned upon a release of claims by the executive. Pursuant to the terms of the retention and severance agreements, each executive agrees to a 12 month post-termination non-competition covenant as well as non-solicitation and confidentiality covenants. The retention and severance agreements supersede the executives’ existing retention agreements, as well as the rights of the executives under the Company’s Executive Severance Plan, which the Company is required to terminate immediately prior to the effective time of the merger. The aggregate potential payments to the executives under the retention and severance agreements include potential retention payments of $3,677,312, plus aggregate potential severance payments (in addition to unpaid retention, if applicable) of an additional $3,677,312.

Directors of the Surviving Corporation Post Merger

The board of directors of Merger Sub at the effective time shall, from and after the effective time of the merger, be the directors of the surviving corporation, until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws.

Indemnification and Insurance

Pursuant to the merger agreement, AIG and the Company, as the surviving corporation in the merger, will indemnify, and advance reasonable expenses to, the current and former directors and officers of the Company and its subsidiaries, referred to as the indemnified parties, against all costs or expenses, judgments, fines, losses, claims, damages or liabilities in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the time of the merger whether asserted or claimed prior to, at or after the effective time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or by-laws in effect on the date hereof to indemnify such person.

For a period of six years following the merger, the Company, as the surviving corporation, will obtain and fully pay for directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as the Company’s existing policies with regard to matters existing or occurring at or prior to the effective time including in connection with the merger agreement or the transactions or actions contemplated thereby.

Compensation of the Special Committee

In consideration of the expected time and other commitments that would be required of Special Committee members, the board of directors determined that each member of the Special Committee would receive a fee of $1,500 for each Special Committee meeting attended in connection with the proposed merger. Such fees amounted to up to $6,000 per meeting and $237,000 in the aggregate, without regard to whether the Special Committee were to recommend approval of the merger agreement or whether the merger were consummated. In addition, the members of the Special Committee will also be reimbursed for their reasonable out-of-pocket travel and other expenses in connection with their service on the Special Committee.

Plans for the Company if the Merger is Not Completed

It is expected that, if the merger is not completed, the current management of the Company, under the direction of the board of directors, will continue to manage the Company as an ongoing business. From time to time, it is expected that the Company will evaluate and review its business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the Company’s business and operations will not be adversely affected.

Estimated Fees and Expenses of the Merger

The Company expects to incur approximately $                 million in fees and expenses in connection with the consummation of the merger and the related transactions, as set forth in the table below:

Expenses	Estimated Amount
Financial advisory fees and expenses	$
Legal and accounting fees and expenses
Special Committee fees and expenses
Printing and mailing fees and expenses
SEC filing fees
Miscellaneous
Total	$

In addition, it is expected that Merger Sub and/or AIG will incur legal and other advisory fees.

In general, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense.

If the merger agreement is terminated in certain circumstances described below, the Company may be required to pay AIG a termination fee. In addition, as described under “THE MERGER AGREEMENT—Termination Fees”, if the Company fails to pay any termination fee when due, it will be obligated to pay the costs and expenses (including legal fees) incurred in connection with any action to collect payment of the fee.

Regulatory Approvals and Requirements

In connection with the merger, the Company will be required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•       filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware law after the approval and adoption of the merger agreement and the merger by the Company’s stockholders; and

•       certain notice filings with The New York Stock Exchange.

The Company and AIG believe that no federal or state regulatory approvals will be required in order to complete the merger.

Litigation Related to the Merger

Edward Bronstein v. 21st Century Insurance Group, et al. and Francis A. Sliwinski v. 21st Century Insurance Group, et al. allege that the Company, its directors and AIG have, or will, breach fiduciary duties as a result of AIG’s January 24, 2007 merger proposal to acquire the remaining shares of Company stock which AIG does not yet own. Both actions were filed in the Los Angeles Superior Court in January 2007 and seek class action certification and equitable relief. The Bronstein and Sliwinski actions have been consolidated into a single action captioned In re 21st Century Shareholder Litigation.

On May 23, 2007, a third action, Paul Roberts v. 21st Century Insurance Group, et al. was filed in Los Angeles Superior Court. The Roberts action alleges that the Company, its directors and AIG are breaching fiduciary duties by entering into the merger agreement dated May 15, 2007 and completing the contemplated merger. The Roberts action seeks class certification and equitable relief. The parties have agreed that the Roberts action should be consolidated with In re 21st Century Shareholder Litigation, and a consolidation motion has been filed.

The Company believes that each of the actions is without merit.

Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each, as defined below) who receive cash in the merger in exchange for shares of Company common stock. The discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of Company common stock. The discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Internal Revenue Code,” applicable current and proposed U.S. Treasury regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. The discussion applies only to holders who hold shares of Company common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of Company common stock in light of their particular circumstances, or that may apply to holders that are subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, cooperatives, traders in securities who elect to mark their securities to market, mutual funds, real estate investment trusts, S corporations, holders subject to the alternative minimum tax, persons who validly exercise appraisal rights, partnerships or other pass-through entities and persons holding shares of Company common stock through a partnership or other pass-through entity, persons who acquired shares of Company common stock in connection with the exercise of employee stock options or otherwise as compensation, United States expatriates, “passive foreign investment companies,” “controlled foreign corporations” and persons who hold shares of Company common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion does not address any aspect of state, local or foreign tax laws or U.S. federal tax laws other than U.S. federal income tax laws.

The summary set forth below is for general information only and is not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each holder should consult its own tax advisor regarding the applicability of the rules discussed below to the holder and the particular tax effects to the holder of the merger, including the application of state, local and foreign tax laws.

For purposes of this summary, a “U.S. holder” is a holder of shares of Company common stock, who or that is, for U.S. federal income tax purposes:

•       an individual who is a citizen or resident of the United States;

•       a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•       an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•       a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) it has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If shares of Company common stock are held by a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of Company common stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of the merger.

U.S. Holders.   The receipt of cash for shares of Company common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who surrenders shares of Company common stock for cash in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for such shares and the U.S. holder’s adjusted tax basis in such shares. If a U.S. holder acquired different blocks of Company common stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of Company common stock. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year at the time of completion of the merger. Long-term capital gains recognized by U.S. holders that are individuals will be subject to a maximum U.S. federal income tax rate of 15%. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger agreement will be reported to holders of Company common stock and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable regulations of the U.S. Treasury. Under the Internal Revenue Code, a U.S. holder of Company common stock (other than a corporation or other exempt recipient) may be subject, under certain circumstances, to information reporting on the cash received in the merger. Backup withholding at a rate of 28% also may apply with respect to the amount of cash received in the merger, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders.   Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•       the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•       the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger, and certain other conditions are met; or

•       Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes within the five years preceding the merger.

A non-U.S. holder whose gain is described in the first bullet point above will be subject to tax on its net gain in the same manner as if it were a U.S. holder. In addition, if a non-U.S. holder is a corporation whose gain is described under the first bullet point above, such holder may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (including such gain) or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to tax at a 30% rate on the gain recognized, equal to the difference, if any, between the amount of cash received in exchange for shares of Company common stock and the non-U.S. holder’s adjusted tax basis in such shares, which may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.

Cash received by non-U.S. holders in the merger also will be subject to information reporting, unless an exemption applies. Moreover, backup withholding of tax (at a rate of 28%) may apply to cash received by a non-U.S. holder in the merger, unless the holder or other payee establishes an exemption in a manner satisfactory to the paying agent and otherwise complies with the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the Internal Revenue Service.

Anticipated Accounting Treatment of Merger

The merger will be accounted for under the purchase method of accounting, under which the total consideration paid in the merger will be allocated among the Company’s consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

Appraisal Rights

Holders of Company common stock who dissent and do not approve the merger are entitled to certain appraisal rights under Delaware law in connection with the merger, as described below and in Annex C hereto. Such holders who perfect their appraisal rights and strictly follow certain procedures in the manner prescribed by Section 262 of the General Corporation Law of the State of Delaware, or DGCL, will be entitled to receive payment of the fair value of their shares as determined by appraisal proceedings in cash from the Company, as the surviving corporation in the merger.

ANY COMPANY STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

The record holders of the shares of Company common stock that elect to exercise their appraisal rights with respect to the merger are referred to herein as “Dissenting Stockholders,” and the shares of

Company common stock with respect to which they exercise appraisal rights are referred to herein as “Dissenting Shares.” If a Company stockholder has a beneficial interest in shares of Company common stock that are held of record in the name of another person, such as a broker or nominee, and such Company stockholder desires to perfect whatever appraisal rights such beneficial Company stockholder may have, such beneficial Company stockholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below.

A VOTE IN FAVOR OF THE MERGER BY A COMPANY STOCKHOLDER WILL RESULT IN A WAIVER OF SUCH HOLDER’S RIGHT TO APPRAISAL RIGHTS.

When the merger becomes effective, Company stockholders who strictly comply with the procedures prescribed in Section 262 of the DGCL will be entitled to a judicial appraisal of the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive payment of the fair value of their shares in cash from the Company, as the surviving corporation in the merger. The following is a brief summary of the statutory procedures that must be followed by a common stockholder of the Company in order to perfect appraisal rights under the DGCL. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is included as Annex C to this proxy statement. We advise any Company stockholder considering demanding appraisal to consult legal counsel.

In order to exercise appraisal rights under Delaware law, a stockholder must be the stockholder of record of the shares of Company common stock as to which appraisal rights are to be exercised on the date that the written demand for appraisal described below is made, and the stockholder must continuously hold such shares through the effective date of the merger.

While Company stockholders electing to exercise their appraisal rights under Section 262 of the DGCL are not required to vote against the approval of the merger, a vote in favor of approval of the merger will result in a waiver of the holder’s right to appraisal rights. Company stockholders electing to demand the appraisal of such stockholder’s shares shall deliver to the Company, before the taking of the vote on the merger, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger shall not constitute such a demand. Please see the discussion below under the heading “Written Demand” for additional information regarding written demand requirements.

Within ten (10) days after the effective time of the merger, the Company, as the surviving corporation, must provide notice of the date of effectiveness of the merger to all Company stockholders who have not voted for approval of the merger agreement and who have otherwise complied with the requirements of Section 262 of the DGCL.

A Company stockholder who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to:

21st Century Insurance Group
6301 Owensmouth Avenue
Woodland Hills, CA 91367
Attn: Investor Relations
Telephone: 818-673-3808

Within 120 days after the effective date of the merger, any Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL will be entitled, upon written request, to receive from the Company, as the surviving corporation, a statement of the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received by the Company, and the aggregate number of holders of those shares. This statement must be mailed to the Dissenting Stockholder within ten (10) days after the Dissenting Stockholder’s written request has been received by the Company, as the surviving corporation, or within ten (10) days after the date of the effective date of the merger, whichever is later.

Within 120 days after the effective date of the merger, either the Company, as the surviving corporation, or any Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of each share of Company stock of all Dissenting Stockholders. If a petition for an appraisal is timely filed, then after a hearing on the petition, the Delaware Court of Chancery will determine which of the Company stockholders are entitled to appraisal rights and then will appraise the shares of Company common stock owned by those stockholders by determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with the fair rate of interest to be paid, if any, on the amount determined to be the fair value. If no petition for appraisal is filed with the Delaware Court of Chancery by the Company, as the surviving corporation, or any Dissenting Stockholder within 120 days after the effective time of the merger, then the Dissenting Stockholders’ rights to appraisal will cease and they will be entitled only to receive merger consideration paid in the merger on the same basis as other Company stockholders (other than AIG and its subsidiaries). Inasmuch as the Company, as the surviving corporation, has no obligation to file a petition, any Company stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any Company stockholder, however, without the approval of the Delaware Court of Chancery, which may be conditioned on any terms the Delaware Court of Chancery deems just.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL, the court may order that all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees, and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of this determination or assessment, each party bears its own expenses. A Dissenting Stockholder who has timely demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the Company common stock subject to such demand for any purpose or to receive payment of dividends or other distributions on the Company common stock, except for dividends or other distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within sixty (60) days after the effective time of the merger, any Dissenting Stockholder will have the right to withdraw the stockholder’s demand for appraisal and to accept the right to receive merger consideration in the merger on the same basis on which Company common stock is converted in the merger. After this sixty (60) day period, a Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL may withdraw his or her demand for appraisal only with the written consent of the Company or AIG and the approval of the Delaware Court of Chancery.

Written Demands

When submitting a written demand for appraisal under Delaware law, the written demand for appraisal must reasonably inform the Company of the identity of the stockholder of record making the demand and indicate that the stockholder intends to demand appraisal of the stockholder’s shares. A demand for appraisal should be executed by or for the Company common stockholder of record, fully and correctly, as that stockholder’s name appears on the stockholder’s stock certificate. If the Company common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed by the fiduciary. If Company common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, should execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he, she or it is acting as agent for the record owner.

A record owner who holds Company common stock as a nominee for other beneficial owners of the shares may exercise appraisal rights with respect to the Company common stock held for all or less than all beneficial owners of the Company stock for which the holder is the record owner. In that case, the written demand must state the number of shares of Company common stock covered by the demand. Where the number of shares of Company common stock is not expressly stated, the demand will be presumed to cover all shares of Company common stock outstanding in the name of that record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand prior to the taking of the vote on the merger.

Company stockholders considering whether to seek appraisal should bear in mind that the fair value of their Company common stock determined under Section 262 of the DGCL could be more than, the same as or less than the value of the right to receive merger consideration in the merger. Also, the Company and AIG reserve the right to assert in any appraisal proceeding that, for purposes thereof, the “fair value” of the Company common stock is less than the value of the merger consideration to be issued in the merger.

The process of dissenting and exercising appraisal rights requires strict compliance with technical prerequisites. Company stockholders wishing to dissent and to exercise their appraisal rights should consult with their own legal counsel in connection with compliance with Section 262 of the DGCL.

Any stockholder who fails to strictly comply with the requirements of Section 262 of the DGCL, attached as Annex C to this proxy statement will forfeit his, her or its rights to dissent from the merger and to exercise appraisal rights and will receive merger consideration on the same basis as all other stockholders.

THE PROCESS OF DISSENTING REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO DISSENT AND TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL SHALL CONTROL.

THE MERGER AGREEMENT

The following is a summary of certain material provisions of the merger agreement and the amendment thereto , copies of which are attached to this proxy statement as Annex A and Annex D, respectively,  and which we incorporate by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The description of the merger agreement in this proxy statement has been included to provide you with information regarding its terms.

Effective Time; Structure; Effects

The effective time of the merger will occur at the time that we duly file the certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger (or at such later time as AIG, Merger Sub and the Company may agree to in writing and as specified in the certificate of merger). The closing will occur on the first business day following the day on which the conditions to the merger set forth in the merger agreement are satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing but subject to the fulfillment or waiver of those conditions) or such other date as AIG and the Company may agree. For further discussion on the conditions to the merger, see “Conditions to the Merger.”

At the effective time of the merger, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will terminate. The Company will survive the merger as a wholly owned subsidiary of AIG (and we sometimes refer to the Company as the “surviving corporation”). Following completion of the merger, Company common stock will cease to be listed on NYSE, will be deregistered under the Exchange Act, and no longer will be publicly traded. The Company will be a privately held corporation and the Company’s current stockholders, other than AIG and certain of AIG’s subsidiaries which currently own Company stock, will cease to have any ownership interest in the Company or rights as Company stockholders. Therefore, such current stockholders of the Company, other than AIG and certain of AIG’s subsidiaries which currently own Company stock, will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company.

Treatment of Stock and Options

Company Common Stock

At the effective time of the merger, as a result of the merger and without any action on the part of AIG, Merger Sub or the Company or the holder of any capital stock of Merger Sub or the Company, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by the Company (except for shares held on behalf of third parties), AIG, Merger Sub or any of their direct or indirect wholly owned subsidiaries (except for shares held by any mutual fund advised or managed by AIG or its subsidiaries), shares subject to Company Awards and shares owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the Delaware General Corporation Law (“DGCL”)) will be converted into the right to receive $22.00 in cash, without interest, less any required withholding taxes.

Company Stock Options

At the effective time of the merger, each outstanding option to purchase Company common stock that is vested at the effective time (including those that vest by virtue of having been scheduled to vest on or before the first anniversary of the effective time), will be cancelled, and the holder of each stock option will be entitled to receive from the surviving corporation an amount in cash, without interest, less any required withholding taxes, equal to the product of:

•       the amount, if any, that $22.00 exceeds the option exercise price per share of common stock subject to such option, multiplied by

•       the number of shares of Company common stock subject to such option.

All options to purchase Company common stock that are scheduled to vest following the first anniversary of the effective time will be terminated and be of no further effect. As soon as is practicable following the effective time, AIG will issue to the holder of any Company stock option in which the exercise price is less than $22.00 that is scheduled to vest following the first anniversary of the effective time restricted stock units of AIG with a value (as reasonably determined in good faith by AIG) as of the effective time equal to the excess of $22.00 over the option exercise price multiplied by the number of shares of Company common stock subject to such option.

Appraisal Rights

Shares of Company common stock that are held by a stockholder who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL will not be converted into the right to receive the merger consideration, unless and until the dissenting holder effectively withdraws his or her request for or loses his or her right to appraisal under the DGCL. Each such dissenting stockholder will be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares owned by such dissenting stockholder. See “SPECIAL FACTORS—Appraisal Rights” for a description of the procedures that you must follow if you desire to exercise your appraisal rights under Delaware law.

Exchange and Payment Procedures

Promptly after the effective time of the merger, AIG will deposit, or cause to be deposited, with a paying agent chosen by AIG with the Company’s prior approval (such approval not to be unreasonably withheld or delayed), cash in the amount necessary to pay the merger consideration to each holder of shares of Company common stock. Immediately after the effective time (and in any event within three (3) business days), the surviving corporation will instruct the paying agent to mail a letter of transmittal to you and the other holders of record of shares of our common stock. The letter of transmittal will tell you how to surrender your common stock certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a properly completed letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or effective affidavit of loss in lieu thereof) to the paying agent, together with a properly completed and duly executed letter of transmittal and any other documents as may be reasonably requested by the paying agent. If a transfer of ownership of shares is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the stock certificate may be paid to the transferee if the stock certificate formerly representing the shares is presented to the paying agent accompanied by all documents reasonably required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on any amount payable upon the due surrender of the certificates. Each of AIG and the surviving corporation will be entitled to deduct, withhold and remit to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum that is withheld and remitted to a taxing authority will be deemed to have been paid to the person with regard to whom it is withheld.

After the effective time of the merger, there will be no transfers on our stock transfer books of shares of our common stock that were outstanding immediately prior to the effective time of the merger other than shares owned by AIG or any direct or indirect wholly owned subsidiary of AIG. If, after the effective time of the merger, certificates are presented to the paying agent, the surviving corporation or AIG for transfer (other than shares owned by AIG or any direct or indirect wholly owned subsidiary of AIG) they will be cancelled and exchanged for the merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains undistributed to holders of our common stock 180 days after the effective time of the merger will be delivered to the surviving corporation. Former holders of our common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the merger consideration. None of AIG, the Company, the paying agent or any other person will be liable to any former holder of our common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by AIG, post a bond in a customary amount and upon such terms as may be reasonably required by AIG as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Treatment of Other Equity-Based Compensation Arrangements

At the effective time, each Company Award that has vested or will vest on or before the first anniversary of the effective time of the merger will be cancelled and each holder thereof will receive from AIG an amount of cash equal to the product of (1) the number of shares actually or nominally subject to such Company Award immediately prior to the effective time multiplied by (2) the per-share merger consideration of $22.00, less applicable taxes required to be withheld with respect to such payment. As soon as practicable following the effective time, each Company Award that is scheduled to vest after the first anniversary of the effective time will be terminated and will receive from AIG restricted stock units of AIG’s common stock with a value (as reasonably determined in good faith by AIG) equal to (1) the number of shares actually or nominally subject to such Company Awards multiplied by (2) the per-share merger consideration of $22.00.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to AIG and Merger Sub, and representations and warranties made by AIG and Merger Sub to the Company, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, the representations that the Company made are qualified by a confidential disclosure letter that the Company delivered to AIG and Merger Sub, and the representations that AIG and Merger Sub made are qualified by a confidential disclosure letter that AIG and Merger Sub delivered to the Company, each concurrently with the signing of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to stockholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

The Company’s representations and warranties relate to, among other things:

•       the due organization, valid existence, good standing and qualification to do business of the Company and its subsidiaries;

•       the Company’s insurance subsidiaries’ due licensure and due authorization to write each line of business reported as being written;

•       the Company’s corporate power and authority to enter into the merger agreement and, subject to the approval of the merger agreement by the required vote of its stockholders, to consummate the transactions contemplated by the merger agreement;

•       the Company’s capitalization, including in particular the number of shares of Company common stock and stock options;

•       required consents and approvals of governmental entities in connection with the merger and the other transactions contemplated by the merger agreement;

•       required vote of the Company’s stockholders in connection with the approval of the merger agreement;

•       absence of any breach, violation of, termination, creation of obligations, acceleration, change or a default under the Company’s governing documents, applicable law or certain agreements as a result of entering into the merger agreement, performing our duties under the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•       the Company and its subsidiaries not being creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 2% of the gross assets of the Company and its subsidiaries (excluding cash and cash equivalents);

•       filing or furnishing of all forms, statements, certifications, reports and documents required to be filed or furnished by the Company with the SEC under the Exchange Act or the Securities Act of 1933, as amended and the rules and regulations thereunder since May 1, 2004 in accordance with applicable requirements, rules and regulations;

•       making, arrangement or modification of extensions of credit in the form of a personal loan to any executive officer or director of the Company;

•       accuracy of the Company’s consolidated balance sheets and their compliance with GAAP;

•       adequacy of the Company’s disclosure controls and procedures and internal controls over financial reporting;

•       accuracy of the Company’s SAP statements and their compliance with SAP;

•       conformity of reserves for claims, losses (including, without limitation, incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premium with presently accepted actuarial standards and applicable law, and the consistent application, fair statement and computation of these;

•       absence of certain changes since December 31, 2006;

•       absence of undisclosed litigation and liabilities;

•       legal proceedings and governmental orders;

•       compliance with laws and the obtaining of all necessary licenses;

•       material contracts and government contracts and the performance of obligations thereunder;

•       matters relating to the Company’s employee benefit plans;

•       employment and labor matters;

•       tax matters;

•       effectiveness of the Company’s insurance policies;

•       issuance of insurance contracts and the compliance of the forms on which such contracts are issued with applicable laws and the due licensure of agents of the Company insurance subsidiaries;

•       reinsurance and coinsurance treaties or agreements, including retrocessional agreements and the performance of obligations thereunder;

•       accuracy of the list of the investment assets owned by the Company insurance subsidiaries;

•       environmental matters;

•       accuracy of actuarial reports with respect to any Company insurance subsidiary since January 1, 2005;

•       rating of the financial strength or claims-paying ability of any Company insurance subsidiary or imposed conditions (financial or otherwise) on retaining any currently held rating assigned to any Company insurance subsidiary which is rated as of the date of the merger agreement;

•       real property;

•       permits and compliance with applicable legal requirements;

•       intellectual property;

•       inapplicability of anti-takeover statutes to the merger and the other transactions contemplated by the merger agreement;

•       accuracy and compliance with applicable securities laws of the information supplied by the Company for inclusion in this proxy statement and other filings made with the SEC in connection with the merger and the other transactions contemplated by the merger agreement;

•       receipt by the special committee of a fairness opinion from Lehman Brothers;

•       absence of undisclosed brokers’ or finders’ fees; and

•       the Company or its subsidiaries not conducting investment advisor activities or otherwise being deemed an investment advisor.

Many of the Company’s representations and warranties are qualified by a “material adverse effect” standard. For the purposes of the merger agreement, “Company material adverse effect” means a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company and its subsidiaries, taken as a whole.

A “material adverse effect” will not have occurred, however, to the extent resulting from any of the following and the following will not be taken into account in determining whether there has been or will be, a Company material adverse effect:

•       any action required to be taken by the Company pursuant to the merger agreement or taken by the Company at the written request of AIG;

•       any actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to the merger agreement, the merger or the transactions contemplated by the merger agreement by or before any governmental entity;

•       any change in the market price or trading volume of securities of the Company, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a decline in trading price or change in trading volume;

•       seasonal fluctuations in the revenues, earnings or other financial performance of the Company to the extent generally consistent in magnitude with prior years;

•       any loss of, or adverse change in, the relationship of the Company with its customers, employees or agents primarily caused by the pendency or the announcement of the transactions contemplated by the merger agreement or the identity of AIG;

•       any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions, not excluding any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, any failure by the Company to meet such projections, forecasts or revenue or earnings predictions; and

•       the following events, provided that, with respect to these clauses, such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its subsidiaries or (ii) disproportionately adversely affect the Company and its subsidiaries taken as a whole compared to other companies operating in the auto insurance industry in the United States:

•       changes in general economic, regulatory or political conditions or changes generally affecting the securities or financial markets;

•       a material worsening of current conditions caused by an act of terrorism or war (whether or not declared) occurring after the date of the merger agreement;

•       changes generally affecting auto insurers, including the auto insurance business of multi-line property and casualty insurers; and

•       changes in GAAP, applicable law or statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority after the date hereof.

The representations and warranties made by AIG and Merger Sub relate to, among other things:

•       their organization, valid existence and good standing;

•       their corporate or other power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•       the enforceability of the merger agreement as against AIG and Merger Sub;

•       the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•       absence of any breach, violation of, termination, creation of obligations, acceleration, change or a default under their governing documents, applicable law or certain agreements as a result of entering into the merger agreement, performing their duties under the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•       absence of undisclosed litigation that seeks to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by the merger agreement;

•       availability of funds necessary for the payment of the merger consideration;

•       capitalization of Merger Sub;

•       accuracy of the information supplied by or on behalf of AIG or Merger Sub for inclusion in this Proxy Statement and Schedule 13E-3; and

•       absence of undisclosed brokers’ or finders’ fees.

Many of the representations and warranties made by AIG and Merger Sub are qualified by a materiality standard. The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of the Company’s Business Pending the Merger

Under the merger agreement, the Company has agreed that, after May 15, 2007 and prior to the earlier of the termination of the merger agreement or the effective time of the merger (unless AIG otherwise approves in writing, and except as otherwise required by the merger agreement or as required by applicable laws):

•       the Company and its subsidiaries will conduct operations only in the ordinary course of business consistent with past practice (including in respect of underwriting, pricing, claims handling, loss control, investment, actuarial and reserving guidelines, practices, principles, methods and policies);

•       the Company and its subsidiaries will use commercially reasonable efforts to preserve their business organizations intact and our existing relationships with customers, suppliers, agents, creditors, lessors, officers, employees, business associates and others with whom business relationships exist, and keep available the services of present employees; and

•       from the date of the merger agreement until the effective time, subject to certain exceptions (some of which are set forth below), or unless AIG gives its prior written consent (which consent will not be unreasonably withheld or delayed), the Company will not:

•       propose or adopt any changes to our organizational documents;

•       merge or consolidate ourselves or any of our subsidiaries with any other person (other than mergers of wholly owned subsidiaries) or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on our assets, operations or businesses;

•       acquire assets outside of the ordinary course of business from any other person with a value or purchase price in the aggregate in excess of a certain threshold;

•       issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber or authorize any of the foregoing with respect to any shares of capital stock of the Company or any of its subsidiaries (other than the issuance of shares by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary or the issuance of shares upon exercise of Company options outstanding as of the date of the merger agreement), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

•       create or incur any material lien on any assets of the Company or any of its subsidiaries other than any encumbrance in the ordinary course of business;

•       make any loans, advances or capital contributions to or investments in any person, other than such exceptions set forth in the merger agreement;

•       other than regular quarterly dividends on shares of no more than $0.16 per share (the record dates for which will be the close of business on June 5, 2007, September 24, 2007, December 21, 2007 and March 5, 2008, respectively) which are payable after the last day of any quarter, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company’s capital stock (except for dividends paid by any direct or indirect wholly owned subsidiary to the Company or to any other direct or indirect wholly owned subsidiary) or enter into any agreement with respect to the voting of our capital stock, provided, that (x) if the merger has closed after June 5, 2007 but before September 24, 2007, the Company may declare a special dividend per share equivalent to $0.16 multiplied by the quotient obtained by dividing (A) the total number of days from and including June 6, 2007 through and including the closing date by (B) the total number of days from and including June 6, 2007 through and including September 24, 2007, the record date for which will be the close of business on the last business day prior to the closing date; (y) if the merger has closed after September 24, 2007 but before December 21, 2007, the Company may declare a special dividend per share equivalent to $0.16 multiplied by the quotient obtained by dividing (A) the total number of days from and including September 25, 2007 through and including the closing date by (B) the total number of days from and including September 25, 2007 through and including December 21, 2007, the record date for which will be the close of business on the last business day prior to the closing date; and (z) if the merger has closed after December 21, 2007 but before March 5, 2008, the Company may declare a special dividend per share equivalent to $0.16 multiplied by the quotient obtained by dividing (A) the total number of days from and including December 22, 2007 through and including the closing date by (B) the total number of days from and including December 22, 2007 through and including March 5, 2008, the record date for which will be the close of business on the last business day prior to the closing date. For the avoidance of doubt, we will not and we will not permit our subsidiaries to declare a special dividend for any period if a regular quarterly dividend (the record dates for which will be the close of business on June 5, 2007, September 24, 2007, December 21, 2007 and March 5, 2008, respectively) covering such period has been declared, set aside, made or paid;

•       other than forfeitures of nonvested shares by Company employees that are accounted for as acquisition of treasury stock, reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock or securities convertible or exchangeable into or exercisable for any shares of our capital stock;

•       incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of our subsidiaries, other than as set forth in the merger agreement;

•       enter into, as principal or guarantor, any hedging or derivative transactions, such as interest rate swaps, interest rate options (e.g., interest rate caps, interest rate floors and options on interest rate swaps), currency swaps and options, commodity swaps and options, index swaps and forward contracts and any other type of swap, option, forward or derivative other than as set forth in the merger agreement;

•       make or authorize any material capital expenditure except as set forth in the confidential disclosure letter;

•       other than in the ordinary course of business consistent with past practice, enter into any contract (other than renewals) that would have been a material contract had it been entered into prior to the merger agreement and make or commit to make any marketing expenditures in excess of certain thresholds set forth in the merger agreement;

•       make any changes with respect to accounting policies or procedures except as required by changes in applicable law, GAAP or applicable statutory accounting practices;

•       settle any litigation or other proceedings before a governmental entity for an amount in excess of certain thresholds set forth in the merger agreement and except as permitted in the merger agreement;

•       other than in the ordinary course of business consistent with past practice, amend, modify or terminate any material contract, or cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of certain thresholds set forth in the merger agreement;

•       (i) make or rescind any material tax election, (ii) file any amendment to income tax return or material claim for refund, (iii) make any material change in any method of accounting, keeping of books of account or accounting practices or in any method of tax accounting of the Company or any subsidiary subject to certain exceptions, (iv) enter into or agree to any private letter ruling, closing agreement or similar ruling or agreement with the Internal Revenue Service or any other taxing authority or settle any audit or proceeding with respect to any material amount of taxes owed, or (v) file our federal income tax return for the fiscal year ending on December 31, 2006 without providing AIG reasonable opportunity to review and comment on such tax return;

•       transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, product lines or businesses of the Company or our subsidiaries, except in the ordinary course of business and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets (other than any material intellectual property assets) with a fair market value not in excess of a certain threshold set forth in the merger agreement, other than pursuant to contracts in effect prior to the date of the merger agreement;

•       (i) grant or provide any severance or termination payments or severance or termination benefits to any director, officer or employee of the Company or any of our subsidiaries, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its subsidiaries, except for increases in base salary and payments of incentive bonuses to employees other than officers in the ordinary course of business consistent with past practice, (iii) establish, adopt, amend or terminate any benefit plan or amend the terms of any outstanding equity-based awards, (iv) other than the execution of the merger agreement and consummation of the transactions contemplated thereby, take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan, to the extent not already provided in any such benefit plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (vi) forgive any loans to directors, officers or employees of the Company or any of its subsidiaries or (vii) hire any new employee other than as set forth in the merger agreement;

•       take any action or omit to take any action that is reasonably likely to result in any of the conditions to the merger set forth below in “Conditions to the Merger” not being satisfied;

•       enter into any new quota share or other reinsurance transaction which does not contain standard cancellation and termination provisions, which, except in the ordinary course of business, materially increases or reduces the Company insurance subsidiaries’ consolidated ratio of net written premiums to gross written premiums or pursuant to which Company insurance subsidiaries cede premiums to any person other than the Company or any of its subsidiaries; or

•       enter into or engage in the business of selling any products or services materially different from existing products or services of the Company and its subsidiaries or enter into or engage in new lines of business without AIG’s prior written approval.

In addition, AIG will not take or permit any of its subsidiaries to take any action or omit to take any action that is reasonably likely to result in any of the conditions of the merger set forth in “Conditions to the Merger” not being satisfied, or prevent the consummation of the merger; provided, however, that AIG is not required to take or agree to any action that is reasonably likely to result in an adverse condition (defined below).

Stockholders Meeting

The merger agreement requires the Company, as promptly as reasonably practicable after the execution of the merger agreement, to call and hold a meeting of our stockholders to consider and vote upon the adoption of the merger agreement. Except in certain circumstances described below in “No Solicitation of Transactions,” we are required to recommend the transaction and use our reasonable best efforts to solicit such adoption of the merger agreement and thereby satisfy the voting condition described below in “Conditions to the Merger.”

No Solicitation of Transactions

The Company has agreed that, except as expressly permitted in the merger agreement, the Company and its subsidiaries, and any of their respective officers or directors will not, and that the Company will use its best efforts to instruct and cause its and its subsidiaries’ representatives not to, directly or indirectly:

•       initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any acquisition proposal;

•       engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any confidential or non-public information to any person relating to, any acquisition proposal (except solely to provide written notice of the existence of these provisions); or

•       otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

An “acquisition proposal” is defined in the merger agreement to mean:

•       any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its significant subsidiaries; and

•       any proposal or offer to acquire in any manner, directly or indirectly, 25% or more of the total voting power or of any class of equity securities of the Company, or 25% or more of the consolidated total assets (including, without limitation, equity securities of the Company’s subsidiaries) of the Company, in each case other than the transactions contemplated by the merger agreement.

We agreed that, if any inquiries, proposals or offers with respect to an acquisition proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Company or any of its representatives the Company will promptly (and, in any event, within 48 hours) notify AIG indicating the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and will thereafter keep AIG informed of any related developments, discussions and negotiations on a reasonably current basis (and, in any event within 48 hours of the occurrence of such developments, discussions or negotiations). We also agreed that notwithstanding anything to the contrary, prior to the time, but not after, the Company requisite vote is obtained, if and only to the extent that the board of directors of the Company or the Special Committee determines in good faith after consultation with outside legal counsel that the failure to take action would reasonably be expected to result in a violation of the directors’ fiduciary duties under applicable law and the board of directors of the Company or the Special Committee has determined in good faith that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal, the Company may:

•       provide information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if the Company receives from such person an executed confidentiality agreement and promptly discloses any such information to AIG to the extent not previously provided to such party; and

•       engage or participate in any discussions or negotiations with any person who has made such an unsolicited bona fide written acquisition proposal.

A “superior proposal” is defined in the merger agreement to mean an unsolicited bona fide acquisition proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company that the Special Committee (after consultation with financial and legal advisors) has determined in good faith, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, is more favorable to the Company’s stockholders (other than AIG and its direct or indirect wholly owned subsidiaries) from a financial point of view than the transaction contemplated by the merger agreement and is reasonably capable of being completed on the terms proposed.

Neither the board of directors of the Company nor the Special Committee will directly or indirectly:

•       withhold, withdraw or modify (or propose or resolve to withhold, withdraw or modify), in a manner adverse to AIG, the Company recommendation with respect to the merger;

•       approve, adopt or recommend, or propose to approve, adopt or recommend, any acquisition proposal; or

•       cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (other than a confidentiality agreement entered into in compliance with the provisions of the merger agreement with regards to any acquisition proposal).

However, prior to the time, but not after, the Company requisite vote is obtained, the board of directors of the Company or the Special Committee may withhold, withdraw or modify the Company recommendation if the board of directors of the Company or the special committee determines in good faith, after consultation with legal and financial advisors, that the failure to do so would reasonably be expected to result in a violation of the directors’ fiduciary duties under applicable law.

The Company agreed that, prior to the earlier of the effective time or the termination of the merger agreement, the receipt by the board of directors of the Company or the Special Committee of an acquisition proposal will not permit the Company to enter into any agreement with respect to an acquisition proposal other than a confidentiality agreement, or affect any other obligation of the Company under the merger agreement. In addition, no change of recommendation may be made until after the third (3rd) business day following AIG’s receipt of written notice from the Company advising AIG that the board of directors of the Company or the special committee intends to take such action and, if applicable, specifying all material terms and conditions of any superior proposal that is the basis for the change of recommendation, and prior to effecting such a change of recommendation, the special committee negotiates, and causes its financial and legal advisors to negotiate, with AIG in good faith to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal.

The Company’s obligations to hold a stockholders meeting to consider and vote upon the adoption of the merger agreement will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any acquisition proposal or any change of recommendation or any withdrawal or modification by the special committee of its recommendation to the board of directors of the merger agreement.

These provisions will not prevent the Company’s board from making certain disclosures contemplated by the securities laws.

Employee Benefits

AIG agrees that from and after the effective time the Company’s employees will be eligible to participate in the employee benefit plans of AIG on substantially the same terms and conditions of similarly situated employees of AIG; provided that during the transition period of Company’s benefit arrangements AIG will provide our employees with pension and welfare benefits under employee benefit plans that are substantially comparable in the aggregate to those currently provided by us.

Each employee will be credited with his or her years of service with the Company under the employee benefit plans of the surviving corporation to the extent that he or she was entitled to credit for service under our corresponding benefit plans prior to the effective time of the merger, except to the extent that credit would result in a duplication of benefits. All pre-existing condition limitations will be waived by AIG’s employee benefit plans and our employees will be given credit for amounts paid prior to the effective time during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums.

The parties agree to treat the merger as a “change in control” for purposes of the Company’s SERP. Prior to the effective time, the Company will amend the SERP to provide that all benefits under the SERP will cease to accrue as of the effective time, and participants in the SERP who were actively employed by the Company as of the date of the merger agreement will have the opportunity prior to the effective time to make an election to have their benefits under the SERP be paid out to them in cash on January 4, 2008.

Immediately prior to the effective time, the Company will terminate the Company’s Executive Severance Plan.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Each of the parties to the merger agreement has agreed to use its reasonable best efforts to take all actions reasonably necessary, proper or advisable to consummate and make effective the merger as soon as practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings. In particular, the parties have agreed to use their reasonable best efforts and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger.

Notwithstanding the foregoing, AIG will not be required to proffer to, or agree or commit to, any prohibition, limitation, restraint, restriction or impairment with respect to any of the assets, properties, licenses, rights, businesses, operations or businesses of AIG and its subsidiaries or the Company and its subsidiaries or any required sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any of the assets, properties, licenses, rights, operations or businesses of AIG and its subsidiaries or the Company and its subsidiaries or conduct the business of AIG and its subsidiaries or the Company and its subsidiaries in a specified manner or otherwise limit the freedom of action, or agree to limit the freedom of action, with respect to any of the assets, properties, licenses, rights, businesses, operations or businesses of AIG and its subsidiaries or the Company and its subsidiaries, in such a manner that, individually or in the aggregate, (i) is reasonably likely to have a Company material adverse effect, (ii) is reasonably likely to have more than a de minimis adverse effect on the financial condition, assets, liabilities, business or results of operations of AIG or any of its subsidiaries (excluding the Company and its subsidiaries), or (iii) is reasonably likely to impair in any material respect the benefits to AIG expected by AIG to be realized from consummation of the merger (an “adverse condition”); provided, however, that AIG can compel the Company to take any of the actions referred to above (or agree to take such actions) if such actions are effective only after the effective time.

Subject to applicable laws relating to the exchange of information, AIG will have the right to participate in all matters with any governmental entity in connection with any filing, report or application relating to the merger agreement made or to be made with any governmental entity, and any responses to inquiries therefrom and any discussions therewith, provided that AIG and the Company will have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to AIG or the Company, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the merger.

Other Covenants and Agreements

The merger agreement contains additional agreements among the Company, AIG and Merger Sub relating to, among other things:

•       status of matters relating to the completion of the transactions contemplated by the merger agreement and notices of certain events;

•       giving AIG’s officers and other authorized representatives reasonable access during normal business hours throughout the period prior to the effective time, to the employees, properties, contracts, systems, books and records of the Company and its subsidiaries;

•       the filing of this proxy statement and the required Schedule 13E-3 with the SEC, and cooperation in preparing this proxy statement and the Schedule 13E-3 and in responding to any comments received from the SEC on those documents;

•       indemnification of the Company’s directors and officers and obtaining “tail” insurance policies with a claims period of at least six years following the effective time of the merger with respect to directors’ and officers’ liability insurance and fiduciary liability insurance;

•       coordination of press releases and other public statements about the merger and the merger agreement;

•       the delisting and deregistration of our common stock under the Exchange Act and the cessation of NYSE listing of our common stock as promptly as practicable following the effective time of the merger;

•       actions necessary to enable the consummation of the merger and other transactions contemplated by the merger agreement as promptly as reasonably practicable on the terms contemplated by the merger agreement if any takeover statute is or may become applicable, and actions to eliminate or minimize the effects of such statute or regulation on such transactions;

•       the Company’s obligation to use reasonable best efforts to promptly take or cause to be taken all actions, and do or cause to be done all things, reasonably requested by AIG with respect to the assumption, redemption, exchange offer or deregistration of the 5.90% Senior Notes issued under the Indenture dated as of December 9, 2003 between the Company and The Bank of New York, as trustee;

•       actions necessary to exempt dispositions of equity securities by the Company’s directors and officers pursuant to the merger under Rule 16b-3 under the Exchange Act;

•       our obligation, immediately prior to the closing, to provide AIG a statement certifying that the Company is not a U.S. real property interest;

•       AIG’s obligation to vote or cause to be voted any shares beneficially owned by it or any of its subsidiaries, or with respect to which it or any of its subsidiaries has the power to cause to be voted, in favor of the adoption and approval of the merger agreement at any meeting of stockholders of the Company at which the merger agreement is submitted for adoption and approval and at all adjournments or postponements thereof; and

•       AIG’s and Merger Sub’s obligation, at all times prior to the earlier of the closing or the termination of the merger agreement, not to authorize their designees to the Company’s board of directors to terminate the existence of the special committee or materially change its duties or authority or its current membership.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•       Stockholder Approval.  The merger agreement must be duly approved and adopted by affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon.

•       Litigation.  No court or other governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger.

The obligations of AIG and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•       Representations and Warranties.  (i)  The representations and warranties of the Company with respect to capital structure, corporate authority, approval and fairness, and takeover statutes, must be true and correct in all material respects as of the closing date as though made on and as of such date and time except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date; (ii) the representation and warranty of the Company that since December 31, 2006, the Company and its subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and there has not been any change in the financial condition, assets, liabilities, business or results of their operations or any circumstance, occurrence or development which, individually or in the aggregate, has had or is reasonably likely to have a Company material adverse effect must be true and correct as of the closing date as though made on and as of such date and time; and (iii) the remaining representations and warranties of the Company set forth in the merger agreement must be true and correct as of the closing date as though made on and as of such date and time (except to the extent that any such representation and warranty relates to an earlier date, in which case as of such earlier date) without regard to any qualifications or references to Company material adverse effect, material or any other materiality qualifications or references contained in any specific representation or warranty with only such exceptions as would not, individually or in the aggregate, be reasonably likely to have a Company material adverse effect. AIG must have received at the closing a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

•       Performance of Obligations of the Company.  The Company must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date, and AIG must have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

•       No Restraints.  There must not be instituted or pending any suit, action or proceeding in which a governmental entity of competent jurisdiction is seeking an adverse condition, and no governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law deemed applicable to the merger individually or in the aggregate resulting in, or that is reasonably likely to result in, an adverse condition.

•       Governmental Consents.  All Company approvals, AIG approvals and governmental consents shall have been obtained or made, and shall have been obtained without the imposition of any term, condition or consequence the acceptance of which would constitute an adverse condition.

Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•       Representations and Warranties.  The representations and warranties of AIG set forth in the merger agreement must be true and correct in all material respects as of the closing date as though made on and as of such date and time (except to the extent that any such representation and warranty relates to an earlier date, in which case as of such earlier date). The Company must have received at the closing a certificate signed on behalf of AIG by an executive officer of AIG to such effect.

•       Performance of Obligations of AIG and Merger Sub.  Each of AIG and Merger Sub must have performed in all material respects their respective obligations under the merger agreement at or prior to the closing date, and the Company must have received a certificate signed on behalf of AIG and Merger Sub by an executive officer of AIG to such effect.

•       Governmental Consents.  All Company approvals and all AIG approvals must have been obtained or made. Other than the filing of the certificate of merger, all other material authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated in the merger agreement by the Company, AIG and Merger Sub will have been made or obtained (as the case may be).

Other than the conditions pertaining to the Company stockholder approval and the absence of governmental orders prohibiting the merger, either the Company, on the one hand, or AIG, on the other hand, may elect to waive conditions to their respective performance and complete the merger. The Company does not anticipate re-soliciting its stockholders for approval of any such waiver unless we propose to waive a condition and such waiver would be material to the Company’s stockholders, in which case the Company would re-solicit the vote of its stockholders. None of the Company, Merger Sub or AIG, however, has any intention to waive any condition as of the date of this proxy statement. In addition, as of the date of this proxy statement none of the Company, AIG or Merger Sub is aware of any material uncertainty as to any of the conditions to the completion of the merger.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after the approval by the stockholders of the Company, by mutual written consent of the Company (acting through the Special Committee, if then in existence) and AIG.

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time by either AIG or the Company (acting through the Special Committee, if then in existence) if (i) the merger is not consummated by November 30, 2007, whether such date is before or after the date of approval by the stockholders of the Company; provided, however, that if AIG or the Company determines that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the merger by any governmental entity, the termination date may be extended to a date not beyond February 29, 2008 if either AIG or the Company notifies the other party in writing on or prior to November 30, 2007, (ii) the adoption of the merger agreement by the stockholders of the Company is not obtained at the stockholders meeting or at any adjournment or postponement thereof, (iii) the board of directors of the Company (upon recommendation of the Special Committee, if then in existence) or the Special Committee makes a change of recommendation, or (iv) any order or other governmental action permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable (whether before or after the approval by the stockholders of the Company); provided that the right to terminate the merger agreement for the foregoing reasons will not be available to any party that has breached in any material respect its obligations under the merger agreement in any manner that proximately contributed to the occurrence of the failure of a condition to the consummation of the merger.

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time by the Company (acting through the Special Committee, if then in existence) if there has been a breach of any representation, warranty, covenant or agreement made by AIG or Merger Sub in the merger agreement, or any such representation and warranty becomes untrue after the date of the merger agreement, such that either of the conditions to the obligation of the Company with respect to the accuracy of representations and warranties or performance of obligations of AIG and Merger Sub is incapable of being satisfied; provided, however, that the Company will not be entitled to terminate the merger agreement if the Company is then in material breach of any of its covenants or agreements contained in the merger agreement.

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time by AIG if there has been a breach of any representation, warranty, covenant or agreement made by the Company in the merger agreement, or any such representation and warranty becomes untrue after the date of the merger agreement, such that either of the conditions to the obligations of AIG and Merger Sub with respect to the accuracy of representations and warranties or performance of obligations of the Company is incapable of being satisfied; provided, however, that AIG will not be entitled to terminate the merger agreement if (i) AIG or Merger Sub is then in material breach of any of its covenants or agreements contained in the merger agreement or (ii) the exercise of control over the Company by AIG, Merger Sub or any of their affiliates or the exercise of AIG’s rights as a stockholder of the Company, is the primary cause of the breach by the Company giving rise to AIG’s right to terminate the merger agreement or its inability to cure such breach.

In the event of termination of the merger agreement and the abandonment of the merger, the merger agreement will become void and of no effect with no liability to any person on the part of any party (or of any of its representatives or affiliates); provided, however, and notwithstanding anything in the merger agreement to the contrary, that (i) except as otherwise provided in the merger agreement, no such termination will relieve any party of any liability or damages to the other party resulting from any willful or intentional material breach of the merger agreement and (ii) Article IX of the merger agreement (Miscellaneous and General) and the agreements of the Company, AIG and Merger Sub contained in the expenses and effect of termination and abandonment sections of the merger agreement and the confidentiality agreement will survive the termination of the merger agreement.

Termination Fees

In the event that the merger agreement is terminated by the Company or AIG pursuant to a change in the Company’s recommendation, then the Company will promptly, but in no event later than two (2) days after the date of such termination, pay AIG a termination fee of $24,300,000, payable by wire transfer of same day funds. If the Company fails to promptly pay the amount due, and, in order to obtain such payment, AIG or Merger Sub commences a suit that results in a final and non-appealable judgment, or the period of time for all appeals has expired, against the Company for the fee set forth in the merger agreement or any portion of such fee, the Company must pay to AIG or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank in effect on the date such payment was required to be made through the date of payment. In the event that the termination fee becomes payable and is paid by the Company, the termination fee will be AIG’s and Merger Sub’s sole and exclusive remedy for monetary damages under the merger agreement.

Amendment and Waiver

Subject to the provisions of the applicable laws, at any time prior to the effective time, the parties to the merger agreement may modify or amend it, by written agreement executed and delivered by duly authorized officers of the respective parties. The conditions to each of the parties’ obligations to consummate the merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable laws.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth selected historical consolidated financial data for the Company and its subsidiaries. The selected historical consolidated financial data as of December 31, 2006 and December 31, 2005 and for each of the years in the three-year period ended December 31, 2006 have been derived from the Company’s audited consolidated financial statements appearing in the Company’s Annual Report on Form 10-K and Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, which is incorporated by reference in this proxy statement. The selected historical consolidated financial data as of December 31, 2004, December 31, 2003 and December 31, 2002 and for each of the fiscal years in the two-year period ended December 31, 2003 have been derived from the Company’s audited consolidated financial statements, which do not appear in this proxy statement. The selected historical consolidated financial data as of and for the three-month periods ended March 31, 2007 and March 31, 2006 have been derived from the Company’s unaudited consolidated financial statements appearing in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, which is incorporated by reference in this proxy statement. The historical results of the Company included below are not necessarily indicative of the Company’s future performance, and results of operations for the respective three-month period ended March 31, 2007 and March 31, 2006 are not necessarily indicative of the results of operations of the Company for the full fiscal years. The unaudited selected historical consolidated financial data reflect all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position, results of operations and cash flows at the end of and for the periods presented.

The information contained in this section, “SELECTED HISTORICAL FINANCIAL DATA,” should be read in conjunction with “Management—Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s consolidated financial statements, including the related notes, incorporated by reference in this proxy statement.

See—“WHERE YOU CAN FIND MORE INFORMATION.”

	Three Months Ended
	March 31,	March 31,	Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Total revenues	$346,494	$342,512	$1,375,287	$1,419,128	$1,383,332	$1,246,464	$981,295
Net income (loss)	18,346	21,317	97,228	87,426	88,225	53,575	(12,256)
Basic earnings (loss) per share	0.21	0.25	1.13	1.02	1.03	0.63	(0.14)
Diluted earnings (loss) per share	0.21	0.25	1.12	1.02	1.03	0.63	(0.14)
Dividends declared per share	0.16	0.08	0.32	0.16	0.08	0.08	0.26
Total assets	1,991,261	1,936,610	1,951,697	1,920,229	1,864,314	1,738,132	1,470,037
Debt	112,551	124,796	115,895	127,972	138,290	149,686	60,000
Total liabilities	1,061,987	1,099,797	1,053,148	1,090,257	1,089,913	1,037,442	814,429
Stockholders’ equity	929,274	836,813	898,549	829,972	774,401	700,690	655,608
Book value per common share	10.57	9.72	10.39	9.66	9.06	8.20	7.67

Net income for the quarters ended March 31, 2007 and 2006, included stock-based compensation expense of $1.0 million and $2.7 million or $0.01 and $0.03 per share after tax, respectively, that was not present in prior periods (see further discussion in Note 6 of the Notes to Condensed Consolidated Financial Statements included in the first quarter 2007 Form 10-Q incorporated by reference herein). Net income in 2006 includes the effect of stock-based compensation expense of $6.9 million or $0.08 per share after tax that was not present in prior years (see further discussion in Note 14 of the Notes to Consolidated

Financial Statements included in the Company’s 2006 Annual Report on Form 10-K incorporated by reference herein). The adoption of Statement 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 132(R), reduced stockholders’ equity by approximately $14.2 million as of December 31, 2006 (see Note 11 of the Notes to Consolidated Financial Statements included in the Company’s 2006 Annual Report on
Form 10-K).

The Company entered into a $60.0 million sale-leaseback transaction in 2002 and issued $100.0 million of Senior Notes in 2003 (see Note 9 of the Notes to Consolidated Financial Statements included in the Company’s 2006 Annual Report on Form 10-K).

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the Company’s ratio of earnings to fixed charges for the periods indicated.

	Three Months Ended
	March 31,	March 31,	Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges(a)	8.9	10.0	11.0	9.5	9.3	8.7	—	(b)

(a)           The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings are defined as income before income taxes and fixed charges, excluding capitalized interest. Fixed charges consist of interest and amortization on indebtedness, capitalized interest, and the portion of rents deemed representative of the interest factor.

(b)          For the year ended December 31, 2002, earnings were insufficient to cover fixed charges by $25.8 million.

MARKET PRICE AND DIVIDEND INFORMATION

Company common stock is listed on the New York Stock Exchange under the symbol “TW.”  On               , 2007, there were                  shares of common stock outstanding, held by approximately stockholders of record.

The following table shows, for the periods indicated, the reported high and low sale prices per share of the common stock on the New York Stock Exchange and the amount of dividends paid per outstanding share.

	High	Low	Close	Dividends per Share
Year Ended December 31, 2005
First Quarter	$14.35	$13.00	$13.95	$0.04
Second Quarter	15.07	12.90	14.84	0.04
Third Quarter	16.30	14.40	15.95	0.04
Fourth Quarter	17.92	14.83	16.18	0.04
Year Ended December 31, 2006
First Quarter	17.02	15.28	15.80	0.08
Second Quarter	16.49	13.58	14.40	0.08
Third Quarter	15.98	14.04	14.95	0.08
Fourth Quarter	18.02	14.63	17.65	0.08
Year Ending December 31, 2007
First quarter	21.86	16.10	21.20	0.16
Second quarter (through June 8, 2007)	21.72	21.69	21.70	0.16

The closing sale price of Company common stock on the New York Stock Exchange on January 24, 2007, the last trading day before the Company announced the merger proposal by AIG, was $16.59 per share. On May 14, 2007, the last full trading day before the public announcement of approval of the merger agreement by the board of directors, the closing sale price of the common stock on the New York Stock Exchange was $21.00 per share. On                , 2007, the last trading day for which closing sale price information was available prior to the date of the first mailing of this proxy statement, the closing price of the common stock on the New York Stock Exchange was $                per share. Stockholders should obtain a current market quotation for the common stock before making any decision with respect to the merger.

The Company regularly pays a quarterly cash dividend. Under the terms of the merger agreement, prior to the closing of the merger, the Company is permitted to declare and pay quarterly cash dividends with respect to Company common stock in an amount not to exceed $0.16 per share. In addition, the Company is also permitted to declare and pay a special pre-closing dividend representing the pro rata portion of a quarterly dividend for any partial quarter from the Company’s last dividend record date to the effective time of the merger. See “THE MERGER AGREEMENT”—Conduct of the Company’s Business Pending the Merger.”

RECENT TRANSACTIONS

Except as set forth below, there have been no transactions in the common stock of the Company effected during the last 60 days by (i) AIG, the Company, Merger Sub, or any of the directors or executive officers of each of AIG, the Company and Merger Sub, or any associate of such persons; (ii) subsidiaries of AIG (other than Merger Sub) and the Company; and (iii) any pension fund, profit-sharing or similar plan of AIG, the Company or Merger Sub.  AIG has no available information regarding transactions in the common stock of the Company by Messrs. Maurice R. Greenberg or Edward E. Matthews, SICO, Starr, the Universal Foundation, the Starr Trust, the Greenberg Foundation and the Greenberg Joint Tenancy Company (each as defined below) or their respective associates, directors or executive officers. See information under “INFORMATION REGARDING THE TRANSACTION PARTICIPANTS.”

On May 17, 2007, John B. De Nault III, a director of the Company, exercised an option to purchase 4,000 shares of common stock of the Company at an exercise price of $18.75 per share.

On May 17, 2007, R. Scott Foster, a director of the Company, exercised an option to purchase 4,000 shares of common stock of the Company at an exercise price of $18.75 per share.

On May 17, 2007, Robert M. Sandler, a director of the Company and an executive officer of AIG, exercised an option to purchase 4,000 shares of common stock of the Company at a price of $18.75 per share.

On June 1, 2007, Richard A. Andre, an executive officer of the Company, exercised an option to purchase 5,000 shares of common stock of the Company at an exercise price of $19.75 per share.

On June 5, 2007, Dean E. Stark, an executive officer of the Company, exercised an option to purchase 6,250 shares of common stock of the Company at an exercise price of $19.75 per share.

The Seasons Series TR Value Small Cap fund, which is managed by subsidiaries of AIG, (i) on April 25, 2007, acquired 48 shares of common stock of the Company in the open market at $21.04 per share; and (ii) on May 9, 2007, sold 99 shares of common stock of the Company in the open market at $20.99 per share.

Prior Public Offerings and Stock Purchases

None of AIG, the Company, Merger Sub or AIG’s subsidiaries (other than Merger Sub) has made an underwritten public offering of the Company’s common stock for cash during the past three years that was registered under the Securities Act of 1933 or exempt from registration under Regulation A. Also, none of AIG, the Company, Merger Sub or AIG’s subsidiaries (other than Merger Sub) has purchased any common stock of the Company during the past two years. The information provided in this section does not include any transactions in the common stock of the Company undertaken by mutual funds that are managed or advised by subsidiaries of AIG.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists the beneficial ownership of each person or group who, to the Company’s knowledge, owned more than five percent of any class of its outstanding voting securities as of June 6, 2007.  Neither AIG nor the Company have available information regarding beneficial ownership of the common stock of the Company by Messrs. Greenberg and Matthews, SICO, Starr, the Universal Foundation, the Starr Trust, the Greenberg Foundation and the Greenberg Joint Tenancy Company or their respective directors and executive officers. See information under “INFORMATION REGARDING THE TRANSACTION PARTICIPANTS.”

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common	American International Group, Inc. through its subsidiaries: American Home Assurance Company, Commerce & Industry Insurance Company, National Union Fire Insurance Company of Pittsburgh, Pa. and New Hampshire Insurance Company 70 Pine Street New York, NY 10270	53,474,214	(1)	60.7%
Common	American Home Assurance Company 70 Pine Street New York, NY 10270	14,395,665		16.3%
Common	Commerce & Industry Insurance Company 70 Pine Street New York, NY 10270	5,414,827		6.1%
Common	National Union Fire Insurance Company of Pittsburgh, Pa. 70 Pine Street New York, NY 10270	28,220,301		32.0%
Common	New Hampshire Insurance Company 70 Pine Street New York, NY 10270	5,414,827		6.1%
Common	American Union Insurance Company 120 N. Center Street, 3rd Floor Bloomington, IL 61701	6,100,000		6.9%

(1)          This includes 28,594 shares of common stock of the Company held by certain mutual funds that are advised or managed by subsidiaries of AIG.

The following table sets forth the beneficial ownership of the Company’s common stock as of June 6, 2007, for each director and executive officer of AIG and Merger Sub, and by all directors and executive officers of AIG and Merger Sub as a group. No directors or executive officers of AIG and Merger Sub other than those listed in the following table beneficially own Company common stock.  Associates of each of AIG, Merger Sub, directors and executive officers of AIG and Merger Sub do not beneficially own Company common stock, except for the shares owned by the subsidiaries of AIG as set forth in the table above.

21st Century
Name	Common Stock(1)	Options Exercisable Currently or within 60 days	Total Stock and Stock-Based Holdings
Steven J. Bensinger(2)	—	4,000	4,000
Robert M. Sandler(3)	6,000	32,000	38,000
All AIG and Merger Sub Directors and Officers as a Group (two (2) individuals)	6,000	36,000	42,000

(1)          Each individual or member of the group has sole voting and investment power with respect to the shares shown in the table above.  No director or executive officer of AIG or Merger Sub owns more than one percent of the total outstanding shares of common stock.

(2)          Mr. Steven J. Bensinger is Executive Vice President and Chief Financial Officer of AIG and a Director of Merger Sub.

(3)          Mr. Robert M. Sandler is Executive Vice President—Domestic Personal Lines of AIG and a Director of Merger Sub.

BENEFICIAL OWNERSHIP OF SECURITIES BY MANAGEMENT

The following table sets forth the beneficial ownership of Company common stock as of June 6, 2007, for each director, each named executive officer, and by all directors and executive officers of the Company as a group.

	21st Century			AIG
Name	Common Stock(1)	Options Exercisable Currently or within 60 days	Total Stock and Stock- Based Holdings	Common Stock	Options Exercisable Currently or within 60 days	Total Stock and Stock-Based Holdings
Robert M. Sandler	6,000	32,000	38,000	320,548	180,937	501,485	(2)
Steven J. Bensinger	—	4,000	4,000	653	40,897	41,550
John B. De Nault, III	1,236,500	36,000	1,272,500	—	—	—
Carlene M. Ellis	10,000	12,000	22,000	—	—	—
R. Scott Foster	909,454	36,000	945,454	800	—	800
Roxani M. Gillespie	4,500	36,000	40,500	—	—	—
Jeffrey L. Hayman	—	16,000	16,000	1,396	13,939	15,335
Phillip L. Isenberg	—	12,000	12,000	—	—	—
Keith W. Renken	7,000	20,000	27,000	—	—	—
Thomas R. Tizzio	—	4,000	4,000	923,402	314,959	1,238,361	(3)
Bruce W. Marlow	35,584	2,391,321	2,426,905	—	—	—
Michael J. Cassanego	15,735	542,202	557,937	738	—	738
Michael T. Ray	9,350	135,343	144,693	—	—	—
Dean E. Stark	16,804	517,371	534,175	221	—	221
Steven P. Erwin	15,000	50,000	65,000	—	—	—
Jesus C. Zaragoza	14,355	14,950	29,305	—	—	—
All Directors and Officers as a Group (22 individuals)	2,320,351	4,949,252	7,269,603

(1)          Includes restricted shares held by directors and executive officers over which they have voting power but not investment power, shares held directly or in joint tenancy, shares held in trust, by broker, bank or nominee or other indirect means and over which the individual or member of the group has sole voting or shared voting and/or investment power. Unless otherwise noted, each individual or member of the group has sole voting and investment power with respect to the shares shown in the table above. No director or executive officer, except Mr. John B. De Nault III and Mr. Bruce W. Marlow, owns more than one percent of the total outstanding shares of common stock. Mr. De Nault beneficially owns 1.3% and Mr. Marlow beneficially owns 2.5% of the total outstanding shares.

(2)          Does not include 17,729 shares the receipt of which was deferred upon exercise of options.

(3)          Does not include 133,546 shares the receipt of which was deferred upon exercise of options.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The Company’s board of directors presently consists of eleven members. Set forth below are lists of our directors and executive officers as of the date of this proxy statement. Each executive officer will serve until a successor is elected by the board of directors or until the earlier of his or her resignation or removal. None of these persons nor the Company has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All of the directors and executive officers of the Company are citizens of the United States and can be reached c/o 21st Century Insurance Group, 6301 Owensmouth Avenue, Woodland Hills, California 91367.

The following individuals serve on the Company’s board of directors for a term of one year and until their successors are elected and take office:

Robert M. Sandler Director since 1994	Age 65
Chairman of the Board of the Company. Executive Vice President—Domestic Personal Lines of AIG located in New York, NY.
Steven J. Bensinger Director since 2005	Age 52

Executive Vice President and Chief Financial Officer of AIG located in New York, NY. He previously served as Executive Vice President and Chief Financial Officer of Combined Specialty Group (now Axis Specialty) in 2002 and as Executive Vice President of Trenwick Group Ltd. from 1999 to 2001. He currently is a director of Transatlantic Holdings, Inc., a majority owned subsidiary of AIG (“TRH”), and International Lease Finance Corporation, a wholly owned subsidiary of AIG (“ILFC”).

John B. De Nault III Director since 1988	Age 59

Chairman of the Board of Omnithruster, Inc. in Orange, CA and private investor with offices in Orange County, CA. He also currently serves as Vice Chairman of the Board of Liberty Bank. Mr. De Nault is a trustee for the University of Redlands. He is the son of John B. De Nault, former Chairman and Director of the Company.

Carlene M. Ellis Director since 2004	Age 60

Retired as a Vice President of Intel Corporation in 2003. She currently is a director of The Education Financing Foundation of California. Ms. Ellis is also a member of the Advisory Board for the Graduate School of Management for the University of California at Davis.

R. Scott Foster, M.D. Director since 1986	Age 66
Ophthalmologist in Stockton, CA and Clinical Professor at Stanford University. He is the son of the late Louis W. Foster, Founder of the Company.
Roxani M. Gillespie Director since 1998	Age 66
Partner in the law firm of Barger & Wolen located in San Francisco, CA. She served as the California Insurance Commissioner from 1986 to 1991.

Jeffrey L. Hayman Director since 2002	Age 47

Mr. Hayman joined AIG in 1998 and is currently Regional President, General Insurance, AIG Companies Far East (Japan and Korea); Chairman and CEO of AIU Insurance Company—Japan Branch; as well as Vice President, Foreign General Insurance, AIG, Inc. He also serves on the Board of Directors of Fuji Fire & Marine Insurance Company and Japan International Accident & Fire Insurance Company. Mr. Hayman is a Chartered Financial Consultant and Chartered Life Underwriter.

Phillip L. Isenberg Director since 2004	Age 68
President of Isenberg/O’Haren Government Relations since 2004. Mr. Isenberg previously served as a member of the California State Assembly from 1982 to 1996 and Mayor of Sacramento from 1975 to 1982.
Bruce W. Marlow Director since 2000	Age 58

Vice Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Marlow previously served as Chief Operating Officer of auto insurer Progressive Corporation and as a Senior Vice President of Allstate Corporation. He is a board member of the Property Casualty Insurance Association (PCI) and the Los Angeles Philharmonic.

Keith W. Renken Director since 2002	Age 72

Retired as Senior Partner and Chairman, Executive Committee of Southern California, of the public accounting firm Deloitte & Touche in 1992, Mr. Renken currently serves as a director of East West Bank and Willdan Group, Inc.

Thomas R. Tizzio Director since 2006	Age 69

Retired from AIG as Senior Vice Chairman, General Insurance in 2006. Mr. Tizzio remains as an Honorary Director of and adviser to AIG and serves as a director of TRH and ILFC. Mr. Tizzio joined AIG in 1967 and subsequently held a number of management positions in AIG’s property-casualty insurance and reinsurance operations. He also currently serves as a trustee of the American Institute for Property and Liability Underwriters and the Insurance Institute of America.

The following is information concerning the executive officers of the Company:

Officers of the Company	Age	Served as Officer Since	Business Background
Bruce W. Marlow	58	2000

Vice Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Marlow previously served as Chief Operating Officer of auto insurer Progressive Corporation and as a Senior Vice President of Allstate Corporation. He is a board member of the Property Casualty Insurance Association (PCI) and the Los Angeles Philharmonic.

Richard A. Andre	57	1988

Senior Vice President, Human Resources. Before joining the Company in 1988, Mr. Andre was with Fidelity National Title Insurance Company. Prior to that time, he was with Safeco Corporation where he held a variety of positions including Vice President of Personnel for Safeco Title Insurance Company.

Michael J. Cassanego	56	1999

Senior Vice President, General Counsel and Secretary. Mr. Cassanego joined the Company in 1999. He was previously employed by Industrial Indemnity Company, serving in several positions including Senior Vice President, Secretary and General Counsel, and its successor, Fremont Compensation Insurance Group.

Steven P. Erwin	64	2006

Senior Vice President and Chief Financial Officer. Mr. Erwin joined the Company in 2006. He was Principal with Interim CFO Resources from 2003 through 2006. Prior thereto, he served as Executive Vice President and CFO at Health Net, Inc. from 1998 to 2002.

Marlis S. Kerby	54	2004

Senior Vice President, Information Technology. Ms. Kerby joined the Company in 1998, serving in various capacities in the Information Technology Department. She has over 25 years of information technology experience in a variety of industries.

Allen Lew	43	2003

Senior Vice President and Chief Actuary. Mr. Lew joined the Company in April 2003. He was previously employed by Allstate Insurance Company as Director of Pricing from 2001 to 2003 and New England Fidelity Insurance Company as Senior Vice President, Chief Financial Officer and Treasurer from 1999 to 2001.

John M. Lorentz	54	1996	Vice President, Finance. Mr. Lorentz joined the Company in 1996. He was previously employed by Transamerica Financial Services in various capacities, including Vice President and Controller.

Michael T. Ray	52	2005

Senior Vice President, Customer Processes. Before joining the Company in June 2005, Mr. Ray served as President of MTR Technical Services for three (3) years and previously, as Group Senior Vice President of Assurant Solutions.

Caren L. Silvestri	53	2000

Vice President, Customer Processes. Ms. Silvestri joined the Company in 1982, serving in various positions in Marketing, Operations and Underwriting. She has over 25 years experience in the insurance industry.

Dean E. Stark	53	1993	Senior Vice President, Claims. Mr. Stark joined the Company in 1979, serving in numerous claim positions including Vice President. He has over 30 years of experience in the insurance industry.
Anthony W. Tomich	36	2006

Treasurer & Investor Relations Officer. Mr. Tomich joined the Company in 2004, serving as Assistant Vice President and Assistant Treasurer until assuming his current responsibilities. Prior thereto, from March 2003, he was Director of Finance at Medsn, Inc. Previously, from February 2001, he served as a Business Unit CFO at DirecTV Broadband, Inc.

Jesus C. Zaragoza	33	2006

Vice President and Controller since 2006. Mr. Zaragoza joined the Company in 2003 and was appointed Assistant Vice President and Controller in April 2004. Previously, he worked in the audit practice of Deloitte & Touche for seven (7) years.

INFORMATION REGARDING THE TRANSACTION PARTICIPANTS

Information Regarding AIG

AIG is a Delaware corporation with principal offices at 70 Pine Street, New York, New York 10270 and its telephone number at such location is 212-770-7000.

The business address and the principal occupation or employment of the directors and executive officers of AIG, including the name, principal business and address of the corporation or other organization in which such occupation or employment is conducted, is shown below. Except as noted below, each director and executive officer has occupied an executive position with the company or organization listed for his or her current occupation for at least five years. Each person identified below is a citizen of the United States of America, unless otherwise noted.

Marshall A. Cohen, Director.   Mr. Cohen is Counsel for Cassels, Brock & Blackwell (Barristers and Solicitors), and his business address, and the location of Cassels, Brock & Blackwell, is 40 King Street West, 20th Floor, Toronto, Ontario M5H 3C2. Mr. Cohen is a Canadian citizen.

Martin S. Feldstein, Director.   Mr. Feldstein is (i) Professor of Economics for Harvard University, located at Massachusetts Hall, Cambridge, Massachusetts 02138 and (ii) President and CEO of the National Bureau of Economic Research (a nonprofit economic research center), and his business address, and the location of National Bureau of Economic Research, Inc., is 1050 Massachusetts Avenue, Cambridge, Massachusetts 02138.

Ellen V. Futter, Director.   Ms. Futter is President of the American Museum of Natural History, and her business address, and the location of the American Museum of Natural History, is Central Park West at 79th Street, New York, New York 10024.

Stephen L. Hammerman, Director.   Mr. Hammerman is retired and his business address is 70 Pine Street, New York, New York 10270. From March to December of 2006, Mr. Hammerman was Senior Special Counsel for Clifford Chance LLP, located at 31 West 52nd Street, New York, New York 10019. From February 2002 to December 2004, Mr. Hammerman was Deputy Commissioner for Legal Matters for the New York City Police Department, located at One Police Plaza, New York, New York, 10003. Prior to that, Mr. Hammerman held numerous executive positions with Merrill Lynch, with his last position being Vice Chairman.

Richard C. Holbrooke, Director.   Mr. Holbrooke is Vice Chairman of Perseus LLC (a merchant bank and private equity fund management company), and his business address, and the location of Perseus LLC, is 1235 Avenue of the Americas, New York, New York 10019.

Fred H. Langhammer, Director.   Mr. Langhammer is Chairman, Global Affairs of The Estée Lauder Companies Inc., and his business address, and the location of The Estée Lauder Companies Inc., is 767 Fifth Avenue, New York, New York 10153. Prior to 2004, Mr. Langhammer was Chief Executive Officer of The Estée Lauder Companies Inc.

George L. Miles, Jr., Director.   Mr. Miles is President and Chief Executive Officer of WQED Multimedia and his business address, and the location of WQED Multimedia, is 4802 Fifth Avenue, Pittsburgh, Pennsylvania 15213.

Morris W. Offit, Director.   Mr. Offit is Co-Chairman and Co-Chief Executive Officer of Offit Hall Capital Management LLC (a wealth management advisory firm), and his business address, and the location of Offit Hall Capital Management LLC, is 65 East 55th Street, New York, New York 10022.

James F. Orr III, Director.   Mr. Orr is Chairman of the Board of Trustees for The Rockefeller Foundation, and his business address, and the location of The Rockefeller Foundation, is 420 Fifth Avenue, New York, New York 10018.

Virginia M. Rometty, Director.   Ms. Rometty is Senior Vice President—Global Business Services of International Business Machines Corporation (“IBM”), and her business address, and the location of IBM, is Route 100, Building 2, Somers, New York 10589. From 2002 to 2005, Ms. Rometty was Managing Partner—Business Consulting Services for IBM.

Martin J. Sullivan, Director and President and Chief Executive Officer.   Mr. Sullivan is President and Chief Executive Officer of AIG, and his business address, and the location of AIG, is 70 Pine Street, New York, New York 10270. From May 2002 to March 2005, Mr. Sullivan was Co-Chief Operating Officer of AIG. Mr. Sullivan is a British subject.

Michael H. Sutton, Director.   Mr. Sutton is an independent consultant, and his business address is 70 Pine Street, New York, New York 10270.

Edmund S.W. Tse, Director and Executive Officer.   Mr. Tse is Senior Vice Chairman—Life Insurance of AIG and his business address is American International Assurance Co., Ltd., 1 Stubbs Road, Hong Kong. Mr. Tse also served as Co-Chief Operating Officer of AIG from May 2002 to May 2003. Mr. Tse is a British subject.

Robert B. Willumstad, Director.   Mr. Willumstad is the Founder and a Partner of Brysam Global Partners (a private equity investment firm), and his business address, and the location of Brysam Global Partners, is 277 Park Avenue, New York, New York 10172. Prior to 2005, Mr. Willumstad was President and Chief Operating Officer of Citigroup Inc., located at 399 Park Avenue, New York, New York 10022.

Frank G. Zarb, Director.   Mr. Zarb is Senior Advisor for Hellman & Friedman LLC (a private equity investment firm) and his business address, and the location of Hellman & Friedman LLC, is 375 Park Avenue, New York, New York 10152.

Jacob A. Frenkel, Vice Chairman—Global Economic Strategies.   Mr. Frankel is Vice Chairman—Global Economic Strategies of AIG, and his business address is 70 Pine Street, New York, New York 10270. From January 2000 to April 2004, Mr. Frenkel was Chairman of Merrill Lynch International, located at  2 King Edward Street, London, United Kingdom, EC 1A 1HQ. Dr. Frankel is an Israeli and Polish citizen.

Frank G. Wisner, Vice Chairman—External Affairs.   Mr. Wisner is Vice Chairman—External Affairs of AIG, and his business address is 70 Pine Street, New York, New York 10270.

Steven J. Bensinger, Executive Vice President & Chief Financial Officer.   Mr. Bensinger is Executive Vice President & Chief Financial Officer of AIG, and his business address is 70 Pine Street, New York, New York 10270. Mr. Bensinger joined AIG in September 2002 as Vice President and Treasurer. Prior to that time, Mr. Bensinger was Executive Vice President and Chief Financial Officer of Combined Specialty Group, Inc. (a division of Aon Corporation), located at 11680 Great Oaks Way, Alpharetta, Georgia 30022.

Anastasia D. Kelly, Executive Vice President, General Counsel and Senior Regulatory and Compliance Officer.   Ms. Kelly is Executive Vice President, General Counsel and Senior Regulatory and Compliance Officer of AIG, and her business address is 70 Pine Street, New York, New York 10270. Ms. Kelly joined AIG in September 2006. From August 2003 to September 2006, Ms. Kelly was Executive Vice President and General Counsel of MCI/Worldcom, located at Loudon County Parkway, Ashburn, Virginia. From February 1999 to February 2003, Ms. Kelly was Senior Vice President and General Counsel of Sears, Roebuck & Co., located at 3333 Beverly Road, Hoffman Estates, Illinois 60179.

Rodney O. Martin, Jr., Executive Vice President—Life Insurance.   Mr. Martin is Executive Vice President—Life Insurance of AIG, and his business address is 2929 Allen Parkway, Houston, Texas 77019.

Kristian P. Moor, Executive Vice President—Domestic General Insurance.   Mr. Moor is Executive Vice President—Domestic General Insurance of AIG, and his business address is 175 Water Street, New York, New York 10038.

Win J. Neuger, Executive Vice President and Chief Investment Officer.   Mr. Neuger is Executive Vice President and Chief Investment Officer of AIG, and his business address is 70 Pine Street, New York, New York 10270.

Robert M. Sandler, Executive Vice President—Domestic Personal Lines.   Mr. Sandler is Executive Vice President—Domestic Personal Lines of AIG, and his business address is 70 Pine Street, New York, New York 10270.

Nicholas C. Walsh, Executive Vice President—Foreign General Insurance.   Mr. Walsh is Executive Vice President—Foreign General Insurance of AIG, and his business address is 70 Pine Street, New York, New York 10270. Mr. Walsh is a British subject.

Jay S. Wintrob, Executive Vice President—Retirement Services.   Mr. Wintrob is Executive Vice President—Retirement Services of AIG, and his business address is 1999 Avenue of the Stars, Los Angeles, California 90067.

William N. Dooley, Senior Vice President—Financial Services.   Mr. Dooley is Senior Vice President—Financial Services of AIG, and his business address is 70 Pine Street, New York, New York 10270.

David L. Herzog, Senior Vice President and Comptroller.   Mr. Herzog is Senior Vice President and Comptroller of AIG, and his business address is 70 Pine Street, New York, New York 10270.

Andrew J. Kaslow, Senior Vice President & Chief Human Resources Officer.   Mr. Kaslow is Senior Vice President & Chief Human Resources Officer of AIG, and his business address is 70 Pine Street, New York, New York 10270. Prior to joining AIG in May 2007, Mr. Kaslow was a managing partner of QuanStar Group, LLC (an advisory services firm) located at 75 Rockefeller Plaza, New York, New York 10019, and before that, Mr. Kaslow was Senior Executive Vice President of Human Resources for Vivendi Universal (an entertainment and telecommunications company) located at 800 Third Avenue, New York, New York 10022.

Robert E. Lewis, Senior Vice President and Chief Risk Officer.   Mr. Lewis is Senior Vice President and Chief Risk Officer of AIG, and his business address is 70 Pine Street, New York, New York 10270.

Brian T. Schreiber, Senior Vice President—Strategic Planning.   Mr. Schreiber is Senior Vice President—Strategic Planning of AIG, and his business address is 70 Pine Street, New York, New York 10270.

All information provided in this section with respect to Messrs. Greenberg and Matthews, Starr International Company, Inc., a Panamanian corporation (“SICO”), C.V. Starr & Co., Inc., a Delaware corporation (“Starr”), the Universal Foundation, Inc., a Panamanian corporation (the “Universal Foundation”), the C.V. Starr and Co., Inc. Trust (the “Starr Trust”), the Maurice R. and Corinne P. Greenberg Family Foundation, Inc., a New York not-for-profit corporation (the “Greenberg Foundation”), and the Maurice R. and Corinne P. Greenberg Joint Tenancy Company, LLC, a Florida limited liability company (the “Greenberg Joint Tenancy Company”), and their respective directors and executive officers, is provided based solely on the information set forth in the most recent amendment to Schedule 13D relating to AIG Shares filed on March 20, 2007 on behalf of Messrs. Greenberg and Matthews, SICO, Starr, the Universal Foundation, the Starr Trust, the Greenberg Foundation and the Greenberg Joint Tenancy Company. This information has not been updated to reflect changes in the ownership by such parties of AIG Shares that are disclosed in filings made by one or more of such parties under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). In each case, such information may not be accurate or complete and AIG takes no responsibility therefor and makes no representation to its accuracy or completeness as of the date hereof or any subsequent date.

SICO has the sole power to vote and direct the disposition of 281,638,405 shares of common stock, par value $2.50 per share, of AIG (“AIG Shares”) and the shared power to direct the disposition of 2,200,076 AIG Shares held by the Universal Foundation. Starr has the shared power to vote and direct the disposition of 30,923,499 AIG Shares (18,544,278 of which are held by the Starr Trust, of which Starr is the beneficiary). Maurice R. Greenberg, a United States citizen, has the sole power to vote and direct the disposition of 2,695,797 AIG Shares, which may be acquired pursuant to stock options granted by AIG to Mr. Greenberg during his previous tenure as officer and director of AIG. Mr. Greenberg has shared power to vote and direct the disposition of 67,816,338 AIG Shares, 9,310,328 of which are held as a tenant in common with Mr. Greenberg’s wife, 111,004 of which are held in family trusts of which Mr. Greenberg is a trustee, 30,923,499 of which are held by Starr (18,544,278 shares of which are held by the Starr Trust, of which Starr is the beneficiary and Mr. Greenberg is a trustee), 371,507 of which are held by the Greenberg Foundation, of which Mr. Greenberg, his wife and family members are directors and 27,100,000 of which are held by the Greenberg Joint Tenancy Company, of which the Maurice R. and Corinne P. Greenberg Joint Tenancy Corporation, Inc. (the “Greenberg Joint Tenancy Corporation”) is the sole and managing member. Mr. Greenberg owns 24.08% of the voting common stock of Starr directly. The Greenberg Foundation has shared power to vote and direct the disposition of such 371,507 AIG Shares. The Greenberg Joint Tenancy Company has shared power to vote and direct the disposition of such 27,100,000 AIG Shares. Edward E. Matthews has the sole power to vote and direct the disposition of 613,345 AIG Shares, 300,200 of which are held directly by Mr. Matthews and 313,125 of which may be acquired pursuant to stock options granted by AIG to Mr. Matthews during his previous tenure as officer and director of AIG. Mr. Matthews has shared power to vote and direct the disposition of 18,567,578 AIG Shares,

23,300 of which are held by Mr. Matthews’ wife and 18,544,278 of which are held by the Starr Trust, of which Starr is the beneficiary and Mr. Matthews is a trustee.

The principal executive offices of SICO are located at 101 Baarerstrasse, CH 6300 Zug, Switzerland. The principal executive offices of Starr and the Greenberg Foundation are located at 399 Park Avenue, 17th Floor, New York, New York 10022. The principal executive offices of the Universal Foundation are located at Mercury House, 101 Front Street, Hamilton HM 12, Bermuda. The principal executive offices of the Greenberg Joint Tenancy Company are located at 35 Ocean Reef Drive, Key Largo, Florida 33037. The names of the directors and executive officers of SICO, Starr, the Universal Foundation, the Greenberg Foundation and the Greenberg Joint Tenancy Corporation, their business addresses and principal occupations, including the business addresses and principal occupations of Messrs. Greenberg and Matthews, are set forth below. The business address indicated for Messrs. Greenberg and Matthews and each of the other persons listed below is also the address of the principal employer of such person. Other than as set forth below, AIG has no information regarding the five-year employment history of the respective directors and executive officers of SICO, Starr, the Universal Foundation, the Greenberg Foundation and the Greenberg Joint Tenancy Company. Each person identified below is a citizen of the United States of America, unless otherwise noted.

SICO

Maurice R. Greenberg, Chairman of the Board and Director.   Mr. Greenberg is Chairman of the Board and director of SICO and Starr; Chief Executive Officer of Starr; trustee of the Starr Trust; and member, director and Chairman of the Board of The Starr Foundation. Mr. Greenberg’s business address is 399 Park Avenue, 17th Floor, New York, New York 10022. Mr. Greenberg was the Chairman and Chief Executive Officer of AIG prior to March 2005.

Joseph C.H. Johnson, President and Director.   Mr. Johnson is President and director of SICO, and his business address is 101 First Street, Hamilton, Bermuda HM 12. Prior to his retirement in December 2005, Mr. Johnson was the senior AIG executive in Bermuda. Mr. Johnson is a citizen of the United Kingdom.

Edward E. Matthews, Managing Director and Director.   Mr. Matthews is Managing Director and director of SICO; director and President of Starr; trustee of the Starr Trust; and member and director of The Starr Foundation. Mr. Matthews’ business address is 399 Park Avenue, 17th Floor, New York, New York 10022. Mr. Matthews retired as Senior Vice Chairman, Investments and Financial Services of AIG in December 2002 but served as a consultant to AIG until April 2005. He is an Honorary Director of AIG.

Houghton Freeman, Director.   Mr. Freeman is President of the Freeman Foundation, and his business address is 499 Taber Hill Road, Stowe, Vermont 05672. He is an Honorary Director of AIG.

Lawrence S. Greenberg., Director.   Mr. Greenberg is a private equity investor, and his business address is 399 Park Avenue, 17th Floor, New York, New York 10022.

Bertil P-H Lundquist, Director.   Mr. Lundquist is Executive Vice President and General Counsel of Starr, and his business address is 399 Park Avenue, 17th Floor, New York, New York 10022.

R. Kendall Nottingham, Director.   Mr. Nottingham is retired, and his business address is 435 Seaspray Avenue, Palm Beach, Florida 33480. Prior to his retirement in December 2006, Mr. Nottingham was Executive Vice President—Life Insurance of AIG.

Howard I. Smith, Director.   Mr. Smith is Vice Chairman—Finance and Secretary of Starr, and his business address is 399 Park Avenue, 17th Floor, New York, New York 10022. Mr. Smith was Executive Vice President and Chief Financial Officer of AIG prior to March 2005.

John J. Roberts, Director.   Mr. Roberts is retired. He is an Honorary Director of AIG, and his business address is Concordia Farms P.O. Box 703, Easton, Maryland 21601.

Ernest Stempel, Director.   Mr. Stempel is retired. He is an Honorary Director of AIG, and his business address is Shorelands, 7 Grassmere Road, Pembroke HM05, Bermuda.

Cesar Zalamea, Director.   Mr. Zalamea is President and Chief Executive Officer of Starr International Company (Asia), Limited, and his business address is Suite 1405-7, Two Exchange Square, 8 Connaught Place, Central, Hong Kong. Prior to his retirement in July 2005, Mr. Zalamea was AIG’s senior investment officer in Asia. Mr. Zalamea is a citizen of the Republic of the Philippines.

Starr

Maurice R. Greenberg, Chairman of the Board, Director and Chief Executive Officer.   Please see information provided above.

Howard I. Smith, Vice Chairman-Finance and Secretary and Director.   Please see information provided above.

Edward E. Matthews, President and Director.   Please see information provided above.

Houghton Freeman, Director.   Please see information provided above.

John J. Roberts, Director.   Please see information provided above.

Bertil P-H Lundquist, Director.   Please see information provided above.

Lawrence S. Greenberg, Director.   Please see information provided above.

The Universal Foundation

Stuart Osborne, President and Director.   Mr. Osborne is President of the Universal Foundation, and his business address is Mercury House, 101 Front Street, Hamilton HM 12, Bermuda.   Mr. Osborne is a citizen of the United Kingdom.

Eligia G. Fernando, Director.   Ms. Fernando is retired, and her business address is Mercury House, 101 Front Street, Hamilton HM 12, Bermuda. Ms. Fernando is a citizen of the Republic of the Philippines.

Cesar C. Zalamea, Director.   Please see information provided above.

Aloysius B. Colayco, Director.   Mr. Colayco is Managing Director of Argosy Partners, and his business address, and the location of Argosy Partners, is 8th Floor, Pacific Star Building, Makati City, Philippines. Mr. Colayco is a citizen of the Republic of the Philippines.

Jennifer Barclay, Secretary.   Ms. Barclay is Secretary of the Universal Foundation, and her business address is Mercury House, 101 Front Street, Hamilton HM 12, Bermuda. Ms. Barclay is a citizen of the United Kingdom.

Margaret Barnes, Treasurer.   Ms. Barnes is Treasurer of the Universal Foundation, and her business address is at 101 Baarerstrasse, CH 6300 Zug, Switzerland. Ms. Barnes is a citizen of the United Kingdom.

The Greenberg Foundation

Maurice R. Greenberg, Chairman and Director.   Please see information provided above.

Corrine P. Greenberg, President and Director.   Ms. Greenberg is President and Director of The Greenberg Foundation, and her business address is 399 Park Avenue, 17th Floor, New York, New York 10022.

Jeffrey W. Greenberg, Vice President and Director.   Mr. Greenberg is Vice President and Director of The Greenberg Foundation, and his business address is 399 Park Avenue, 17th Floor, New York, New York 10022.

Evan G. Greenberg, Vice President and Director.   Mr. Greenberg is President and Chief Executive Officer of ACE Limited, and his business address is 17 Woodbourne Avenue, Hamilton HM08 Bermuda.

Lawrence S. Greenberg, Vice President and Director.   Please see information provided above.

Shake Nahapetian, Treasurer.   Ms. Nahapetian is Administrative Assistant of Starr, and her business address is 399 Park Avenue, 17th Floor, New York, New York 10022.

Greenberg Joint Tenancy Corporation

Maurice R. Greenberg, Chairman, CEO, President, Treasurer, Secretary and Director.   Please see information provided above.

Information Regarding Merger Sub

Merger Sub is a Delaware corporation with principal offices at 70 Pine Street, New York, New York 10270 and its telephone number is 212-770-7000.

Set forth below for each of the directors and executive officers of Merger Sub is their respective present principal occupation or employment and business address, the name, principal business and address of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer. Each person identified below is a citizen of the United States of America, unless otherwise noted.

Steven J. Bensinger, Director.   Please see information provided above.

Robert M. Sandler, Director.   Please see information provided above.

Brian T. Schreiber, Director and President.   Please see information provided above.

Except as set forth below, during the last five years, no person or entity described in this “INFORMATION REGARDING THE TRANSACTION PARTICIPANTS” section has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. AIG has no information regarding any such proceedings with respect to Messrs. Greenberg and Matthews, SICO, Starr, the Starr Trust, the Universal Foundation, the Greenberg Foundation and the Greenberg Joint Tenancy Company or their respective executive officers or directors.

2006 Regulatory Settlements

In February 2006, AIG reached a final settlement with the Securities and Exchange Commission (“SEC”), the United States Department of Justice (“DOJ”), the Office of the New York Attorney General (“NYAG”) and the New York State Department of Insurance (“DOI”). The settlements resolved outstanding litigation filed by the SEC, NYAG and DOI against AIG and concluded negotiations with these authorities and the DOJ in connection with the accounting, financial reporting and insurance brokerage practices of AIG and its subsidiaries, as well as claims relating to the underpayment of certain workers compensation premium taxes and other assessments.

AIG, without admitting or denying the allegations in the SEC complaint, consented to the issuance of a final judgment on February 9, 2006:  (a) permanently restraining and enjoining AIG from violating

Section 17(a) of the Securities Act of 1933, as amended (“Securities Act”), and Sections 10(b), 13(a), 13(b)(2) and 13(b)(5) and Rules 10b-5, 12b-20, 13a-1, 13a-13 and 13b2-1 of the Exchange Act; (b) ordering AIG to pay disgorgement in the amount of $700 million; and (c) ordering AIG to pay a civil penalty in the amount of $100 million. These amounts have been paid into a fund under the supervision of the SEC to be available to resolve claims asserted in various civil proceedings, including shareholder lawsuits.

In February 2006, AIG and the DOJ entered into a letter agreement. In the letter agreement, the DOJ notified AIG that in its view, AIG, acting through some of its employees, violated federal criminal law in connection with misstatements in periodic financial reports that AIG filed with the SEC between 2000 and 2004 relating to certain transactions. The settlement with the DOJ consists of, among other things, AIG’s cooperating with the DOJ in the DOJ’s ongoing criminal investigation, accepting responsibility for certain of its actions and those of its employees relating to these transactions and paying $25 million.

Effective February 9, 2006, AIG entered into agreements with the NYAG and the DOI, settling claims under New York’s Martin Act and insurance laws, among other provisions, which were originally brought by the NYAG and the DOI in a civil complaint filed on May 26, 2005. Under the agreements, $375 million was paid into a fund under the supervision of the NYAG and the DOI to be available principally to pay certain AIG insureds who purchased excess casualty policies through Marsh & McLennan Companies, Inc. or Marsh Inc. In addition, approximately $343 million will be used to compensate participating state funds in connection with the underpayment of certain workers compensation premium taxes and other assessments. In addition, AIG paid a $100 million fine to the State of New York.

As part of these settlements, AIG has agreed to retain for a period of three years an independent consultant who will conduct a review that will include the adequacy of AIG’s internal controls over financial reporting and the remediation plan that AIG has implemented as a result of its own internal review.

PNC Settlement

In November 2004, AIG and AIG Financial Products Corp. (“AIGFP”), a subsidiary of AIG, reached a final settlement with the SEC, the Fraud Section of the DOJ and the United States Attorney for the Southern District of Indiana with respect to issues arising from certain structured transactions entered into with Brightpoint, Inc. and The PNC Financial Services Group, Inc. (“PNC”), the marketing of transactions similar to the PNC transactions and related matters.

As part of the settlement, the SEC filed against AIG a civil complaint, based on the conduct of AIG primarily through AIGFP, alleging violations of certain antifraud provisions of the federal securities laws and for aiding and abetting violations of reporting and record-keeping provisions of those laws. AIG, without admitting or denying the allegations in the SEC complaint, consented to the issuance of a final judgment permanently enjoining it and its employees and related persons from violating certain provisions of the Exchange Act, Exchange Act rules and the Securities Act, ordering disgorgement of fees it received from the PNC transactions and providing for AIG to establish a transaction review committee to review the appropriateness of certain future transactions and to retain an independent consultant to examine certain transactions entered into between 2000 and 2004 and review the policies and procedures of the transaction review committee.

The DOJ filed against AIGFP PAGIC Equity Holding Corp. (“AIGFP PAGIC”), a wholly owned subsidiary of AIGFP, a criminal complaint alleging that AIGFP PAGIC violated federal securities laws by aiding and abetting securities law violations by PNC, in connection with a transaction entered into in 2001 with PNC that was intended to enable PNC to remove certain assets from its balance sheets. The settlement with the DOJ consists of separate agreements with AIG and AIGFP and a complaint filed against, and deferred prosecution agreement with, AIGFP PAGIC. Under the terms of the settlement, AIGFP paid a monetary penalty of $80 million. On January 17, 2006, the court approved an order dismissing the complaint with prejudice and AIGFP PAGIC has since been dissolved. The obligations of AIG, AIGFP and AIGFP PAGIC under the DOJ agreements relate principally to cooperating with the DOJ and other federal agencies in connection with their related investigations.

AGREEMENTS INVOLVING THE COMPANY’S SECURITIES

INVESTMENT AND STRATEGIC ALLIANCE AGREEMENT

On October 17, 1994, the Company (then known as 20th Century Industries) and AIG entered into an Investment and Strategic Alliance Agreement (the “Investment Agreement”). Pursuant to the Investment Agreement and subject to certain conditions set forth therein, the Company agreed to sell and AIG agreed to purchase 200,000 shares of Series A Convertible Preferred Stock at a purchase price of $1,000 per share and 16,000,000 Series A Warrants at a purchase price of $1.00 per warrant, each such instrument exercisable for one share of Company common stock, for an aggregate purchase price of $216,000,000. The Company agreed to contribute the proceeds of this issuance and sale as common equity to each of the Company’s insurance subsidiaries in the amount required to satisfy capital requirements imposed by the California Department of Insurance.

Pursuant to the Investment Agreement, AIG agreed that for three years following the closing of the Investment Agreement, neither AIG nor any of its subsidiaries would, without approval of the Company’s board of directors, acquire any additional securities of the Company or take other certain actions set forth in the Investment Agreement with respect to the Company. AIG further agreed that no Series A Convertible Preferred Stock, Series A Warrants or any common stock received upon conversion or exercise of such instruments would be sold or otherwise transferred except in compliance with the provisions of the Investment Agreement.

AMENDMENT NO. 1 TO INVESTMENT AND STRATEGIC ALLIANCE AGREEMENT

On March 23, 1995, the Company (then known as 20th Century Industries) and AIG entered into an agreement to amend the Investment Agreement, titled Amendment No. 1 to the Investment and Strategic Alliance Agreement. In response to an order from the California Department of Insurance requiring that the Company raise an additional $50 million of capital for contribution to the Company’s insurance subsidiaries, the Company and AIG agreed to amend the Investment Agreement. Pursuant to this amendment AIG contributed $20 million in return for 20,000 shares of Series A Convertible Preferred Stock having an aggregate liquidation value equal to amount contributed by AIG. The amendment modifies the formula for determining the number of Series A Preferred Shares to be issued in respect of AIG’s $20 million contribution to the Company.

REGISTRATION RIGHTS AGREEMENT

On December 16, 1994, the Company (then known as 20th Century Industries) and AIG entered into a Registration Rights Agreement (the “Registration Agreement”). Pursuant to the Registration Agreement and subject to certain conditions set forth in the Registration Agreement, the Company undertook to effect registration under the Securities Act of 1933, as amended, of all or part of the eligible securities held by AIG or any transferee of AIG, upon written request from AIG or its successors or assigns. The eligible securities under the Registration Agreement consist of Series A Convertible Preferred Stock issued pursuant to the Investment Agreement, any shares of Company common stock issued upon conversion of any Series A Convertible Preferred Stock and any shares of Company common stock issuable upon exercise of the Series A Warrants.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of stockholders of the Company. However, if the merger is not completed, the Company’s stockholders will continue to be entitled to attend and participate in the Company’s stockholders meetings. If the merger is not completed, the Company will inform its stockholders, by press release or other means determined reasonable by the Company, of the date by which stockholder proposals must be received by the Company for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. The Company’s SEC filings made electronically through the SEC EDGAR system are available to the public at the SEC website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. Shareholders can also find this information in the Investor Relations section of the Company’s website, www.21st.com.

The Company and AIG have filed with the SEC a Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above.

The SEC allows the Company to incorporate information that it files with the SEC in other documents, by reference, into this proxy statement. This means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. The information that the Company files with the SEC in the future and incorporates by reference in this proxy statement automatically updates and supersedes previously filed information. Such updated and superseded information will not, except as so modified or superceded, constitute part of this proxy statement.

The Company incorporates, by reference, into this proxy statement each document it files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the special meeting. The Company also incorporates, by reference, into this proxy statement the following documents it filed with the SEC under the Exchange Act:

Filings with the SEC	Period/Date of Filing
Annual Report on Form 10-K	Fiscal year ended December 31, 2006
Amended Annual Report on Form 10-K/A	Filed April 26, 2007 for Fiscal year ended December 31, 2006
Quarterly Reports on Form 10-Q	Quarterly period ended March 31, 2007
Current Reports on Form 8-K	Filed January 31, 2007; March 14, 2007; May 16, 2007; and May 18, 2007.

The Company will undertake to provide, without charge, to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain copies of documents incorporated by reference by requesting them in writing or by telephone from

Anthony W. Tomich
Investor Relations
21st Century Insurance Group
6301 Owensmouth Avenue, 11th floor
Woodland Hills, CA 91367
Telephone: (818) 673-3808

Any request for copies of documents should be made by           , 2007 in order to ensure receipt of the documents before the special meeting.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of the Company since the date of this proxy statement or that the information herein is correct as of any later date.

American International Group, Inc., AIG TW Corp., Lehman Brothers Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc. have supplied, and 21st Century has not independently verified, the information in this proxy statement related to American International Group, Inc., AIG TW Corp., Lehman Brothers Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc., respectively.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. The Company has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated        , 2007. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, (1) update such information through a supplement to this proxy statement and (2) amend the Transaction Statement on Schedule 13E-3 filed in connection with the merger, in each case, to the extent necessary.

Annex A

AGREEMENT AND PLAN OF MERGER

among

21ST CENTURY INSURANCE GROUP,

AMERICAN INTERNATIONAL GROUP, INC.

and

AIG TW CORP.

Dated as of May 15, 2007

TABLE OF CONTENTS

		Page
ARTICLE I
The Merger; Closing; Effective Time
1.1.	The Merger	1
1.2.	Closing	1
1.3.	Effective Time	1
ARTICLE II
Certificate of Incorporation and By-Laws of the Surviving Corporation
2.1.	The Certificate of Incorporation	2
2.2.	The By-Laws	2
ARTICLE III
Officers and Directors of the Surviving Corporation
3.1.	Directors	2
3.2.	Officers	2
ARTICLE IV
Effect of the Merger on Capital Stock; Exchange of Certificates
4.1.	Effect on Capital Stock	2
4.2.	Exchange of Certificates.	3
4.3.	Treatment of Stock Plans.	5
4.4.	Adjustments to Prevent Dilution	6
ARTICLE V
Representations and Warranties
5.1.	Representations and Warranties of the Company	6
5.2.	Representations and Warranties of Parent and Merger Sub	24
ARTICLE VI
Covenants
6.1.	Interim Operations.	26
6.2.	Acquisition Proposals.	30
6.3.	Information Supplied	32
6.4.	Stockholders Meeting	33
6.5.	Filings; Other Actions; Notification	33
6.6.	Access and Reports	34
6.7.	Stock Exchange De-listing	34
6.8.	Publicity	35
6.9.	Employee Benefits	35
6.10.	Expenses	36
6.11.	Indemnification; Directors’ and Officers’ Insurance	36
6.12.	Debenture	38
6.13.	Other Actions by the Company.	38
6.14.	Parent Vote	38
6.15.	Continuation of Special Committee	38

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ARTICLE VII
Conditions
7.1.	Conditions to Each Party’s Obligation to Effect the Merger	39
7.2.	Conditions to Obligations of Parent and Merger Sub	39
7.3.	Conditions to Obligation of the Company	40
ARTICLE VIII
Termination
8.1.	Termination by Mutual Consent	40
8.2.	Termination by Either Parent or the Company	40
8.3.	Termination by the Company	40
8.4.	Termination by Parent	41
8.5.	Effect of Termination and Abandonment	41
ARTICLE IX
Miscellaneous and General
9.1.	Survival	41
9.2.	Modification or Amendment	42
9.3.	Waiver of Conditions	42
9.4.	Counterparts	42
9.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	42
9.6.	Notices	43
9.7.	Entire Agreement	43
9.8.	No Third-Party Beneficiaries	44
9.9.	Obligations of Parent and of the Company	44
9.10.	Definitions	44
9.11.	Severability	44
9.12.	Interpretation; Construction	45
9.13.	Knowledge	45
9.14.	Assignment	45
Annex A Defined Terms		A-1

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of May 15, 2007, among 21st Century Insurance Group, a Delaware corporation (the “Company”), American International Group, Inc., a Delaware corporation (“Parent”), and AIG TW Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, Parent and the boards of directors of Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, the board of directors of the Company upon the recommendation of a special committee of the board of directors of the Company consisting of independent directors not affiliated with Parent (the “Special Committee”) has (i) determined that the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders other than Parent and its Affiliates (as defined in Section 5.1(i)(ii)), (ii) approved and declared advisable this Agreement, the Merger and the transactions contemplated hereby and (iii) resolved to recommend to such stockholders their approval of the Merger and this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1.   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”).

1.2.   Closing.   Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the first business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 P.M. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.3.   Effective Time.   As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and By-Laws of the Surviving Corporation

2.1.   The Certificate of Incorporation.   The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Laws (as defined in Section 5.1(i)(ii)).

2.2.   The By-Laws.   The by-laws of Merger Sub in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable Laws.

ARTICLE III

Officers and Directors of the Surviving Corporation

3.1.   Directors.   The board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.2.   Officers.   The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1.   Effect on Capital Stock.   On the terms and subject to the conditions set forth in this Agreement, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a)   Merger Consideration.   At the Effective Time, each share of the common stock, par value $0.001 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, (ii) Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties, (iii) Shares subject to Company Awards, and (iv) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each, an “Excluded Share” and collectively, “Excluded Shares”), shall be converted into the right to receive $22.00 per Share (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares (other than Excluded Shares referred to in clause (i) above) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest, and each certificate formerly representing Shares owned by Dissenting Stockholders shall thereafter represent only the right to receive the payment to which reference is made in Section 4.2(f). For the avoidance of doubt, Shares held by any mutual fund advised or managed by any of

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Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent will not be included in clause (i) of this Section 4.1(a), and will not be included in the Excluded Shares.

(b)   Cancellation of Treasury Stock; Parent-Owned Stock to Remain Outstanding.   At the Effective Time, each Excluded Share referred to in clause (ii) of Section 4.1(a) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist. Each Excluded Share referred to in clause (i) of Section 4.1(a) shall remain outstanding without change.

(c)   Merger Sub.   At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become that number of shares of common stock, par value $0.001 per share, of the Surviving Corporation equivalent to the quotient obtained by dividing (i) the difference between (A) the total number of outstanding Shares immediately prior to the Effective Time and (B) the total number of Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time (for the avoidance of doubt, not including Shares held by any mutual fund advised or managed by any of Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent) by (ii) the total number of shares of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time.

4.2.   Exchange of Certificates.

(a)   Paying Agent.   Promptly following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the holders of Shares (other than Excluded Shares), a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to Parent.

(b)   Exchange Procedures.   Immediately after the Effective Time (and in any event within three (3) business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued

3

to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c)   Transfers.   From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time, except for Shares owned by Parent or any direct or indirect wholly owned subsidiary of Parent. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, except for Shares owned by Parent or any direct or indirect wholly owned subsidiary of Parent, it shall be cancelled and exchanged for a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate multiplied by (y) the Per Share Merger Consideration.

(d)   Termination of Exchange Fund.   Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

(e)   Lost, Stolen or Destroyed Certificates.   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f)   Appraisal Rights.   No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law (as defined in Section 5.1(i)(ii)) that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

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(g)   Withholding Rights.   Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)) law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

4.3.   Treatment of Stock Plans.

(a)   Treatment of Options.   At the Effective Time, each outstanding option to purchase Shares (a “Company Option”) under the Stock Plans (as defined in Section 5.1(b)) that is vested at the Effective Time (including those that vest at the Effective Time by virtue of having been scheduled to vest on or before the first anniversary of the Effective Time) shall be cancelled and each holder thereof shall receive from the Company, on the Closing Date, an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, at the Effective Time, each Company Option that is vested at the Effective Time (including those that vest at the Effective Time by virtue of having been scheduled to vest on or before the first anniversary of the Effective Time) in which the Per Share Merger Consideration is equal to or less than the exercise price per Share under such Company Option shall be terminated and be of no further effect. All Company Options that are scheduled to vest following the first anniversary of the Effective Time (after giving effect to any accelerated vesting in connection with the transactions contemplated hereby) shall be terminated and be of no further effect. As soon as is practicable following the Effective Time, Parent will issue to the holder of any Company Option in which the Per Share Merger Consideration is greater than the exercise price per Share under such Company Option that is scheduled to vest following the first anniversary of the Effective Time restricted stock units of Parent’s common stock (“Replacement RSUs”) with a value as of the Effective Time as reasonably determined by Parent in good faith equal to the product of (x) the number of Shares subject to the Company Option times (y) the excess of the Per Share Merger Consideration over the exercise price per Share under such Company Option. The Replacement RSUs value will be based on the market value of Parent’s common stock at the Effective Time and will vest after three (3) years and will otherwise be subject to such terms and conditions as are generally applicable to Parent’s RSUs. For the avoidance of doubt, no Replacement RSUs will be granted with respect to any Company Option in which the Per Share Merger Consideration is equal to or less than the exercise price per Share under such Company Option that is scheduled to vest following the first anniversary of the Effective Time.

(b)   Company Awards.   At the Effective Time, each compensatory right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Benefit Plans (as defined in Section 5.1(h)(i)), other than Company Options (the “Company Awards”), shall be cancelled and each holder thereof shall receive from the Company, on the Closing Date (or later to the extent required to comply with the provisions of Section 409A of the Code (as defined in Section 5.1(h)(ii)), an amount in cash equal to the product of (x) the number of Shares actually or nominally subject to such Company Award immediately prior to the Effective Time (including those that vest at the Effective Time by virtue of having been scheduled to vest on or before the first anniversary of the Effective Time) times (y) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the Per Share Merger Consideration exceeds such reference price), less applicable

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Taxes required to be withheld with respect to such payment. Any Company Awards that are scheduled to vest after the first anniversary of the Effective Time (after giving effect to any accelerated vesting in connection with the transactions contemplated hereby) shall be terminated and be of no further effect. As soon as is practicable following the Effective Time, Parent will issue to the holder of any Company Award that is scheduled to vest beyond the first anniversary of the Effective Time Replacement RSUs with a value as reasonably determined in good faith by Parent equal to the product of (x) the number of Shares actually subject to such Company Award times (y) the Per Share Merger Consideration. The Replacement RSUs value will be based on the market value of Parent’s common stock at the Effective Time and will vest after three (3) years and will otherwise be subject to such terms and conditions as are generally applicable to Parent’s RSUs.

(c)   Corporate Actions.   At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 4.3(a) and 4.3(b), including obtaining the acknowledgments of all holders of Company Options to the treatment under Section 4.3(a). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Awards.

4.4.   Adjustments to Prevent Dilution.   In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

5.1.   Representations and Warranties of the Company.   Except as set forth in the Company Reports (as defined in Section 5.1(e)) filed with the Securities and Exchange Commission (the “SEC”) prior to the date hereof (excluding, in each case, any disclosures set forth in any risk-factor section or in any section relating to forward-looking statements) or in the corresponding schedules or sub-schedules of the disclosure letter delivered to Parent by the Company concurrent with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any schedule or sub-schedule of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)   Organization, Good Standing and Qualification.   (i) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws (as defined in Section 5.1(i)(ii)) of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the date hereof, and each as so delivered (or made available) is in full force and effect. As

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used in this Agreement, the term (i) ”Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder (the “Exchange Act”), and (iii) “Company Material Adverse Effect” means a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any effect to the extent resulting from any of the following, in and of itself or themselves, shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:

(A)   changes in general economic, regulatory or political conditions or changes generally affecting the securities or financial markets;

(B)   any action required to be taken by the Company pursuant to this Agreement or taken by the Company at the written request of Parent;

(C)   any actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to this Agreement, the Merger or the transactions contemplated by this Agreement by or before any Governmental Entity;

(D)   any change in the market price or trading volume of securities of the Company, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a decline in trading price or change in trading volume;

(E)   a material worsening of current conditions caused by an act of terrorism or war (whether or not declared) occurring after the date of this Agreement;

(F)   changes generally affecting auto insurers, including the auto insurance business of multi-line property and casualty insurers;

(G)   seasonal fluctuations in the revenues, earnings, or other financial performance of the Company to the extent generally consistent in magnitude with prior years;

(H)   any loss of, or adverse change in, the relationship of the Company with its customers, employees or agents primarily caused by the pendency or the announcement of the transactions contemplated by this Agreement or the identity of Parent;

(I)   any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, any failure by the Company to meet such projections, forecasts or revenue or earnings predictions;

(J)   changes in United States generally accepted accounting principles (“GAAP”), applicable Law or statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority after the date hereof;

provided further that, with respect to clauses (A), (E), (F) and (J), such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries or (ii) disproportionately adversely affect the Company and its Subsidiaries taken as a whole compared to other companies operating in the auto insurance industry in the United States.

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(ii)   As of the date hereof, the Company conducts its insurance operations through the Subsidiaries set forth on Schedule 5.1(a)(ii) of the Company Disclosure Letter (collectively, the “Company Insurance Subsidiaries”). Each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurance company, in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurance company, in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements (as defined in Section 5.1(e)(v)), except, in any such case, where the failure to be so licensed or authorized is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has made all required filings under applicable insurance holding company statutes, except where the failure to file is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(b)   Capital Structure.

(i)   The authorized capital stock of the Company consists of 110,000,000 Shares, of which 87,965,099 Shares were outstanding as of the close of business on May 9, 2007, and 500,000 shares of $1 par value preferred stock, none of which are outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than, 11,371,095 Shares reserved for issuance under the 2004 Stock Option Plan and 233,000 Shares reserved for issuance under the Company’s Restrictive Shares Plan (collectively, the “Stock Plans”), the Company has no Shares reserved for issuance. Schedule 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list of options and restricted stock, under the Stock Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price and vesting schedule. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, puts, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell or purchase any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(ii)   As of the date of this Agreement, Schedule 5.1(b)(ii) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company or any investments held in investment accounts of Company Insurance Subsidiaries. The Company does not own, directly or indirectly, any voting interest in any Person that

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requires a filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(c)   Corporate Authority; Approval and Fairness.

(i)   The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”), and to consummate the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each of Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(ii)   (A) The board of directors of the Company and the Special Committee have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of the holders of Shares other than Parent and its Subsidiaries, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and resolved to recommend the Merger and adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) the board of directors of the Company has directed that this Agreement be submitted to the holders of Shares for their adoption and (C) the Special Committee has received the written opinion of its financial advisor, Lehman Brothers, Inc., to the effect that, as of the date of such opinion, the Per Share Merger Consideration is fair to such holders (other than Parent and its Subsidiaries) from a financial point of view, a true and complete copy of which opinion has been delivered to Parent. Based on information available to the Company as of the date hereof, the board of directors of the Company has taken all action so that Parent will not be prohibited from entering into or consummating a “business combination” with the Company (as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

(d)   Governmental Filings; No Violations; Certain Contracts.

(i)   Other than (A) the filings and/or notices pursuant to Section 1.3, (B) the filing of the applications and notices with applicable federal and state regulatory authorities governing insurance (the “Insurance Authorities”) and the approval of such applications or the grant of required licenses by such authorities or the expiration of any applicable waiting periods thereunder (the “Company Approvals”), (C) the filing with the SEC of the Proxy Statement (as defined in Section 6.3), (D) the filing with the SEC of a Schedule 13E-3 (such Schedule 13-E, including any amendment or supplement thereto, “Schedule 13E-3”) and (E) the filing of any notices with any local Governmental Entity (as defined below) the absence of which would not be reasonably likely to have, individually or in the aggregate, a material impact on the business of the Company or its Subsidiaries, taken as a whole, no notices, reports or other filings are required to be made by the Company or its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity or self-regulatory organization (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby.

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(ii)   The execution and delivery of, and the performance of its obligations under, this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, a change in the rights or obligations of any party under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of its obligations under this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.1(d)(i), under any Law or governmental or non-governmental permit, license, registration, authorization or approval to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(iii)   The Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 2% of the gross assets of the Company and its Subsidiaries (excluding cash and cash equivalents).

(e)   Company Reports; Financial Statements.

(i)   The Company has filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act of 1933, as amended and the rules and regulations thereunder (the “Securities Act”) since May 1, 2004 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)   Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(iii)   The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting

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and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed and identified, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, for the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, (B) any material weaknesses in internal control over financial reporting and (C) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding material questionable accounting or auditing matters, have been received by the Company from any person in writing, from the Company’s outside auditors, actuaries or attorneys, or on the hotline maintained by the Company for such purposes. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules. Since the Applicable Date, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in the Company Reports has been so disclosed.

(iv)   The consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, taken as a whole, as of their respective dates, and the consolidated statements of operations, changes in shareholders equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries, taken as a whole, for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect); and in each case were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(v)   The Company has previously furnished or made available to Parent true and complete copies of the annual statements or other comparable statements for each of the years ended December 31, 2004, and December 31, 2005 and December 31, 2006, together with all exhibits and schedules thereto (collectively, the “Company SAP Statements”), with respect to each of the Company Insurance Subsidiaries, in each case as filed with the Governmental Entity charged with supervision of insurance companies of such Company Insurance Subsidiary’s jurisdiction of domicile. The Company SAP Statements were prepared in conformity with applicable statutory accounting practices prescribed or permitted by such Governmental Entity applied on a consistent basis (“SAP”) and present fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Company Insurance Subsidiary at their respective dates and the results of operations, changes in capital and surplus and cash flow of such Company Insurance Subsidiary for each of the periods then ended. The Company SAP Statements were filed with the applicable Governmental Entity in a timely fashion on forms prescribed or permitted by such Governmental Entity. No deficiencies or violations material to the financial condition of any of the Company Insurance Subsidiaries, individually, whether or not material in the aggregate, have been asserted in writing by any Governmental Entity which have not been cured or otherwise resolved to

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the satisfaction of such Governmental Entity (unless not currently pending). The Company has made available to Parent true and complete copies of all financial examinations, market-conduct examinations and other reports of Governmental Entities since December 31, 2004, including the most recent reports of state insurance regulatory authorities, relating to each Company Insurance Subsidiary. The quarterly and annual statements of each Company Insurance Subsidiary filed on or after the date hereof and prior to the Closing (“Interim SAP Statements”), when filed with the applicable Governmental Entities, including insurance regulatory authorities, of the applicable jurisdictions, will present fairly, to the extent required by and in conformity with SAP in all material respects, the statutory financial condition of such Company Insurance Subsidiary at their respective dates indicated and the results of operations, changes in capital and surplus and cash flow of such Company Insurance Subsidiary for each of the periods therein specified (subject to normal year-end adjustments) and will be filed in a timely fashion on forms prescribed or permitted by the relevant Governmental Entity. The Company will deliver to Parent true, correct and complete copies of the Interim SAP Statements promptly after they are filed with the applicable Governmental Entity in the domiciliary states.

(vi)   The aggregate reserves for claims, losses (including, without limitation, incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premium, as reflected in each of the Company SAP Statements, (A) were determined in accordance with presently accepted actuarial standards consistently applied (except as otherwise noted in the financial statements and notes thereto included in such financial statements); (B) are fairly stated in accordance with sound actuarial principles; (C) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as otherwise noted in the financial statements and notes thereto included in such financial statements) and (D) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable Laws.

(f)   Absence of Certain Changes.   Since December 31, 2006, and except as set forth on Schedule 5.1(f) of the Company Disclosure Letter or as required by this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and there has not been:

(i)   any change in the financial condition, assets, liabilities, business or results of their operations or any circumstance, occurrence or development which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect;

(ii)   any material damage, destruction or other casualty loss with respect to any material asset or property owned or leased by the Company or any of its Subsidiaries, whether or not covered by insurance;

(iii)   other than regular quarterly dividends on Shares of no more than $0.16 per Share, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries (other than forfeitures of nonvested Shares by Company employees that are accounted for as acquisition of treasury stock);

(iv)   any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries; or

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(v)   (A) any increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other material plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws; or

(vi)   any action, event, occurrence or circumstance contemplated by Section 6.1(a)(vi), 6.1(a)(ix), 6.1(a)(xi), 6.1(a)(xiii), 6.1(a)(xiv), 6.1(a)(xvi) or 6.1(a)(xviii)(1)-(6).

(g)   Litigation and Liabilities.   Except for actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to insurance and reinsurance liabilities incurred in the ordinary course of business (other than liabilities relating to bad faith claims and claims involving extra-contractual liabilities or damages in excess of policy limits), as of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, that have had or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except (i) for those reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed with respect to the period ended December 31, 2006 with the SEC, (ii) for those insurance or reinsurance liabilities incurred in the ordinary course of business after December 31, 2006 or (iii) for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, there are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP or SAP. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(h)   Employee Benefits.

(i)   All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock-based, incentive and bonus plans and employment and severance agreements (collectively, the “Benefit Plans”) are listed on Schedule 5.1(h)(i) of the Company Disclosure Letter, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed on Schedule 5.1(h)(i) of the Company Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Parent.

(ii)   All Benefit Plans are in substantial compliance with ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable laws. Each Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”), and the Company is not aware of any circumstances likely to result in the loss of the qualification of such

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Benefit Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(iii)   No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Company and its Subsidiaries have not contributed to, and do not have any liability with respect to, a multiemployer plan within the meaning of Section 3(37) of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

(iv)   All contributions required to be made under each Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Benefit Plan, to the extent required, have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v)   Under each Pension Plan which is a single-employer plan, there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Pension Plan since the last day of the most recent plan year.

(vi)   Each Benefit Plan which is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in a good faith effort to comply in all material respects according to the applicable requirements of Section 409A of the Code.

(vii)   As of the date hereof, there is no material pending or, to the knowledge of the Company, threatened, litigation relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination, except as required by applicable Law.

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(viii)   There has been no amendment to, announcement by the Company or any of its subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Except as set forth on Schedule 5.1(h)(viii) of the Company Disclosure Letter, neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans, or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(i)   Compliance with Laws; Licenses.

(i)   The business and operations of the Company Insurance Subsidiaries have been and are being conducted in compliance with all applicable federal, state or local laws, statutes, ordinances, regulations and rules regulating the business and products of insurance and reinsurance and all applicable orders, bulletins, interpretations, opinions, circular letters and directives of Governmental Entities relating to the regulation of insurance and market conduct recommendations resulting from market conduct examinations by insurance regulatory authorities (collectively, “Insurance Laws”), except where the failure to so conduct such business and operations is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Notwithstanding the generality of the foregoing, each Company Insurance Subsidiary, and to the knowledge of the Company, each Agent (as defined in Section 5.1(r)(i)), has marketed, sold and issued insurance products in compliance in all material respects with all Insurance Laws applicable to the business of such Subsidiary and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance in all material respects with all applicable prohibitions against “redlining” or withdrawal of business, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. In addition, (i) there is no pending or, to the knowledge of the Company, threatened charge by any insurance regulatory authority that the Company or any of the Company’s Subsidiaries has violated, nor any pending or, to the knowledge of the Company, threatened investigation, inquiry, examination, enforcement action or other such activity by any insurance regulatory authority with respect to possible violations of, any applicable Laws where such violations are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; and (ii) none of the Company’s Subsidiaries is subject to any agreement, order or decree of any insurance regulatory authority relating specifically to such Subsidiary (as opposed to insurance companies generally), including without limitation relating to the ability to pay dividends or relating to interaffiliate agreements or payments which are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(ii)   In addition to Insurance Laws, the businesses of each of the Company and its Subsidiaries have not been and are not being conducted in violation of any other applicable federal, state or local law, statute, ordinance or any rule, regulation, judgment, order, writ, injunction or decree of any Governmental Entity (collectively, with Insurance Laws, “Laws”), except for violations that,

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individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. In addition to Insurance Laws, no investigation or examination by any Governmental Entity with respect to the Company or any of its Subsidiaries, including with respect to any possible revocation, withdrawal, limitation or suspension of any insurance license is pending or, to the knowledge of the Company, threatened, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. To the knowledge of the Company, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company has not received any written notice of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. No insurance regulator in any state has notified the Company or any of the Company Insurance Subsidiaries in writing that any Company Insurance Subsidiary is commercially domiciled in any jurisdiction and to the knowledge of the Company, there are no facts that would result in any Company Insurance Subsidiary being commercially domiciled in any state. Except as set forth on Schedule 5.1(i)(ii) of the Company Disclosure Letter, to the knowledge of the Company, none of the Company or any Company Insurance Subsidiary, or any of their respective Affiliates, (A) has purposefully engaged in, or colluded with or assisted any other Persons with, the paying of contingent commissions or similar incentive payments to steer business to them or colluded with Agents or brokers or other producers or intermediaries to “rig bids” or submit false quotes to customers or (B) is a party to any agreement that provides for any payment by or to any Company of any variable or contingent commissions or payments based upon the profitability, claims handling, sales volume or loss ratio of the business that is the subject of such agreement. The Company and each Company Insurance Subsidiary have made all required notices, submissions, reports or other filings under applicable Insurance Law, including insurance holding company statutes, and all Contracts, agreements, arrangements and transactions in effect between any Company Insurance Subsidiary and any Affiliate are in compliance with the requirements of all applicable insurance holding company statutes, except for any such failures or instances of noncompliance that would not reasonably be likely, individually or in the aggregate, to result in a Company Material Adverse Effect. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(j)   Material Contracts and Government Contracts.

(i)   As of the date of this Agreement, except as set forth on Schedule 5.1(j) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by:

(A)   any lease of (i) real property or (ii) personal property providing for annual rentals of $500,000 or more not cancelable by the Company (without premium or penalty) within six (6) months;

(B)   any Contract that requires or is reasonably likely in the ordinary course of business to result in either (x) annual payments to or from the Company and its Subsidiaries of more than $500,000 or (y) aggregate payments to or from the Company and its Subsidiaries of more than $1,000,000;

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(C)   other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(D)   any Contract (other than among direct or indirect wholly owned Subsidiaries of the Company) relating to indebtedness for borrowed money in amounts greater than $500,000 (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(E)   any non-competition Contract or other Contract that (I) purports to limit in any material respect either the type of business in which the Company or its Affiliates may engage or the manner or locations in which any of them may so engage in any business, (II) could require the disposition of any material assets or line of business of the Company or its Affiliates or (III) grants “most favored nation” status that applies to the Company and its Affiliates or (IV) prohibits or limits the right of the Company or any of its Affiliates to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property owned by the Company or any of its Affiliates, in a manner that is material to their business as presently conducted;

(F)   any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(G)   any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or, to the knowledge of the Company, any Person beneficially owning five (5) percent or more of the outstanding Shares (other than Parent or any of Parent’s Subsidiaries);

(H)   other than any Contract filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries and (y) entered into in the ordinary course of business;

(I)   any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $500,000;

(J)   any reinsurance and coinsurance Contracts, including retrocessional agreements or surplus relief agreements, to which any Company Insurance Subsidiary is a party or under which any Company Insurance Subsidiary has any existing rights, obligations or liabilities;

(K)   any Government Contract (as defined below) (i) involving aggregate payments to or from the Company and its Subsidiaries of more than $500,000 or (ii) with any agency, body or instrumentality of the federal government of the United States of America;

(L)   any agency, general agency or managing general agency Contracts, joint marketing Contracts, program administrator Contracts, commission Contracts, placement service Contracts or other broker Contracts, including any Contracts, whereby underwriting authority or other authority to execute and issue insurance policies is given to a third party and which require or are reasonably likely to result in aggregate annual payments to or from the Company and its Subsidiaries of more than $250,000;

(M)   any Contract pursuant to which the Company or any Subsidiary grants or obtains the right to use Intellectual Property requiring annual payments to or from the Company or its

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Subsidiaries in excess of $250,000 or any Contract relating to Intellectual Property which is otherwise material to the conduct of the Company and/or its Subsidiaries’ businesses as currently conducted (other than Contracts granting rights to use commercial off-the-shelf software that has not been modified or customized specifically for the Company and/or its Subsidiaries); and

(N)   any other Contract that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect (such Contracts, together with the Contracts described in clauses (A) – (M) and any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act as currently in effect, and together with all exhibits and schedules to such Contracts, collectively the “Material Contracts”).

As used herein, “Government Contract” means any contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract).

(ii)   A true and complete copy of each Material Contract has previously been delivered or made available to Parent and, except as would not reasonably be likely to have a Company Material Adverse Effect, (A) each such Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, (B) is in full force and effect, and (C) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such Contract.

(k)   Real Property.

(i)   Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (A) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Encumbrance, and (B) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

(ii)   With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid, legally binding, enforceable (subject to the Bankruptcy and Equity Exception) and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement except in each case, to the extent any of the foregoing is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iii)   Schedule 5.1(k)(iii) of the Company Disclosure Letter contains a true and complete list of all Owned Real Property setting forth a correct street address and such other information as is reasonably necessary to identify each parcel of Owned Real Property.

(iv)   For purposes of this Section 5.1(k) and Section 6.1(a)(v) only, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (a) specified encumbrances described in Schedule 5.1(k)(iv) of the Company Disclosure Letter; (b) encumbrances for current Taxes or other governmental charges not yet delinquent; (c) liens imposed by Law, such as landlords’, mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to

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which there is no default on the part of Company, or the validity or amount of which is being contested in good faith by appropriate proceedings and reserved against to the extent required by GAAP; and (d) any other encumbrances or matters that do not, individually or in the aggregate, materially impair the continued use or operation of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted.

(l)   Takeover Statutes.   No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or by-laws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

(m)   Environmental Matters.   Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have been and are in compliance with all applicable Environmental Laws; (ii) no property owned or operated by the Company or any of its Subsidiaries has been contaminated with any Hazardous Substance (as defined below) in a manner that could be expected to require remediation or other action pursuant to any Environmental Law; (iii) neither the Company nor any of its Subsidiaries is liable for any Hazardous Substance disposal or contamination on any third-party property; (iv) neither the Company nor any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened investigation relating to any Environmental Law; (v) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree or injunction with any Governmental Entity relating to liability under any Environmental Law or relating to Hazardous Substances; (vii) to the knowledge of the Company there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim or liability pursuant to any Environmental Law excluding claims or liabilities arising out of or pursuant to any policies of insurance written or issued by the Company or any of its Subsidiaries; and (viii) the Company has made available to Parent copies of all material environmental reports and assessments relating to the Company or its Subsidiaries.

As used herein, the term “Environmental Law” means any federal, state or local statute, law, regulation, order, decree, permit, authorization or judgment relating to: (A) the protection, investigation or restoration of the environment or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure to Hazardous Substances, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; or (B) any petroleum product or by product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, toxic mold, radioactive material or radon.

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(n)   Taxes.   Except as set forth on Schedule 5.1(n) of the Company Disclosure Letter, the Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all material Taxes (as defined below) that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except, in each case, with respect to (A) Taxes that are not yet due and payable and (B) matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that will remain in effect after the Closing. Except as set forth on Schedule 5.1(n) of the Company Disclosure Letter, as of the date hereof, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not any unresolved questions or claims, that have been comminucated to the Company in writing, concerning the Company’s or any of its Subsidiaries’ Tax liability that are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect and are not disclosed or provided for in the Company Reports. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2005, 2004, 2003 and 2002. The charges, accruals and reserves for Taxes due, or accrued but not yet due, relating to the income, properties or operations of the Company and each of its Subsidiaries reflected on the most recent financial statements (i) included in the Company Reports are adequate to cover such Taxes as of the date of such Company Reports, (ii) included in the Company’s books and records for any period that is subsequent to the date of such Company Reports, are adequate to cover such Taxes reflected in such books and records. Neither the Company nor any of its Subsidiaries (i) is a life insurance company for U.S. federal income tax purposes, (ii) has issued any contracts during any period for which the statute of limitations to contest the Tax treatments of such contracts remains open, that would, for U.S. federal income tax purposes, properly be characterized as life insurance or annuity contracts, (iii) has participated in any Reportable Transactions as defined in Treasury Regulations Section 1.6011-4(b) and (c)(3), or (iv) is a United States real property holding corporation, as such term is defined in Section 897(c)(2) of the Code.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or similar governmental assessments, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(o)   Labor Matters.   Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor, is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries. The Company and its Subsidiaries have complied in all material respects with the reporting requirements of the Labor Management Reporting and Disclosure Act. Each of the Company and each of its Subsidiaries is in compliance in all material respects with all currently applicable Laws respecting employment and employment practices, terms and conditions of employment

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and wages and hours. Neither the Company nor any of its Subsidiaries has any current material liabilities for the payment of any compensation, damages, fines, penalties or other amounts, however designated, for failure to comply with any of the requirements of applicable law described in the preceding sentence.

(p)   Intellectual Property.

(i)   To the knowledge of the Company, the Company and its Subsidiaries have sufficient rights to use all Intellectual Property (as defined in Section 5.1(p)(v)) used by the Company and its Subsidiaries in their business as presently conducted. To the knowledge of the Company, the registrations and applications for the Intellectual Property owned by the Company and its Subsidiaries are valid, enforceable and subsisting. The Intellectual Property owned by the Company and its Subsidiaries is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or its Subsidiaries’ use thereof or its rights thereto, in a manner that is material to their business as presently conducted. To the knowledge of the Company, (i) the Company and its Subsidiaries are not infringing or otherwise violating and have not infringed or otherwise violated the Intellectual Property rights of any third party during the four (4) year period immediately preceding the date of this Agreement, and (ii) no third party is materially infringing or otherwise violating the Intellectual Property of the Company or its Subsidiaries.

(ii)   The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality and value of all material Trade Secrets that are owned, used or held for use by the Company and its Subsidiaries, and to the Company’s knowledge, such Trade Secrets have not been used, disclosed to or discovered by any third party except pursuant to valid non-disclosure and/or license agreements or other confidentiality obligations which have not been breached.

(iii)   The Company and its Subsidiaries have not granted any licenses or other rights to third parties to use its Intellectual Property that are presently in effect other than licenses granted in the ordinary course of business, copies of which have been previously provided to Parent. Except as set forth in Schedule 5.1(p)(iii) of the Company Disclosure Letter, the Company and its Subsidiaries do not obtain any rights to use third-party Intellectual Property pursuant to sublicenses or pursuant to cross-licenses, settlement agreements or other royalty-free agreements that are material to the conduct of their business as presently conducted (other than Contracts granting rights to use commercial off-the-shelf software that has not been modified or customized specifically for the Company and/or its Subsidiaries).

(iv)   The IT Assets (as defined in Section 5.1(p)(v)) operate and perform as required by the Company and its Subsidiaries to conduct their business as presently conducted, except as, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. No person has gained unauthorized access to the IT Assets, except as, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology. The Company and its Subsidiaries have taken reasonable measures, including, where applicable, firewalls and other security devices, to protect the confidentiality of customer information consistent with applicable Law and current industry standards, except as, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. There have been no security breaches of the Company’s IT Assets in the past three (3) years, except as, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect.

(v)   For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, Internet domain names, logos, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, including all renewals of same, and all goodwill associated

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therewith and symbolized thereby; (ii) intellectual property rights in and to inventions and discoveries, whether patentable or not, and all patents, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part, extensions and reissues thereof; (iii) confidential information, proprietary information, trade secrets and know-how, including confidential and proprietary processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished copyrightable works of authorship (including, without limitation, proprietary databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions and reversions thereof; and (v) all other intellectual property or proprietary rights therein.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, used by the Company or its Subsidiaries in the conduct of their business as presently conducted.

(q)   Insurance Maintained by Company.   The Company maintains fire and casualty, general liability, directors and officers, errors and omissions, business interruption, product liability, and sprinkler and water damage insurance policies (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith, “Insurance Policies”) with reputable insurance carriers. The Insurance Policies provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(r)   Insurance Matters.

(i)   Except as otherwise is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, all policies, binders, slips, certificates, and other agreements of insurance, in effect as of the date hereof that are issued by the Company Insurance Subsidiaries (the “Company Insurance Contracts”) and any and all marketing materials, are, to the extent required under applicable Law, on forms approved by applicable insurance regulatory authorities which have been filed and not objected to by such authorities within the period provided for objection (the “Forms”). The Forms comply in all material respects with the Insurance Laws applicable thereto and, as to premium rates established by any Company Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved and the premiums charged are within the amount permitted by Insurance Laws applicable thereto, except where the failure to be so filed or approved is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. To the knowledge of the Company, each agent, representative, distributor, broker, employee or other Person authorized to sell or administer products on behalf of any Company Insurance Subsidiary (“Agent”) was duly licensed (for the type of activity and business written, sold, produced, underwritten or managed) except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and was appointed by the Company in compliance with applicable Law and all processes and procedures used in making inquiries with respect of such Person were undertaken in material compliance with applicable Law, except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Contracts between the Company and any Agent who has sold, underwritten, or issued business for or on behalf of the Company since January 1, 2005, is valid, binding and in full force and effect in accordance with

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its terms, except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii)   All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which any Company Insurance Subsidiary is a party or under which any Company Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect, except for such treaties or agreements the failure to be in full force and effect of which is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, no Company Insurance Subsidiary, or, to the knowledge of the Company, any other party to a material reinsurance or coinsurance treaty or agreement to which any Company Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement, or that such agreement will be automatically terminated, by reason of the transactions contemplated by this Agreement. To the knowledge of the Company, the financial condition of the other parties to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement, that is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. All reinsurance and retrocession agreements to which any Company Insurance Subsidiary is a party, either as a cedent or a reinsurer or retrocessionaire, comply in all material respects with all risk transfer criteria under GAAP and applicable SAP, and to the knowledge of the Company, there is no investigation, inquiry or proceeding currently pending before or by Governmental Entity, to which the Company or any Company Insurance Subsidiary is subject, with respect to the risk transfer characteristics or the reporting or disclosure thereof, of any such reinsurance or retrocession.

(iii)   Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of any material actuarial reports prepared by actuaries, independent or otherwise, with respect to any Company Insurance Subsidiary since January 1, 2004, and all attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”). The information and data furnished by any Company Insurance Subsidiary to its actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects. Furthermore, each Company Actuarial Analysis was based, in all material respects, upon an accurate inventory of policies in force for the Company Insurance Subsidiaries, as the case may be, at the relevant time of preparation and conforms to the requirements of applicable Law.

(iv)   None of Standard & Poor’s Corporation, Fitch Investors, or A.M. Best Company has announced that it has under surveillance or review (with negative implications) its rating of the financial strength or claims-paying ability of any Company Insurance Subsidiary or imposed conditions (financial or otherwise) on retaining any currently held rating assigned to any Company Insurance Subsidiary which is rated as of the date of this Agreement, and the Company has no reason (other than the entry into the Agreement and the transactions contemplated hereby) to believe that any rating presently held by the Company Insurance Subsidiaries is likely to be modified, qualified, lowered or placed under such surveillance for any reason.

(v)   The Company and the Company Insurance Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions (including without limitation any sales material) required to be filed with any Governmental Entity since the Applicable Date in the manner prescribed by applicable Laws, except for any such non-compliance or failure to make any such filing or filings which is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. All such reports, registrations, filings and submissions were in compliance in all material

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respects with Law when filed or as amended or supplemented, and no deficiencies have been asserted in writing by any such Governmental Entity with respect to such reports, registrations, filings or submissions that have not been remedied, except for any non-compliance or deficiencies which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(s)   Risk-Based Capital; IRIS Ratios.   Prior to the date hereof, the Company has made available to Parent true and complete copies, or true and accurate summaries, of any analyses, reports and other data prepared by any Company Insurance Subsidiary or submitted by any Company Insurance Subsidiary to any insurance regulatory authority or the National Association of Insurance Committees relating to risk-based capital calculations or IRIS ratios for the year ended or as of December 31, 2006.

(t)   Company Investment Assets.   The Company SAP Statements for each of the Company Insurance Subsidiaries for the year ended December 31, 2006, to the extent required by applicable Law, set forth a list, which list is accurate and complete in all material respects, of all Company Investment Assets owned by such Company Insurance Subsidiaries as of December 31, 2006, together with the cost basis book or amortized value, as the case may be, of such Company Investment Assets as of December 31, 2006. As used in this Agreement, “Company Investment Assets” means bonds, stocks, mortgage loans or other investments that are carried on the books and records of the Company and the Company Insurance Subsidiaries.

(u)   Investment Advisor.   Neither the Company nor any of its Subsidiaries conducts activities of or is otherwise deemed under applicable Law to be an “investment advisor” as such term is defined in Section 2(a)(20) of the Investment Company Act of 1940. Neither the Company nor any of its Subsidiaries is an “investment company” as defined under the Investment Company Act of 1940.

(v)   Brokers and Finders.   Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Lehman Brothers as the financial advisor to the Special Committee. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Lehman Brothers is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

5.2.   Representations and Warranties of Parent and Merger Sub.   Except as set forth in the forms, statements, certifications, reports and documents filed with or furnished to the SEC prior to the date hereof by Parent pursuant to the Exchange Act or the Securities Act (excluding, in each case, any disclosures set forth in any risk-factor section or in any section relating to forward-looking statements) or in the corresponding schedules or sub-schedules of the disclosure letter delivered to the Company by Parent concurrent with entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any schedule or sub-schedule of the Parent Disclosure Letter shall be deemed disclosure with respect to any other Section or subsection to which the relevance of such item is reasonably apparent). Parent and Merger Sub each hereby represent and warrant to the Company that:

(a)   Organization, Good Standing and Qualification.   Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this

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Agreement. Parent has made available to the Company a complete and correct copy of the certificate of incorporation and by-laws of Parent and Merger Sub, each as in effect on the date of this Agreement.

(b)   Corporate Authority.   No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)   Governmental Filings; No Violations; Etc.

(i)   Other than (A) the filings and/or notices pursuant to Section 1.3, (B) the filing of the applications and notices with applicable Insurance Authorities and the approval of such applications or the grant of required licenses by such authorities or the expiration of any applicable waiting periods thereunder (the “Parent Approvals”), (C) the filing with the SEC of the Proxy Statement (as defined in Section 6.3), and (D) the filing with the SEC of a Schedule 13E-3, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii)   The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or under any Law or governmental or non-governmental permit, license, registration, authorization or approval to which Parent or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d)   Litigation.   As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

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(e)   Available Funds.   Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary for the payment to the Paying Agent of the aggregate Per Share Merger Consideration and to satisfy all of their obligations under this Agreement.

(f)   Capitalization of Merger Sub.   The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and the transactions contemplated by this Agreement and has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g)   Information Supplied.   None of the information supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement and the Schedule 13E-3 will, in the case of the Proxy Statement, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h)   Brokers and Finders.   Neither Parent nor Merger Sub, or any of their Subsidiaries or their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that Parent has employed Banc of America Securities LLC and J.P. Morgan Securities Inc. as its financial advisors.

ARTICLE VI

Covenants

6.1.   Interim Operations.

(a)   The Company covenants and agrees that it will, and will cause its Subsidiaries to, after the date hereof and prior to the earlier of the termination of this Agreement or the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise required by this Agreement) and except as required by applicable Laws, conduct its and its Subsidiaries’ business in the ordinary course consistent with past practice (including in respect of underwriting, pricing, claims handling, loss control, investment, actuarial and reserving guidelines, practices, principles, methods and policies) and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and their existing relationships with customers, suppliers, Agents, creditors, lessors, officers, employees, business associates and others with whom business relationships exist, and keep available the services of its and its Subsidiaries’ present employees. Parent, Merger Sub and the Company acknowledge and agree that any actions taken by the Company to pursue its expansion plans substantially consistent with its 2007 budget and timetable as presented to Parent, shall be deemed to be taken in the ordinary course of business consistent with past practice for purposes of this Agreement. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed) or (C) as set forth in Schedule 6.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i)   adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments;

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(ii)   merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii)   acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $500,000 in any transaction or series of related transactions, other than (A) acquisitions pursuant to Contracts in effect as of the date of this Agreement or (B) acquisitions pursuant to capital expenditures in accordance with Section 6.1(a)(x);

(iv)   issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary or the issuance of shares upon exercise of Company Options outstanding as of the date of this Agreement), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v)   create or incur any material Lien on any assets of the Company or any of its Subsidiaries other than any Encumbrance in the ordinary course of business;

(vi)   make any loans, advances or capital contributions to or investments in any Person, other than (A) the Company or any direct or indirect wholly owned Subsidiary of the Company, (B) as required by any existing Contracts or any Contract entered into in the ordinary course of business after the date of this Agreement in accordance with this Section 6.1 and (C) advances and expense reimbursements to employees in the ordinary course of business;

(vii)   other than regular quarterly dividends on Shares of no more than $0.16 per Share (the record dates for which shall be the close of business on June 5, 2007, September 24, 2007, December 21, 2007 and March 5, 2008, respectively) which are payable after the last day of any quarter), declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock, provided, that (x) if the Merger has closed after June 5, 2007 but before September 24, 2007, the Company may declare a special dividend per Share equivalent to $0.16 multiplied by the quotient obtained by dividing (A) the total number of days from and including June 6, 2007 through and including the Closing Date by (B) the total number of days from and including June 6, 2007 through and including September 24, 2007, the record date for which shall be the close of business on the last business day prior to the Closing Date; (y) if the Merger has closed after September 24, 2007 but before December 21, 2007, the Company may declare a special dividend per Share equivalent to $0.16 multiplied by the quotient obtained by dividing (A) the total number of days from and including September 25, 2007 through and including the Closing Date by (B) the total number of days from and including September 25, 2007 through and including December 21, 2007, the record date for which shall be the close of business on the last business day prior to the Closing Date; and (z) if the Merger has closed after December 21, 2007 but before March 5, 2008, the Company may declare a special dividend per Share equivalent to $0.16 multiplied by the quotient obtained by dividing (A) the total number of days from and including December 22, 2007 through and including the Closing Date by (B) the total number of days from and including December 22, 2007 through and including March 5, 2008, the record date for which shall be the close of business on the last business day prior to the Closing Date. For the avoidance of doubt, the Company will not and will not permit its

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Subsidiaries to declare a special dividend in accordance with the provisions of this Section 6.1(a)(vii) for any period if a regular quarterly dividend (the record dates for which shall be the close of business on June 5, 2007, September 24, 2007, December 21, 2007 and March 5, 2008, respectively) covering such period has been declared, set aside, made or paid. Subject to the terms and conditions set forth in this Section 6.1(a)(vii), the Company and Parent shall cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to make effective any dividend declared pursuant to and in compliance with this Section 6.1(a)(vii);

(viii)   other than forfeitures of nonvested Shares by Company employees that are accounted for as acquisition of treasury stock, reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix)   incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (i) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices not to exceed $750,000 in the aggregate, (ii) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, (iii) guarantees incurred in compliance with this Section 6.1 by the Company of indebtedness of wholly owned Subsidiaries of the Company or (iv) any intercompany indebtedness between the Company and any of its Subsidiaries or between any of the Company’s Subsidiaries;

(x)   enter into, as principal or guarantor, any hedging or derivative transactions, such as interest rate swaps, interest rate options (e.g., interest rate caps, interest rate floors and options on interest rate swaps), currency swaps and options, commodity swaps and options, index swaps and forward contracts and any other type of swap, option, forward or derivative; provided, however, that the Company and its Subsidiaries may enter into interest rate swaps on customary commercial terms consistent with past practice and in compliance with the Company’s risk management policies in effect on the date of this Agreement, having an aggregate notional amount no greater than the amount of outstanding debt at any given time;

(xi)   except as set forth in the capital budgets set forth in Schedule 6.1(a)(xi) of the Company Disclosure Letter and consistent therewith, make or authorize any material capital expenditure;

(xii)   (y) other than in the ordinary course of business consistent with past practice, enter into any Contract (other than renewals) that would have been a Material Contract had it been entered into prior to this Agreement, and (z) make or commit to make any marketing expenditures in excess of $10,000,000 in the aggregate per month, or in excess of $25,000,000 in the aggregate over any three (3) month period;

(xiii)   make any changes with respect to accounting policies or procedures, except as required by changes in applicable Law, GAAP or SAP;

(xiv)   settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $500,000 individually or $1,000,000 in the aggregate or any obligation or liability of the Company in excess of such amount, other than (A) ordinary course policy claim matters (except individual claims involving extra-contractual liabilities in excess of $250,000 above the applicable contractual liability), (B) the payment, discharge or satisfaction of obligations or liabilities in accordance with the terms of Contracts in effect as of the date hereof or (C) settlement of any liability for which reserves have been made on the Company’s financial statements included in the Company

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Reports, provided, however, that such settlement will not exceed the corresponding reserves by more than 10%;

(xv)   other than in the ordinary course of business consistent with past practice, amend, modify or terminate any Material Contract, or cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $500,000 individually or $1,000,000 in the aggregate;

(xvi)   (A) make or rescind any material election relating to Taxes; (B) file any amended income Tax Return or material claim for refund; (C) make any material change in any method of accounting, keeping of books of account or accounting practices or in any method of Tax accounting of the Company or any Subsidiary unless required by GAAP or applicable Law; (D) enter into or agree to any private letter ruling, closing agreement or similar ruling or agreement with the Internal Revenue Service or any other taxing authority or settle any audit or proceeding with respect to any material amount of Taxes owed; or (E) file its federal income Tax Return for the fiscal year ending on December 31, 2006 without providing Parent reasonable opportunity to review and comment on such Tax Return;

(xvii)   except as set forth in Section 6.1(a)(v) above, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except in the ordinary course of business and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets (other than any material Intellectual Property Assets) with a fair market value not in excess of $500,000 in the aggregate, other than pursuant to Contracts in effect prior to the date of this Agreement;

(xviii)   except as required pursuant to existing agreements in effect prior to the date of this Agreement and set forth in Schedule 5.1(h)(i) of the Company Disclosure Letter, or as otherwise required by this Agreement or applicable Law, (1) grant or provide any severance or termination payments or severance or termination benefits to any director, officer or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (2) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, except for increases in base salary and payments of incentive bonuses to employees other than officers in the ordinary course of business consistent with past practice, (3) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, (4) other than the execution of this Agreement and consummation of the transactions contemplated hereby, take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (5) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (6) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries or (7) hire (X) any new Employee with an annual salary exceeding $125,000, except (A) to make changes that are required by Law or (B) to satisfy contractual obligations disclosed in the Company Disclosure Letter existing as of the date hereof, or (Y) any new Employee for its call center sale or service departments, except (A) to make changes that are required by applicable Law, (B) to satisfy contractual obligations disclosed in the Company Disclosure Letter existing as of the date hereof, (C) to replace Employees for its call center sale or service departments, (D) to hire twenty-five (25) full time equivalents to replace Employees that have left its call center sale or service departments between March 31, 2007 and the date hereof, or (E) hire additional ten (10) full time equivalents in any calendar quarter;

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(xix)   take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(xx)   enter into any new quota share or other reinsurance transaction (i) which does not contain standard cancellation and termination provisions, (ii) which, except in the ordinary course of business, materially increases or reduces the Company Insurance Subsidiaries’ consolidated ratio of net written premiums to gross written premiums or (iii) pursuant to which Company Insurance Subsidiaries cede premiums to any Person other than the Company or any of its Subsidiaries;

(xxi)   enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from existing products or services of the Company and its Subsidiaries or enter into or engage in new lines of business (as such term is defined in the National Association of Insurance Commissioners instructions for the preparation of the annual statement form) without Parent’s prior written approval); or

(xxii)   agree, authorize or commit to do any of the foregoing.

(b)   Parent shall not take or permit any of its Subsidiaries to take any action or omit to take any action that is reasonably likely to (i) result in any of the conditions of the Merger set forth in Article VII not being satisfied or (ii) prevent the consummation of the Merger; provided, however, that Parent shall not be required hereby to take or agree to any action that is reasonably likely to result in an Adverse Condition.

6.2.   Acquisition Proposals.

(a)   No Solicitation or Negotiation.   The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its best efforts to instruct and cause its and its Subsidiaries’, officers, directors, employees, investment bankers, attorneys, accountants and other advisors, agents or representatives (such officers, directors, employees, investment bankers, attorneys, accountants and other advisors, agents or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)   initiate, solicit, or knowingly encourage or facilitate any inquiries or the making of any Acquisition Proposal (as defined below); or

(ii)   engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any confidential or non-public information to any Person relating to, any Acquisition Proposal (except solely to provide written notice of the existence of these provisions); or

(iii)   otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement (as defined in Section 9.7) and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to such party or (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clause (A) or (B) above, (x) the board of directors of the Company or the Special Committee determines in good faith after consultation with outside legal counsel that the failure to take such action would reasonably be expected to result in a violation of the directors’ fiduciary duties under applicable Law and (y) the board of directors of the Company or the Special Committee has determined in good faith that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal.

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(b)   Definitions.   For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Significant Subsidiaries and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 25% or more of the total voting power or of any class of equity securities of the Company, or 25% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company that the Special Committee (after consultation with financial and legal advisors) has determined in good faith, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the Company’s stockholders (other than Parent and its direct or indirect wholly owned subsidiaries) from a financial point of view than the transaction contemplated by this Agreement and (ii) is reasonably capable of being completed on the terms proposed.

(c)   No Change in Recommendation or Alternative Acquisition Agreement.   Neither the board of directors of the Company nor the Special Committee shall directly or indirectly:

(i)   withhold, withdraw or modify (or propose or resolve to withhold, withdraw or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger;

(ii)   approve, adopt or recommend, or propose to approve, adopt or recommend, any Acquisition Proposal; or

(iii)   cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (other than a confidentiality agreement entered into in compliance with Section 6.2(a)) relating to any Acquisition Proposal.

Notwithstanding the foregoing, prior to the time, but not after, the Company Requisite Vote is obtained, the board of directors of the Company or the Special Committee may withhold, withdraw or modify the Company Recommendation if the board of directors of the Company or the Special Committee determines in good faith, after consultation with legal and financial advisors, that the failure to do so would reasonably be expected to result in a violation of the directors’ fiduciary duties under applicable Law (a “Change of Recommendation”). Notwithstanding anything to the contrary in this Section 6.2(c) or in any other provision of this Agreement, prior to the earlier of the Effective Time or the termination of this Agreement pursuant to ARTICLE VIII, (x) the receipt by the board of directors of the Company or the Special Committee of an Acquisition Proposal shall not (i) permit the Company to enter into any agreement with respect to an Acquisition Proposal other than a confidentiality agreement, or (ii) affect any other obligation of the Company under this Agreement, and (y) no Change of Recommendation may be made until after the third (3rd) business day following Parent’s receipt of written notice (a “Notice of Change of Recommendation”) from the Company advising Parent that the board of directors of the Company or the Special Committee intends to take such action and, if applicable, specifying all material terms and conditions of any Superior Proposal that is the basis for the Change of Recommendation (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Change of Recommendation and a new

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three (3) business day period), and (iii) if applicable, unless, during the three (3) business day period following the Company’s delivery of a Notice of Change of Recommendation and prior to effecting such a Change of Recommendation, the Special Committee shall have negotiated, and caused its financial and legal advisors to negotiate, with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In determining whether to make a Change of Recommendation, the Special Committee shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Change of Recommendation or otherwise. Without limiting the generality of the foregoing, the Company’s obligations pursuant to Section 6.4 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) any Change of Recommendation or any withdrawal or modification by the Special Committee of its recommendation to the board of directors of this Agreement.

(d)   Certain Permitted Disclosures.   Nothing contained in Section 6.2(a) shall be deemed to prohibit the Company or the directors of the Company from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that neither the board of directors nor the Special Committee may affect a Change of Recommendation unless permitted to do so under, and in compliance with, this Section 6.2; and provided, further, that any “stop, look and listen” or substantially similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change of Recommendation.

(e)   Existing Discussions.   The Company agrees that it will, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(f)   Notice.   The Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed of any related developments, discussions and negotiations on a reasonably current basis (and, in any event within 48 hours of the occurrence of such developments, discussions or negotiations).

6.3.   Information Supplied.   The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (as defined in Section 6.4) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and Schedule 13E-3. The Company agrees, as to itself and its Subsidiaries, that (i) the Proxy Statement and Schedule 13E-3 will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and Schedule 13E-3 will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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6.4.   Stockholders Meeting.   (a) The Company will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to call, give notice of, convene and hold a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the adoption of this Agreement. Subject to a Change of Recommendation in accordance with Section 6.2(c) hereof, the board of directors of the Company and the Special Committee shall recommend such adoption and use its reasonable best efforts to solicit such adoption of this Agreement.

6.5.   Filings; Other Actions; Notification.   (a)   Proxy Statement and Schedule 13E-3.   The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3 and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement and Schedule 13E-3. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement and Schedule 13E-3 by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b)   Cooperation.   Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings, including filings with insurance regulatory authorities, and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.5 shall require, or be construed to require, Parent in connection with receipt of any regulatory approval, to proffer to, or agree or commit to, any prohibition, limitation, restraint, restriction or impairment with respect to any of the assets, properties, licenses, rights, businesses, operations or businesses of Parent and its Subsidiaries or the Company and its Subsidiaries or any required sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate (including by trust or otherwise) arrangement with respect to any of the assets, properties, licenses, rights, operations or businesses of Parent and its Subsidiaries or the Company and its Subsidiaries or conduct the business of Parent and its Subsidiaries or the Company and its Subsidiaries in a specified manner or otherwise limit the freedom of action, or agree to limit the freedom of action, with respect to any of the assets, properties, licenses, rights, businesses, operations or businesses of Parent and its Subsidiaries or the Company and its Subsidiaries, in such a manner that, individually or in the aggregate, (i) is reasonably likely to have a Company Material Adverse Effect, (ii) is reasonably likely to have more than a de minimis adverse effect on the financial condition, assets, liabilities, business or results of operations of the Parent or any of its Subsidiaries (excluding the Company and its Subsidiaries), or (iii) is reasonably likely to impair in any material respect the benefits to Parent expected by Parent to be realized from consummation of the Merger (an “Adverse Condition”); provided, however, that Parent can compel the Company to take any of the actions referred to above (or agree to take such actions) if such actions are only effective after the Effective Time. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to participate in all matters with any Governmental Entity in connection with any filing, report or application relating to this Agreement made or to be made with any Governmental Entity, and any responses to inquiries therefrom and any discussions therewith, provided that Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with

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the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement and Schedule 13E-3).

(c)   Information.   The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, Schedule 13E-3 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d)   Status.   Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of written notices or other written communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably expected to result in a Company Material Adverse Effect, and each of the Company and Parent shall give prompt notice to the other of any failure of any condition to the other’s obligations to effect the Merger. For the avoidance of doubt such notice shall not be deemed to cure a breach of the representations and warranties of the Company or Parent, as applicable, or limit in any matter the Company’s or Parent’s causes of action and remedies in law and equity.

6.6.   Access and Reports.   Subject to applicable Law, upon reasonable notice and without unreasonable interference with the Company’s operations, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, Contracts, systems, books and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided further that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company in writing. All such information shall be governed by the terms of the Confidentiality Agreement. Parent shall reimburse the Company for all reasonable out-of-pocket costs (which, for the avoidance of doubt, will not include salaries or other compensation costs of employees of the Company and its Subsidiaries) incurred by the Company and its Subsidiaries pursuant to this Section 6.6.

6.7.   Stock Exchange De-listing.   Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

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6.8.   Publicity.   Except with respect to any Change of Recommendation made in accordance with this Agreement, the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

6.9.   Employee Benefits.   (a) Parent agrees that from and after the Effective Time the employees of the Company and its Subsidiaries as of the Effective Time (“Company Employees”) will be eligible to participate in the employee benefit plans of Parent on substantially the same terms and conditions of similarly situated employees of Parent; provided that during the period commencing at the Effective Time and ending on the date that Parent determines to generally transition the Company’s benefit arrangements (such date not to be later than eighteen (18) months following the Effective Time, although the Company shall use reasonable best efforts to transition the Company’s benefit arrangements by nine (9) months following the Effective Time), Parent shall provide the Company Employees with pension and welfare benefits under employee benefit plans that are substantially comparable in the aggregate to those currently provided by the Company and its Subsidiaries to such employees immediately prior to the Effective Time. Parent will cause any employee benefit plans in which the Company Employees are entitled to participate (“Parent Plans”) to take into account for purposes of eligibility, and vesting thereunder, except to the extent it would result in a duplication of benefits, service by Company Employees to the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable Benefit Plan. Each Parent Plan shall waive pre-existing condition limitations to the extent waived or not applicable under the corresponding Benefit Plan. Company Employees shall be given credit under the applicable Parent Plan for amounts paid prior to the Effective Time under a corresponding Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan. Notwithstanding the foregoing, nothing contained herein shall (1) obligate Parent, the Surviving Corporation or any of their Affiliates to (i) maintain any particular benefit plan or the particular provisions of any benefit plan or (ii) retain the employment of any particular employee; (2) be treated as an amendment of any Benefit Plan or (3) give any third party any right to enforce the provisions of this Section 6.9.

(b)   Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (1) cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation and (2) cause the Company’s 401(k) plan and, to the extent permitted by Section 409A of the Code, supplemental 401(k) plan to be terminated effective immediately prior to the Effective Time.

(c)   From and after the Effective Time, Parent and the Surviving Corporation shall treat the consummation of the Merger and the transactions contemplated by this Agreement as a “change in control” for purposes of the 21st Century Insurance Group Supplemental Executive Retirement Plan (the “SERP”). Immediately prior to the Effective Time, the Company shall terminate the Executive Severance Plan for 20th Century Industries (the “ESP”).

(d)   Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the

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communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(e)   The Company shall, as soon as practicable following the date hereof, amend the SERP to provide that (i) all benefits under the SERP will cease to accrue as of the Effective Time, and (ii) participants in the SERP who are actively employed by the Company or an Affiliate as of the date hereof shall have the opportunity, prior to the Effective Time, to make a one time, irrevocable election to have their benefits under the SERP be paid out to them, in cash, on January 4, 2008 (subject to compliance with applicable law), which payment shall be in full satisfaction of such participant’s rights under the SERP. The amount of the payment which each SERP participant shall be entitled to elect shall be as set forth on Section 6.9(e) of the Company Disclosure Letter.

6.10.   Expenses.   Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.11.   Indemnification; Directors’ and Officers’ Insurance.   (a) From and after the Effective Time, Parent and the Surviving Corporation agree that they will jointly and severally indemnify and hold harmless each present and former director and officer of the Company and any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or by-laws in effect on the date hereof to indemnify such Person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided further that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Delaware law and the Company’s certificate of incorporation and by-laws shall be made by independent counsel selected by the Indemnified Party (such independent counsel to be reasonably acceptable to the Surviving Corporation).

(b)   Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party and then only to such extent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, provided that the smallest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter to the extent

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reasonable; and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

(c)   Prior to the Effective Time, the Company shall and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for “tail” insurance policies with a claims period of six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies a premium amount in excess of the amount set forth in Schedule 6.11(c) of the Company Disclosure Letter. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six (6)-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)   If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(e)   The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f)   The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

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6.12.   Debenture.   The Company agrees to use its reasonable best efforts to promptly take or cause to be taken all actions, and do or cause to be done all things, reasonably requested by Parent with respect to the assumption, redemption, exchange offer or deregistration of the 5.90% Senior Notes issued under the Indenture dated as of December 9, 2003 (the “Indenture”) between the Company and The Bank of New York, as trustee; provided, however, that the parties hereby agree and acknowledge that this Section shall not require, or be construed to require, the Company to irrevocably effect any assumption, redemption, exchange offer or deregistration prior to the Closing.

6.13.   Other Actions by the Company.

(a)   Takeover Statutes.   If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(b)   Section 16 Matters.   Prior to the Effective Time, the board of directors of the Company shall adopt resolutions that specify (1) the name of each individual whose disposition of Shares (including Company Options and other derivative securities with respect to Shares) is to be exempted, (2) the number of Shares (including Company Options and other derivative securities with respect to Shares) to be disposed of by each such individual and (3) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act. The Company shall provide to counsel of Parent for its review a true and complete copy of such resolutions to be adopted by the board of directors of the Company prior to such adoption.

(c)   Tax Certificate.   Immediately prior to the Closing, the Company shall provide Parent a statement pursuant to Treasury Regulations Section 1.1445-2(c)(3) certifying that the Company is not a U.S. real property interest (as defined by the Code).

6.14.   Parent Vote.   (a) Without limiting the effect of any vote or consent of Parent with respect to any shares of common stock of Merger Sub prior to the date hereof, Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of common stock of Merger Sub beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of stockholders of Merger Sub at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of Merger Sub by consent in lieu of a meeting).

(b)   Parent shall vote or cause to be voted any Shares beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted, in each case as of the date hereof, in favor of the adoption and approval of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof. With respect to such Shares, Parent agrees that any action to adopt and approve this Agreement shall be made only at a duly convened meeting of stockholders of the Company for such purpose and that Parent shall not and shall cause its Subsidiaries not to act by written consent in lieu of a meeting to approve and adopt this Agreement or the transactions contemplated hereby.

6.15.   Continuation of Special Committee.   Parent and Merger Sub agree that, from and after the date of this Agreement, subject to applicable law, at all times prior to the earlier of (i) the Closing or (ii) the termination of this Agreement, they shall not authorize their designees to the Company’s board of directors to terminate the existence of the Special Committee or materially change its duties or authority

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or its current membership (so long as its existing members are willing to serve and have not been removed for cause).

ARTICLE VII

Conditions

7.1.   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a)   Stockholder Approval.   This Agreement shall have been duly approved and adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable law and the certificate of incorporation and by-laws of the Company.

(b)   Litigation.   No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

7.2.   Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing Date of the following conditions:

(a)   Representations and Warranties.   (i) The representations and warranties of the Company contained in Section 5.1(b) Capital Structure, 5.1(c) Corporate Authority; Approval and Fairness and 5.1(l) Takeover Statutes hereof, shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date; (ii) the representation and warranty of the Company contained in Section 5.1(f)(i) shall be true and correct as of the Closing Date as though made on and as of such date and time; and (iii) the remaining representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty relates to an earlier date, in which case as of such earlier date) without regard to any qualifications or references to “Company Material Adverse Effect”, “material” or any other materiality qualifications or references contained in any specific representation or warranty with only such exceptions as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)   No Restraints.   There shall not be instituted or pending any suit, action or proceeding in which a Governmental Entity of competent jurisdiction is seeking an Adverse Condition, and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Merger individually or in the aggregate resulting in, or that is reasonably likely to result in, an Adverse Condition.

(d)   Governmental Consents.   All Company Approvals, Parent Approvals and Governmental Consents that have been obtained shall have been obtained without the imposition of any term, condition or consequence the acceptance of which would constitute an Adverse Condition.

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7.3.   Conditions to Obligation of the Company.   The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing Date of the following conditions:

(a)   Representations and Warranties.   The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty relates to an earlier date, in which case as of such earlier date). The Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)   Performance of Obligations of Parent and Merger Sub.   Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

(c)   Governmental Consents.   All Company Approvals and all Parent Approvals shall have been obtained or made. Other than the filing pursuant to Section 1.3, all other material authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated hereby by the Company, Parent and Merger Sub (“Governmental Consents”) shall have been made or obtained (as the case may be).

ARTICLE VIII

Termination

8.1.   Termination by Mutual Consent.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company (acting through the Special Committee, if then in existence) and Parent.

8.2.   Termination by Either Parent or the Company.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company (acting through the Special Committee, if then in existence) if (a) the Merger shall not have been consummated by November 30, 2007, whether such date is before or after the date of approval by the stockholders of the Company referred to in Section 7.1(a); provided, however, that if Parent or the Company determines that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the Merger by any Governmental Entity, the Termination Date may be extended to a date not beyond February 29, 2008 (the “Termination Date”) if either Parent or the Company notifies the other party in writing on or prior to November 30, 2007, (b) the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof, (c) the board of directors of the Company (upon the recommendation of the Special Committee, if then in existence) or the Special Committee shall have made a Change of Recommendation or (d) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company referred to in Section 7.1(a)); provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

8.3.   Termination by the Company.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company (acting through the Special Committee, if then in existence) if there has been a breach of any representation, warranty, covenant or

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agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) is incapable of being satisfied; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3 if the Company is then in material breach of any of its covenants or agreements contained in this Agreement.

8.4.   Termination by Parent.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) is incapable of being satisfied; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to Section 8.4 if (i) Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement or (ii) the exercise of control over the Company by Parent, Merger Sub or any of their affiliates or the exercise of Parent’s rights as a stockholder of the Company, is the primary cause of the breach by the Company giving rise to Parent’s right to terminate this Agreement pursuant to Section 8.4 or its inability to cure such breach.

8.5.   Effect of Termination and Abandonment.   (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b)   In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.2(c), then the Company shall promptly, but in no event later than two (2) days after the date of such termination, pay Parent a termination fee of $24,300,000 (the “Termination Fee”), payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a final and non-appealable judgment, or the period of time for all appeals has expired, against the Company for the fee set forth in this Section 8.5(b) or any portion of such fee, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.5(b), the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

ARTICLE IX

Miscellaneous and General

9.1.   Survival.   This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Employee Benefits), 6.10 (Expenses) and 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the

41

termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2.   Modification or Amendment.   Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3.   Waiver of Conditions.   The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4.   Counterparts.   This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5.   GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.   (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

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(c)   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

9.6.   Notices.   Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

If to Parent or Merger Sub:
American International Group, Inc.,
70 Pine Street, New York, New York 10270.
Attention: David H. Saks
fax: (212) 770-7234
with a copy to General Counsel
fax: (212) 425-2175
(with a copy to
Sullivan & Cromwell LLP,
125 Broad Street, New York, NY 10004
Attention: Stephen M. Kotran, Esq.
fax: (212) 558-3378)
If to the Company:
21st Century Insurance Group,
6301 Owensmouth Avenue, 11th Floor,
Woodland Hills, CA 91367.
Attention: General Counsel
fax: (818) 704-3737
(with a copy to
Skadden, Arps, Slate, Meagher & Flom LLP,
333 West Wacker Drive, Chicago, Illinois 60606
Attention: Peter Krupp, Esq.
Byron Vance, Esq.
fax: (312) 407-0411)

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that, if given by facsimile, such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7.   Entire Agreement.   This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement, dated August 17, 2006, between Parent and the Company (the

43

“Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8.   No Third-Party Beneficiaries.   Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third-party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9.   Obligations of Parent and of the Company.   Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10.   Definitions.   Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.11.   Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

44

9.12.   Interpretation; Construction.   (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)   Each party hereto has or may have set forth information in its respective Disclosure Letter in a schedule thereof that corresponds to the Section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.13.   Knowledge.   When references are made in this agreement of information being “to the knowledge of Parent” or “the knowledge of the Company” or similar language, such knowledge shall refer to the knowledge of the officers of Parent or the Company, as the case may be, listed on Schedule 9.13 of the Parent Disclosure Letter and the Company Disclosure Letter, as the case may be. Such individuals shall be deemed to have “knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) such individual should reasonably have been aware of such fact or other matter based on such individual’s office or position.

9.14.   Assignment.   This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation, provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

45

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

21ST CENTURY INSURANCE GROUP
By:	/s/ MICHAEL J. CASSANEGO
	Name:	Michael J. Cassanego
	Title:	Senior Vice President, Secretary and General Counsel
AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/ BRIAN T. SCHREIBER
	Name:	Brian T. Schreiber
	Title:	Senior Vice President Strategic Planning
Aig Tw CORP.
By:	/s/ BRIAN T. SCHREIBER
	Name:	Brian T. Schreiber
	Title:	President

[Agreement and Plan of Merger Signature Page]

ANNEX A

DEFINED TERMS

Terms	Section
Acquisition Proposal	6.2(b)
Adverse Condition	6.5(b)
Affiliate	5.1(i)(ii)
Agent	5.1(r)(i)
Agreement	Preamble
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
business day	1.2
By-Laws	2.2
Certificate	4.1(a)
Change of Recommendation	6.2(c)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	5.1(h)(ii)
Company	Preamble
Company Actuarial Analyses	5.1(r)(iii)
Company Approvals	5.1(d)(i)
Company Awards	4.3(b)
Company Disclosure Letter	5.1
Company Employees	6.9(a)
Company Insurance Contracts	5.1(r)(i)
Company Insurance Subsidiaries	5.1(a)(ii)
Company Investment Assets	5.1(t)
Company Material Adverse Effect	5.1(a)
Company Option	4.3(a)
Company Recommendation	5.1(c)(ii)(A)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)(i)
Company SAP Statements	5.1(e)(v)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Costs	6.11(a)
D&O Insurance	6.11(c)
Delaware Certificate of Merger	1.3
DGCL	1.1
Dissenting Stockholders	4.1(a)
Effective Time	1.3
Employees	5.1(h)(i)
Encumbrance	5.1(k)(iv)
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iii)
ERISA Plan	5.1(h)(ii)

ESP	6.9(c)
Exchange Act	5.1(a)
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
Forms	5.1(r)(i)
GAAP	5.1(a)(J)
Government Contract	5.1(j)(i)
Governmental Consents	7.3(c)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
HSR Act	5.1(b)(ii)
Indemnified Parties	6.11(a)
Indenture	6.12
Insurance Authorities	5.1(d)(i)
Insurance Laws	5.1(i)(i)
Insurance Policies	5.1(q)
Intellectual Property	5.1(p)(v)
Interim SAP Statements	5.1(e)(v)
IRS	5.1(h)(ii)
IT Assets	5.1(p)(v)
Laws	5.1(i)(ii)
Leased Real Property	5.1(k)(ii)
Licenses	5.1(i)(ii)
Lien	5.1(b)(i)
Material Contracts	5.1(j)(i)(N)
Merger	Recitals
Merger Sub	Preamble
Notice of Change of Recommendation	6.2(c)
Order	7.1(b)
Owned Real Property	5.1(k)(i)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Parent Disclosure Letter	5.2
Parent Plans	6.9(a)
Paying Agent	4.2(a)
PBGC	5.1(h)(iii)
Pension Plan	5.1(h)(ii)
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Proxy Statement	6.3
Replacement RSUs	4.3(a)
Representatives	6.2(a)
SAP	5.1(e)(v)
Sarbanes-Oxley Act	5.1(e)(i)
Schedule 13E-3	5.1(d)(i)
SEC	5.1
Securities Act	5.1(e)(i)
SERP	6.9(c)

Share	4.1(a)
Shares	4.1(a)
Significant Subsidiary	5.1(a)
Special Committee	Recitals
Stock Plans	5.1(b)(i)
Stockholders Meeting	6.4
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax	5.1(n)
Tax Return	5.1(n)
Taxes	5.1(n)
Termination Date	8.2
Termination Fee	8.5(b)
Trade Secrets	5.1(p)(v)

ANNEX B

May 14, 2007

The Special Committee of the Board of Directors
21st Century Insurance Group
21st Century Plaza
6301 Owensmouth Avenue
Woodland Hills, CA 91367

Members of the Special Committee of the Board of Directors:

We understand that 21st Century Insurance Group (“21st Century”) intends to enter into a transaction (the “Proposed Transaction”) with American International Group (“AIG”) pursuant to which, among other things, AIG TW Corp, a wholly-owned subsidiary of AIG (“Merger Sub”) will merge with and into 21st Century with 21st Century surviving the merger. We further understand that, upon the effectiveness of the merger, each share of common stock of 21st Century issued and outstanding immediately prior to such effective time (other than certain shares of common stock owned directly or indirectly by AIG, 21st Century and their respective subsidiaries and otherwise as set forth in the Agreement (as defined below)) will be converted into the right to receive $22.00 in cash. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of May 14, 2007, between 21st Century, AIG and Merger Sub (the “Agreement”).

We have been requested by the Special Committee of the Board of Directors of 21st Century (the “Special Committee”) to render our opinion with respect to the fairness, from a financial point of view, to the stockholders of 21st Century other than AIG and its subsidiaries (collectively, the “Minority Stockholders”) of the consideration to be offered to such Minority Stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, 21st Century’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we have reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning 21st Century that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, Amended Annual Report on Form 10-K/A filed on April 26, 2007 for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, (3) financial and operating information with respect to the business, operations and prospects of 21st Century furnished to us by 21st Century, including financial projections of 21st Century and estimated cost savings and operating synergies expected to result from the Proposed Transaction (the “Expected Synergies”), in each case as prepared by the management of 21st Century, (4) published estimates of independent research analysts with respect to the future financial performance of 21st Century, (5) a trading history of the common stock of 21st Century from May 10, 2006 to May 10, 2007 and a comparison of such trading history with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of 21st Century with those of other companies that we deemed relevant, (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant and (8) public statements made by AIG with respect to its ownership interest in 21st Century, including the information contained in Schedule 13D/A (including any exhibits thereto) as filed by AIG on January 24, 2007. In addition, we have had discussions with the management of 21st Century and concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

B-1

We have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the management of 21st Century that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of 21st Century, upon advice of 21st Century, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of 21st Century as to the future financial performance of 21st Century. However, for the purpose of our analysis, upon discussions with the management of 21st Century, such management projections were adjusted to reflect a more efficient usage of excess capital to align 21st Century’s practice with industry standards and they have agreed with the appropriateness of the use of, and our reliance upon, this concept in performing our analysis. In addition, upon the advice of 21st Century, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of 21st Century and have not made or obtained any evaluations or appraisals of the respective assets or liabilities of 21st Century. Furthermore, we are not actuaries and our services did not include actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions. In that regard, we have made no analyses of, and express no opinions as to, the adequacy of insurance reserves of 21st Century and have relied upon information furnished to us by 21st Century as to the adequacy of such reserves. In addition, you have not authorized us to solicit, and we have not solicited any indications of interest from any third party with respect to the sale of all or a part of 21st Century. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the Minority Stockholders in the Proposed Transaction is fair to such Minority Stockholders.

We have acted as financial advisor to the Special Committee in connection with the Proposed Transaction and will receive a fee for our services, parts of which has been paid as a retainer and at the time of delivery of this opinion, and the remainder of which is contingent upon the consummation of the Proposed Transaction. In addition, 21st Century has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed investment banking services for 21st Century and AIG in the past, and expect to continue to provide such services in the future, and have received, and expect to receive, customary compensation for such services. In the ordinary course of our business, we actively trade in the securities and loans, if any, of 21st Century and AIG for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities or loans.

This opinion is for the use and benefit of the Special Committee and is rendered to the Special Committee in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of 21st Century as to how such stockholder should vote or act with respect to the Proposed Transaction.

Very truly yours,
LEHMAN BROTHERS

B-2

ANNEX C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal Rights

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.      Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.      Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.      Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.      Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

ANNEX D

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1, dated as of June 8, 2007 (hereinafter called this “Amendment”), to that certain Agreement and Plan of Merger (the “Agreement and Plan of Merger”), dated as of May 15, 2007, among 21st Century Insurance Group, a Delaware corporation (the “Company”), American International Group, Inc., a Delaware corporation (“Parent”), and AIG TW Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Agreement and Plan of Merger.

RECITALS

WHEREAS, the Company, Parent and Merger Sub desire to make a certain amendment to the Agreement, pursuant to Section 9.2 of the Agreement and Plan of Merger;

NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties hereto agree as follows:

1.   Section 7.2(d) of the Agreement and Plan of Merger is hereby amended and restated in its entirety to read as follows:

Governmental Consents.   All Company Approvals, Parent Approvals and Governmental Consents shall have been obtained or made, and shall have been obtained without the imposition of any term, condition or consequence the acceptance of which would constitute an Adverse Condition.

2.   This Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

[Signature Page Follows]

D-1

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

21ST CENTURY INSURANCE GROUP
By:	/s/ Michael J. Cassanego
	Name:	Michael J. Cassanego
	Title:	Senior Vice President, Secretary and General Counsel
AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/ Brian T. Schreiber
	Name:	Brian T. Schreiber
	Title:	Senior Vice President—Strategic Planning
AIG TW CORP.
By:	/s/ Brian T. Schreiber
	Name:	Brian T. Schreiber
	Title:	President

[Amendment No. 1 Signature Page]

D-2

‚ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ‚

PRELIMINARY COPIES

PROXY

21ST CENTURY INSURANCE GROUP

Special Meeting of Stockholders to be Held                    , 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
21ST CENTURY INSURANCE GROUP

The undersigned constitutes and appoints [•] and [•], and each of them, each with full power to act without the other, and each with full power of substitution, the true and lawful proxies of the undersigned, to represent and vote, as designated below and in their discretion upon such other business as may properly come before the special meeting or any adjournment or postponement thereof, all shares of the common stock of 21st Century Insurance Group that the undersigned is entitled to vote at the special meeting of stockholders of such corporation to be held at the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California 91367, on             , 2007, at 10:00 a.m., local time, and at any adjournment or postponement thereof:

The Board of Directors recommends a vote FOR Item 1.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR item 1.

The undersigned acknowledges receipt of the notice of said special meeting and the accompanying proxy statement.

(Continued and to be signed on reverse side)

21ST CENTURY INSURANCE GROUP

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD                  , 2007

Vote-by-Internet	OR	Vote-by-Telephone
Log on to the Internet and go to http://www.voteproxy.com		Call toll-free 1-800-PROXIES (1-800-776-9437)

If you vote over the Internet or by telephone, please do not mail your card.

YOUR VOTE IS IMPORTANT!

Please vote, sign, date, detach and mail the proxy card
promptly using the enclosed envelope

”        Fold and detach here          ”

PLEASE MARK VOTES AS IN THIS EXAMPLE USING DARK INK ONLY.  ¢

1.                  To approve the Agreement and Plan of Merger, dated as of May 15, 2007, among 21st Century Insurance Group, American International Group, Inc. and
 AIG TW Corp.

☐  FOR

☐  AGAINST

☐  ABSTAIN

Signature(s): __________________________________________________________________________________      Date: ________________

NOTE:              Please sign exactly as your name appears on your stock certificate. Joint owners should each sign personally. A corporation should sign full corporate name by duly authorized officers and affix corporate seal, if any. When signing as attorney, executor, administrator, trustee or guardian, give full title as such.